                                        Exhibit 99.1
EXPLANATORY NOTE

This Exhibit 99.1 includes the following revised portions of the 2024 Annual Report on Form 10-K ("2024 Form 10-K") of Global Payments Inc. (the "Company," "we" or "our") for all periods presented to reflect the presentation of our Issuer Solutions business as a discontinued operation and, where applicable, changes to reportable segments, as well as changes to our presentation of cash flows and disaggregated Merchant Solutions revenues:

•Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
•Part II, Item 8. Financial Statements and Supplementary Data
•Part IV, Item 15. Exhibits, Financial Statement Schedules

Except as specifically set forth herein to disclose information related to certain proposed transactions described below and to reflect the historical results of our Issuer Solutions business as a discontinued operation and to conform our statement of cash flows and disaggregated Merchant Solutions revenues to our current presentation, no revisions have been made to our 2024 Form 10-K to update for other information, developments or events that have occurred since such filing. This Exhibit 99.1 should be read in conjunction with our 2024 Form 10-K and subsequent filings with the SEC, including Quarterly Reports on Form 10-Q for the periods ended March 31, 2025, June 30, 2025 and September 30, 2025 and Current Reports on Form 8-K. These subsequent SEC filings contain important information regarding events, risks, developments and updates affecting the Company and our expectations that have occurred since the filing of our 2024 Form 10-K. The information contained herein is not an amendment to, or a restatement of our 2024 Form 10-K. Unaffected items and unaffected portions of our 2024 Form 10-K have not been repeated in, and are not amended or modified by this Exhibit 99.1.

GLOBAL PAYMENTS INC.
For the annual period ended December 31, 2024

PART II

ITEM 7 - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Item 8 - Financial Statements and Supplementary Data" of this exhibit. This discussion and analysis contains forward-looking statements about our plans and expectations of what may happen in the future. Forward-looking statements are based on a number of assumptions and estimates that are inherently subject to significant risks and uncertainties, and our actual results could differ materially from the results anticipated by our forward-looking statements as a result of many known and unknown factors, including, but not limited to those discussed in “Item 1A – Risk Factors” of the 2024 Form 10-K.

On April 17, 2025, we entered into definitive agreements to acquire 100% of Worldpay Holdco, LLC (“Worldpay”) from Fidelity National Information Services, Inc. (“FIS”) and affiliates of GTCR LLC (“GTCR”) and divest our Issuer Solutions business to FIS. Worldpay is an industry leading payments technology and solutions company. Consideration expected to be paid to GTCR for an ownership interest in Worldpay consists of (1) approximately $6.1 billion in cash and (2) 43.3 million shares of Global Payments common stock. Consideration expected to be received for the divestiture of our Issuer Solutions business consists of (1) approximately $7.5 billion in cash and (2) FIS’ ownership interest in Worldpay as described above. Our Issuer Solutions business met the criteria to be classified as a discontinued operation and we present the historical operations of our former Issuer Solutions reportable segment as discontinued operations for all periods presented accordingly. Our continuing operations consists of our Merchant Solutions business and corporate functions. See “Note 3—Business Dispositions and Discontinued Operations” in the notes to the accompanying audited consolidated financial statements for further information.

The proposed acquisition of Worldpay and divestiture of our Issuer Solutions business will occur simultaneously, and are expected to close in the first quarter of 2026. In connection with the agreements, we initially obtained $7.7 billion in committed bridge financing. Upon the effectiveness of the revolving credit agreement entered into on May 15, 2025 as described in "Note 9—Long-Term Debt and Lines of Credit," we reduced the commitments related to the bridge financing to $6.2 billion.

Executive Overview

We are a leading payments technology company delivering innovative software and services to our customers globally. Our technologies, services and team member expertise allow us to provide a broad range of solutions that enable our customers to operate their businesses more efficiently across a variety of channels around the world.

We have grown organically, as well as through acquisitions, and continue to invest in new technology solutions, infrastructure to support our growing business and the ongoing consolidation and enhancement of our operating platforms. These investments include new product development and innovation to further enhance and differentiate our suite of technology and solutions available to customers, along with migration of certain underlying technology platforms to cloud environments to enhance performance, improve speed to market and drive cost efficiencies. We also continue to execute on integration and business transformation activities, such as combining business operations, streamlining technology infrastructure, eliminating duplicative corporate and operational support structures and realizing scale efficiencies.

We have furthered our business strategy through the following key transactions during 2024:

•We completed the sale of AdvancedMD, Inc. ("AdvancedMD") in December 2024 for approximately $1 billion, subject to certain closing adjustments, and up to $125 million contingent upon the purchaser achieving certain specified returns. AdvancedMD is a provider of software-as-a-service solutions to small-to-medium sized ambulatory physician practices in the United States and was included in our Merchant Solutions segment prior to disposition. We recognized a gain on the sale of $273.1 million during the year ended December 31, 2024.

•Our capital structure initiatives during 2024 included the issuance of $2.0 billion in aggregate principal amount of 1.500% convertible senior notes due March 2031 through a private placement. In connection with the issuance of the notes, we entered into privately negotiated capped call transactions to hedge the potential dilutive effect upon conversion of the notes, or offset our cash obligation if the cash settlement option were to be elected, for amounts in excess of the principal amount of converted notes up to a cap price.

Highlights related to our results of operations for the year ended December 31, 2024 include the following:

•Revenues for the year ended December 31, 2024 increased to $7,688.7 million, compared to $7,333.7 million for the prior year. The increase in consolidated revenues was primarily due to growth in transaction volume. The year-over-year favorable effect on revenues from the EVO business acquired in March 2023 was offset by the unfavorable effect on revenues from the dispositions of our gaming and consumer businesses in April 2023.

•Merchant Solutions segment operating income and operating margin for the year ended December 31, 2024 increased compared to the prior year primarily due to the favorable effect of increases in revenues, as certain fixed costs do not vary with revenues. Merchant Solutions operating income for the year ended December 31, 2024 also reflected an increase related to the acquired EVO business, as the year ended December 31, 2023 only included the acquisition for a portion of the period.

•Consolidated operating income for the year ended December 31, 2024 included the favorable effects of the increase in revenues as compared to the prior year, as well as lower acquisition and integration expenses and share-based compensation expense. These favorable effects were offset by expenses related to business transformation activities and an increase in amortization of acquired intangibles, primarily related to the acquisition of EVO. Consolidated operating income for the year ended December 31, 2024 included the gain on the sale of AdvancedMD described above. Consolidated operating income for the year ended December 31, 2023 included the effects of the gain on the sale of our gaming business and the loss on the sale of our consumer business.

Strategy and Business Transformation

Early in 2024, we launched a holistic review of our business to examine our strategy, operations and ability to deliver sustainable performance. We have refreshed our strategy and are focusing our resources, efforts and investments on the areas of the business that will drive the best opportunities for growth.

These strategic, organizational and operational transformation activities are expected to continue over the next few years. As we focus on executing and delivering transformation initiatives, we have incurred and anticipate incurring incremental expenses related to the transformation and potential additional asset impairment charges through early 2027. We are also undertaking a strategic review of our business portfolio to evaluate potential assets for disposition to further streamline our business and create value for shareholders.

We currently expect our transformation initiatives to generate more than $650 million of annual run-rate operating income benefit by the first half of 2027.

Continuing and Emerging Trends

The payments technology industry continues to evolve and grow worldwide and as a result, certain large payment technology companies, including us, have expanded operations globally by pursuing acquisitions and creating alliances and joint ventures. We expect to continue to expand into new markets and pursue additional acquisitions and joint ventures in existing markets to increase our scale and improve our competitiveness.

The industry continues to grow globally as a result of wider merchant acceptance and increased use of credit and debit cards, advances in payment processing technology and migration to ecommerce, omnichannel and contactless payment solutions. The proliferation of credit and debit cards, as well as other digital payment solutions, has made the acceptance of digital payments a virtual necessity for many businesses, regardless of size, in order to remain competitive. Furthermore, the expanding digitization of the economy and availability and access to financial services increases the demand for cards and digital payment solutions, which in turn drives growth in acceptance and transaction volumes. We believe the increased use of cards and the availability of more sophisticated technology services to all market segments will continue to result in an increasingly competitive and specialized industry.

The use of digital payment solutions, the need for development of technologies and digital-based solutions and expansion of ecommerce, omnichannel and contactless payment solutions has accelerated. We believe that the number of digital payment transactions will continue to grow and that an increasing percentage of these will be facilitated through emerging technologies. As a result, we expect an increasing portion of our future capital investment will be allocated to support the development of new and emerging technologies, including technology modernization, innovation and integration through strategic partnerships.

We also believe new markets will continue to develop and expand in areas that have been previously dominated by paper-based transactions. We expect industries such as education, government and healthcare, as well as recurring payments and business-to-business ("B2B") payments, to continue to see transactions migrate to digital-based solutions. We anticipate that the continued development of new services and technologies, the emergence of new vertical markets and continued expansion of technology-enabled ecommerce and omnichannel solutions, including expanded scale and market reach through new innovative cloud-based capabilities and strategic partnerships, will be a factor in the growth of our business and our revenues in the future. Furthermore, due to its benefits and growth potential, we anticipate the increased exploration of use of AI in the payments industry.

Macroeconomic Effects and Other Global Conditions

We are exposed to general economic conditions, including currency fluctuations, inflation, rising interest rates and other conditions that affect the overall level of consumer, business and government spending, which could negatively affect our financial performance. When adverse macroeconomic conditions arise, we evaluate where we may be able to implement cost-saving measures, including those related to headcount and discretionary expenses. We may also experience the effects of heightened geopolitical and economic instability or increased difficulty of conducting business in a country or region due to actual or potential political or military conflict or action.

Certain of our operations are conducted in foreign currencies. Consequently, a portion of our revenues and expenses has been and may continue to be affected by fluctuations in foreign currency exchange rates. A strengthening of the U.S. dollar or other significant fluctuations in foreign currency exchange rates could result in an adverse effect on our future financial results; however, we are unable to predict the extent of the potential effect on our financial results.

We have sought to reduce our interest rate risk through the issuance of fixed rate debt in place of variable rate debt and through interest rate swap hedging arrangements that convert a significant portion of the eligible variable rate borrowings under our revolving credit facility to a fixed rate. However, inflationary pressure or interest rate fluctuations could adversely affect our business and financial performance as a result of higher costs and/or lower consumer spending. In addition, continued inflation or a rise in interest rates could have an adverse effect on our future financial results and the recoverability of assets. However, as the future magnitude, duration and effects of these conditions are difficult to predict, we are unable to project the extent of the potential effect on our financial results.

We regularly maintain cash balances with financial institutions in excess of the Federal Deposit Insurance Corporation insurance limit or the equivalent outside the U.S. A disruption in financial markets could harm our banking partners, which could affect our ability to access our cash or cash equivalents, our ability to provide settlement services or our customers' ability to access their existing cash to fulfill their payment obligations to us. The occurrence of these events could negatively affect our business, financial condition and results of operations.

Results of Operations

Key Drivers of our Results of Operations

Our revenues are dependent upon the volume of payment transactions we process, cardholder accounts on file and other factors (referred to herein as "transaction volume"). As the majority of our services are priced as a percentage of transaction value or specified fee per unit or transaction, many under multi-year customer arrangements, our revenues generally grow period-over-period in line with the rate of increase in transaction volume.

Our operating expenses consist primarily of amortization of intangible assets, the cost of the technology to provide services to our customers and our people costs to support the operations. Many of those costs do not vary directly with the level of payment transactions we process for our customers, generating operating leverage. As revenues increase, operating income and operating margin (operating income as a percentage of revenues) generally increase.

We also grow our business through strategic acquisitions of similar businesses. Our revenues increase from the transaction volume from the customers of the acquired businesses. As we integrate the businesses, we also are able to improve operating income and operating margin by generating synergies to lower the cost base of those businesses.

Revenues

Merchant Solutions. The majority of our Merchant Solutions segment revenues is generated by services priced as a percentage of transaction value or a specified fee per transaction, depending on card type or industry vertical. We also earn software subscription and licensing fees, as well as other fees for specific value-added services that may be unrelated to the number or value of transactions. Merchant Solutions segment revenues depend upon a number of factors, such as demand for and price of our services, the technological competitiveness of our offerings, our reputation for providing timely and reliable service, competition within our industry and general economic conditions.

We provide payment technology and software solutions to customers and fund settlement either directly, in markets where we have direct membership with the payment networks, or through our relationship with a member financial institution in markets where we are sponsored. Revenues are generally recognized as billed to the customer, net of interchange fees and payment network fees. We market our services through a variety of distribution channels, including a direct sales force, trade associations, agent and enterprise software providers and referral arrangements with value-added resellers ("VARs"). We also provide services to merchants referred by independent sales organizations ("ISOs"), payment facilitators and financial institutions. In certain of these arrangements, the external partner receives a share of the customer profitability in the form of a monthly residual payment, which is reflected as a component of selling, general and administrative expenses in the accompanying consolidated statements of income.

Issuer Solutions. Issuer Solutions revenues, which are presented as a discontinued operation, are primarily derived from long-term processing contracts with financial institutions and other financial services providers. Payment processing services revenues are generated primarily from charges based on the number of accounts on file, transactions and authorizations processed, statements generated and/or mailed, managed services, cards embossed and mailed and other processing services for cardholder accounts on file. Most of these customer contracts have prescribed annual minimums, penalties for early termination and service level agreements that may affect contractual fees if specific service levels are not achieved. Issuer Solutions revenues also include loyalty redemption services, professional services, and fees from B2B payments services and other financial service solutions marketed to businesses, including software-as-a-service (“SaaS”) offerings that automate key procurement processes, provide invoice capture, coding and approval, and enable virtual cards and integrated payments options across a variety of key vertical markets.

Consumer Solutions. During the second quarter of 2023, we completed the sale of the consumer portion of our Netspend business, which comprised our former Consumer Solutions segment. For the periods prior to disposition, our Consumer Solutions arrangements included a stand-ready performance obligation to provide account access and facilitate purchase transactions. Revenues principally consisted of fees collected from cardholders and fees generated by cardholder activity in connection with the programs that we managed. Customers were typically charged a fee for each purchase transaction made using their cards, unless the customer was on a monthly or annual service plan, in which case the customer was instead charged a monthly or annual subscription fee, as applicable. Customers were also charged a monthly maintenance fee after a specified period of inactivity. We also charged fees associated with additional services offered in connection with our accounts, including the use of overdraft features, a variety of bill payment options, card replacement, foreign exchange and card-to-card transfers of funds initiated through our call centers. Revenues were recognized net of fees charged by the payment networks for services they provided in processing transactions routed through them.

Operating Expenses

Cost of Service. Cost of service consists primarily of salaries, wages and related expenses paid to operations and technology-related personnel, including those who monitor our transaction processing systems and settlement functions; the cost of transaction processing systems, including third-party services; the cost of network telecommunications capability; depreciation and occupancy costs associated with the facilities supporting these functions; amortization of intangible assets; costs to fulfill customer contracts; provisions for operating losses; and, when applicable, integration costs. In our Issuer Solutions business, which is presented as a discontinued operation, cost of service also includes out-of-pocket reimbursable costs, such as postage and other production items.

Selling, General and Administrative Expenses. Selling, general and administrative expenses consist primarily of salaries, wages, commissions and related expenses paid to sales personnel, customer support functions other than those supporting revenues, administrative employees and management; share-based compensation; costs to obtain customer contracts; residuals paid to ISOs; fees paid to VARs, independent contractors and other third parties; other selling expenses; depreciation and occupancy costs of leased space directly related to these functions; advertising costs; and, when applicable, acquisition and integration costs and business transformation costs.

Operating Income and Operating Margin

For the purpose of discussing segment operations, we refer to "operating income," which is calculated by subtracting segment direct expenses, including both cost of service and selling, general and administrative expenses, from segment revenues. Overhead and shared expenses, including share-based compensation, are not allocated to segment operations; they are reported in the caption "Corporate." Impairment of goodwill and gains or losses on business dispositions are also not included in determining segment operating income. In addition, in discussing segment operations we refer to "operating margin," which is calculated by dividing segment operating income by segment revenues.

Equity in Income of Equity Method Investments

We have equity method investments, including a 45% interest in China UnionPay Data Services Co., Ltd., which we account for using the equity method of accounting. Equity in income of equity method investments reflects our proportional share of earnings from these investments.

Continuing Operations

Year Ended December 31, 2024 Compared to Year Ended December 31, 2023

The following table sets forth key selected financial data for the years ended December 31, 2024 and 2023, this data as a percentage of total revenues, and the changes between periods in dollars and as a percentage of the prior-period amount. The income statement data for the years ended December 31, 2024 and 2023 is derived from the accompanying consolidated financial statements included in "Item 8 - Financial Statements and Supplementary Data" of this exhibit.

	Year Ended December 31,		Year Ended December 31,
(dollar amounts in thousands)	2024	% of Revenue(1)	2023	% of Revenue(1)	Change	% Change
Revenues(2):
Merchant Solutions	$7,688,703	100.0%	$7,151,793	97.5%	$536,910	7.5%
Consumer Solutions	—	—%	182,740	2.5%	(182,740)	(100.0)%
Intersegment eliminations	—	—%	(858)	—%	858	(100.0)%
Consolidated revenues	$7,688,703	100.0%	$7,333,675	100.0%	$355,028	4.8%

Operating expenses(2):
Cost of service:
Merchant Solutions	$2,008,126		$1,925,880		$82,246	4.3%
Consumer Solutions	—		120,436		(120,436)	(100.0)%
Intersegment eliminations	—		(2,141)		2,141	(100.0)%
Consolidated cost of service	$2,008,126	26.1%	$2,044,175	27.9%	$(36,049)	(1.8)%

Selling, general and administrative:
Merchant Solutions	$3,067,662		$2,880,658		$187,004	6.5%
Consumer Solutions	—		66,212		(66,212)	(100.0)%
Corporate	880,854		865,034		15,820	1.8%
Intersegment eliminations	—		1,283		(1,283)	(100.0)%
Consolidated selling, general and administrative	$3,948,516	51.4%	$3,813,187	52.0%	$135,329	3.5%

Net (gain) loss on business dispositions	(273,134)		136,744		(409,878)	NM
Consolidated operating expenses	$5,683,508	73.9%	$5,994,106	81.7%	$(310,598)	(5.2)%

Operating income (loss)(2):
Merchant Solutions	$2,612,915		$2,345,255		$267,660	11.4%
Consumer Solutions	—		(3,908)		3,908	(100.0)%
Corporate	(880,854)		(865,034)		(15,820)	1.8%
Net gain (loss) on business dispositions	273,134		(136,744)		409,878	NM
Consolidated operating income	$2,005,195	26.1%	$1,339,569	18.3%	$665,626	49.7%

Operating margin(2):
Merchant Solutions	34.0%		32.8%		1.2%
Consumer Solutions	—%		(2.1)%		2.1%

NM = Not meaningful

(1) Percentage amounts may not sum to the total due to rounding.

(2) Revenues, operating expenses, operating income and operating margin reflect the effects of acquired businesses from the respective acquisition dates and the effects of disposed businesses through the respective disposal dates. See “Note 2—Acquisitions” and “Note 3—Business Dispositions and Discontinued Operations” for further discussion.

Operating income included acquisition and integration expenses of $208.0 million and $332.6 million for the years ended December 31, 2024 and 2023, respectively, which were primarily included within Corporate selling, general and administrative expenses. For the years ended December 31, 2024 and 2023, operating loss for Corporate also included $13.4 million and $18.5 million, respectively, of other charges related to facilities exit activities.

During the year ended December 31, 2024, Corporate expenses also reflected costs of $99.1 million associated with our business transformation initiative and charges for employee termination benefits of $99.6 million, which included $19.4 million of share-based compensation expense.

Revenues

Consolidated revenues for the year ended December 31, 2024 increased by $355.0 million, or 4.8%, to $7,688.7 million from $7,333.7 million in the prior year.

Merchant Solutions Segment. Revenues from our Merchant Solutions segment for the year ended December 31, 2024 increased by $536.9 million, or 7.5%, to $7,688.7 million from $7,151.8 million in the prior year.

The increase in segment revenues was primarily due to the $479.5 million effect of higher transaction volume. In addition, our acquisition of EVO in March 2023 contributed $189.3 million to segment revenue growth during the year ended December 31, 2024, as the year ended December 31, 2023 only included the acquisition for a portion of the period. The revenues of the EVO business include the cross-selling of our service offerings into the acquired EVO customer base and other benefits to revenues from initiatives of the combined organization. There were no other material factors contributing to the change in segment revenues.

Consumer Solutions Segment. The year ended December 31, 2023 included revenues of $182.7 million related to the consumer business disposed of in April 2023.

Operating Expenses

Cost of Service. Cost of service for the year ended December 31, 2024 decreased by $36.0 million, or 1.8%, to $2,008.1 million from $2,044.2 million in the prior year. Cost of service as a percentage of revenues decreased to 26.1% for the year ended December 31, 2024 from 27.9% in the prior year.

Merchant Solutions Segment. Cost of service from our Merchant Solutions segment for the year ended December 31, 2024 increased by $82.2 million, or 4.3%, to $2,008.1 million from $1,925.9 million in the prior year. Cost of service as a percentage of segment revenues decreased to 26.1% for the year ended December 31, 2024 from 26.9% in the prior year. The effects of the acquired EVO business on cost of service was an increase of $73.0 million in the year ended December 31, 2024 compared to the prior year. Cost of service as a percentage of revenues was lower due to improved operating leverage and synergies related to the EVO acquisition.

Consumer Solutions Segment. The year ended December 31, 2023 included cost of service of $120.4 million related to the consumer business disposed of in April 2023. Our consumer business had a higher cost of service as a percentage of segment revenues relative to our Merchant Solutions segment and the disposition had the effect of reducing consolidated cost of service as a percentage of revenues by 1.0% for the year ended December 31, 2023.

Amortization of Acquired Intangible Assets. The most significant component of our cost of service is amortization of acquired intangibles, which was $834.3 million and $791.2 million, or approximately 42% and 39% of cost of service for the years ended December 31, 2024 and 2023, respectively. These costs generally do not vary in proportion to changes in revenues, but rather are most significantly affected by acquisition activities. The effects of the acquired EVO business on amortization expense was an increase of $67.6 million for the year ended December 31, 2024.

Selling, General and Administrative Expenses. Selling, general and administrative expenses for the year ended December 31, 2024 increased by $135.3 million, or 3.5%, to $3,948.5 million from $3,813.2 million in the prior year. Selling, general and administrative expenses as a percentage of revenues was 51.4% for the year ended December 31, 2024, compared to 52.0% in the prior year.

Merchant Solutions Segment. Selling, general and administrative expenses from our Merchant Solutions segment for the year ended December 31, 2024 increased by $187.0 million, or 6.5%, to $3,067.7 million from $2,880.7 million in the prior year. Selling, general and administrative expenses as a percentage of segment revenues was 39.9% for the year ended December 31, 2024, compared to 40.3% in the prior year. The effects of the acquired EVO business on selling, general and administrative expenses was an increase of $72.0 million for the year ended December 31, 2024 compared to the prior year, and a favorable effect on selling, general and administrative expenses as a percentage of segment revenues of 0.1%. The remainder of the increase in selling, general and administrative expenses for the year ended December 31, 2024 was due to costs that vary with revenues of $32.0 million, depreciation expense of $32.4 million and software license related expenses of $23.1 million.

Consumer Solutions Segment. The year ended December 31, 2023 included selling, general and administrative expenses of $66.2 million related to the consumer business disposed of in April 2023. The disposition had the effect of increasing consolidated selling, general and administrative expenses as a percentage of revenues by 0.4% for the year ended December 31, 2023.

Corporate. Corporate expenses for the year ended December 31, 2024 increased by $15.8 million, or 1.8%, to $880.9 million from $865.0 million in the prior year. The higher amount of corporate expenses was primarily driven by charges incurred in the year ended December 31, 2024, including $99.1 million associated with our business transformation initiative and $80.1 million related to employee termination benefits, which excludes share-based compensation expense. These increases were partially offset by lower acquisition and integration expenses of $124.6 million, as we completed the acquisition of EVO in March 2023, and lower share-based compensation expense of $44.8 million. The lower share-based compensation expense is primarily due to higher expense in the year ended December 31, 2023 related to retirement eligible executives and departure of our previous CEO.

Operating Income and Operating Margin

Consolidated operating income for the year ended December 31, 2024 was $2,005.2 million, compared to $1,339.6 million for the prior year. Consolidated operating margin for the year ended December 31, 2024 was 26.1% compared to 18.3% for the prior year.

•Consolidated operating income and operating margin for the year ended December 31, 2024 included the effects of a $273.1 million gain on the sale of AdvancedMD, compared to a $243.6 million net loss on the sale of our consumer business and a $106.9 million gain on the sale of our gaming business in the prior year. The combination of these items increased operating income by $409.9 million and had a favorable effect on operating margin of approximately 5.4% for the year ended December 31, 2024;

•Consolidated operating income reflected higher corporate costs, as described above, which had an unfavorable effect on operating margin of approximately 2.6% for the year ended December 31, 2024; and

•Merchant Solutions segment operating income increased $267.7 million and operating margin increased 1.2% primarily due to the favorable effect of the increase in revenues, since certain fixed costs do not vary with revenues. In addition, the inclusion of EVO had an unfavorable effect on the Merchant Solutions operating margin of 0.3% for the year ended December 31, 2024 as compared to the prior year.

Other Income and Expense, Net

Interest and other income for the year ended December 31, 2024 increased $47.9 million to $158.7 million, compared to $110.8 million for the prior year primarily due to an increase of $31.6 million in interest income on the seller financing notes that were issued in connection with the sales of our consumer and gaming businesses in April 2023 and a gain of $18.8 million recognized during the year ended December 31, 2024 in connection with the release and conversion of a portion of our Visa convertible preferred shares. See "Note 8—Other Assets" in the notes to the accompanying consolidated financial statements for a further discussion of our Visa preferred shares.

Interest and other expense for the year ended December 31, 2024 decreased $39.4 million to $601.0 million, compared to $640.4 million for the prior year primarily due to lower average interest rates on outstanding borrowings. Interest and other expense for the year ended December 31, 2023 also included a noncash charge of $15.2 million for the estimated future credit losses on the new seller financing notes receivable.

Income Tax Expense

Our effective income tax rates for the years ended December 31, 2024 and 2023 were 15.3% and 23.9%, respectively. The effective tax rate for the year ended December 31, 2024 was lower because the effective tax rate for the year ended December 31, 2023 reflects recognition of a gain on the dispositions of our consumer and gaming businesses for income tax reporting purposes, while an aggregate net loss on the dispositions was recognized for financial reporting purposes.

On August 16, 2022, the U.S. government enacted the Inflation Reduction Act into law, which, among other things, implemented a 15% corporate alternative minimum tax based on global adjusted financial statement income and a 1% excise tax on share repurchases effective beginning January 1, 2023. The corporate alternative minimum tax did not have a material effect on our reported results, cash flows or financial position. During the year ended December 31, 2024 and 2023, we reflected excise taxes of $15.6 million and $3.9 million, respectively, within equity as part of the cost of common stock repurchased, net of share issuances, during the period.

During the year ended December 31, 2024, additional jurisdictions globally enacted local legislation formally adopting the Global Anti-Base Erosion Model Rules ("Pillar Two"), which generally provides for a minimum effective tax rate of 15%, as established by the Organization for Economic Co-operation and Development ("OECD") Pillar Two Framework. The effective dates are generally January 1, 2024, and January 1, 2025, for different aspects of the rules and vary by jurisdiction. Additional jurisdictions are expected to implement the model rules under local law in the future, with varying effective dates. The Pillar Two directive did not have a material effect on our financial statements for the year ended December 31, 2024, and we are continuing to evaluate the potential effect on future periods of the Pillar Two implementation, pending legislative adoption by additional individual countries and the ongoing issuance of additional administrative guidance by the OECD.

Net Income Attributable to Noncontrolling Interests

Net income attributable to noncontrolling interests increased $31.2 million to $73.8 million, compared to $42.6 million for the prior year primarily due to redemption price adjustments related to our subsidiary in Greece, which is discussed in further detail in "Note 16—Noncontrolling Interests" in the notes to the accompanying consolidated financial statements.

Net Income Attributable to Global Payments

Net income attributable to Global Payments was $1,570.4 million compared to $986.2 million for the prior year, reflecting the changes noted above.

Diluted Earnings per Share - Continuing Operations

Diluted earnings per share was $5.19 compared to $2.46 for the prior year. Diluted earnings per share for the year ended December 31, 2024 reflects the changes in net income noted above and a decrease in diluted weighted-average number of shares outstanding for the year ended December 31, 2024 compared to the prior year primarily due to the cumulative effect of share repurchases.

Year Ended December 31, 2023 Compared to Year Ended December 31, 2022

The following table sets forth key selected financial data for the years ended December 31, 2023 and 2022, this data as a percentage of total revenues, and the changes between periods in dollars and as a percentage of the prior-period amount. The income statement data for the years ended December 31, 2023 and 2022 is derived from the accompanying consolidated financial statements included in "Item 8 - Financial Statements and Supplementary Data" of this exhibit.

	Year Ended December 31,		Year Ended December 31,
(dollar amounts in thousands)	2023	% of Revenue(1)	2022	% of Revenue(1)	Change	% Change
Revenues(2):
Merchant Solutions	$7,151,793	97.5%	$6,204,917	90.9%	$946,876	15.3%
Consumer Solutions	182,740	2.5%	620,482	9.1%	(437,742)	(70.5)%
Intersegment eliminations	(858)	—%	3,488	0.1%	(4,346)	(124.6)%
Consolidated revenues	$7,333,675	100.0%	$6,828,887	100.0%	$504,788	7.4%

Operating expenses(2):
Cost of service:
Merchant Solutions	$1,925,880		$1,798,300		$127,580	7.1%
Consumer Solutions	120,436		428,212		(307,776)	(71.9)%
Intersegment eliminations	(2,141)		(3,232)		1,091	(33.8)%
Consolidated cost of service	$2,044,175	27.9%	$2,223,280	32.6%	$(179,105)	(8.1)%

Selling, general and administrative:
Merchant Solutions	$2,880,658		$2,366,362		$514,296	21.7%
Consumer Solutions	66,212		138,676		(72,464)	(52.3)%
Corporate	865,034		752,163		112,871	15.0%
Intersegment eliminations	1,283		6,720		(5,437)	(80.9)%
Consolidated selling, general and administrative	$3,813,187	52.0%	$3,263,921	47.8%	$549,266	16.8%

Impairment of goodwill(3)	—		833,075		(833,075)	(100.0)%
Net loss on business dispositions	136,744		199,094		(62,350)	NM
Consolidated operating expenses	$5,994,106	81.7%	$6,519,370	95.5%	$(525,264)	(8.1)%

Operating income (loss)(2):
Merchant Solutions	$2,345,255		$2,040,255		$305,000	14.9%
Consumer Solutions	(3,908)		53,594		(57,502)	(107.3)%
Corporate	(865,034)		(752,163)		(112,871)	15.0%
Impairment of goodwill(3)	—		(833,075)		833,075	(100.0)%
Net loss on business dispositions	(136,744)		(199,094)		62,350	NM
Consolidated operating income	$1,339,569	18.3%	$309,517	4.5%	$1,030,052	332.8%

Operating margin(2):
Merchant Solutions	32.8%		32.9%		(0.1)%
Consumer Solutions	(2.1)%		8.6%		(10.7)%

NM = Not meaningful

(1) Percentage amounts may not sum to the total due to rounding.

(2) Revenues, operating expenses, operating income and operating margin reflect the effects of acquired businesses from the respective acquisition dates and the effects of disposed businesses through the respective disposal dates. See “Note 2—Acquisitions” and “Note 3—Business Dispositions and Discontinued Operations” for further discussion.

Operating income included acquisition and integration expenses of $332.6 million and $258.9 million for the years ended December 31, 2023 and 2022, respectively, which were primarily included within Corporate selling, general and administrative expenses. For the years ended December 31, 2023 and 2022, operating loss for Corporate also included $18.5 million and $47.1 million, respectively, of other charges related to facilities exit activities.

(3) For the year ended December 31, 2022, consolidated operating income included an $833.1 million goodwill impairment charge related to our former Business and Consumer Solutions reporting unit. See “Note 6—Goodwill and Other Intangible Assets” for further discussion.

Revenues

Consolidated revenues for the year ended December 31, 2023 increased by $504.8 million, or 7.4%, to $7,333.7 million from $6,828.9 million in the prior year.

Merchant Solutions Segment. Revenues from our Merchant Solutions segment for the year ended December 31, 2023 increased by $946.9 million, or 15.3%, to $7,151.8 million from $6,204.9 million in the prior year.

The increase in revenues was primarily due to an increase in transaction volumes, including from the EVO business, and growth in subscription and software revenue.

Consumer Solutions Segment. Revenues from our Consumer Solutions segment for the year ended December 31, 2023 decreased by $437.7 million, or 70.5%, to $182.7 million from $620.5 million in the prior year. The decrease was related to the disposal of the consumer business in April 2023.

Operating Expenses

Cost of Service. Cost of service for the year ended December 31, 2023 decreased by $179.1 million, or 8.1%, to $2,044.2 million from $2,223.3 million in the prior year. Cost of service as a percentage of revenues decreased to 27.9% for the year ended December 31, 2023 from 32.6% in the prior year.

Merchant Solutions Segment. Cost of service from our Merchant Solutions segment for the year ended December 31, 2023 increased by $127.6 million, or 7.1%, to $1,925.9 million from $1,798.3 million in the prior year primarily due to the inclusion of costs for the EVO business, including the related amortization of acquired intangibles. Cost of service as a percentage of segment revenues decreased to 26.9% for the year ended December 31, 2023 from 29.0% in the prior year primarily due to improved operating leverage.

Consumer Solutions Segment. Cost of service from our Consumer Solutions segment for the year ended December 31, 2023 decreased by $307.8 million, or 71.9%, to $120.4 million from $428.2 million in the prior year. The decrease was related to the disposal of the consumer business in April 2023.

Amortization of Acquired Intangible Assets. The most significant component of our cost of service is amortization of acquired intangibles, which was $791.2 million and $747.1 million, or approximately 39% and 34% of cost of service for the years ended December 31, 2023 and 2022, respectively. These costs generally do not vary in proportion to changes in revenues, but rather are most significantly affected by acquisition activities.

Selling, General and Administrative Expenses. Selling, general and administrative expenses for the year ended December 31, 2023 increased by $549.3 million, or 16.8%, to $3,813.2 million from $3,263.9 million in the prior year. Selling, general and administrative expenses as a percentage of revenues was 52.0% for the year ended December 31, 2023, compared to 47.8% in the prior year.

Merchant Solutions Segment. Selling, general and administrative expenses from our Merchant Solutions segment for the year ended December 31, 2023 increased by $514.3 million, or 21.7%, to $2,880.7 million from $2,366.4 million in the prior year. Selling, general and administrative expenses as a percentage of segment revenues was 40.3% for the year ended December 31, 2023, compared to 38.1% in the prior year. The increase in selling, general and administrative expenses was primarily due to an increase in variable selling and other costs related to the increase in revenues and the inclusion of costs for the EVO business.

Consumer Solutions Segment. Selling, general and administrative expenses from our Consumer Solutions segment for the year ended December 31, 2023 decreased by $72.5 million, or 52.3%, to $66.2 million from $138.7 million in the prior year. The decrease was related to the disposal of the consumer business in April 2023.

Corporate. Corporate expenses for the year ended December 31, 2023 increased by $112.9 million, or 15.0%, to $865.0 million from $752.2 million in the prior year. The increase for the year ended December 31, 2023 was primarily due to higher acquisition and integration expenses of $73.7 million and higher compensation and benefits costs, including an increase in share-based compensation expense for retirement eligible executives and our previous CEO, whose departure was announced on May 1, 2023. This was partially offset by lower charges related to facilities exit activities of $28.6 million.

Operating Income and Operating Margin

Consolidated operating income for the year ended December 31, 2023 was $1,339.6 million, compared to $309.5 million for the prior year. Consolidated operating margin for the year ended December 31, 2023 was 18.3% compared to 4.5% for the prior year.

•Consolidated operating income and operating margin for the year ended December 31, 2023 compared to the prior year included the favorable effects of the increase in revenues, since certain fixed costs do not vary with revenues, improved operating leverage and lower charges related to facilities exit activities. These effects were partially offset by higher acquisition and integration expenses, amortization of acquired intangibles and compensation expenses as described above. Consolidated operating income for the year ended December 31, 2023 also included the effects of a $106.9 million gain on the sale of our gaming business and a $243.6 million loss on the sale of our consumer business;

•Consolidated operating income and operating margin for the year ended December 31, 2022 included the unfavorable effects of an $833.1 million goodwill impairment charge related to our former Business and Consumer Solutions reporting unit and a $127.2 million loss related to the sale of our Merchant Solutions business in Russia. We also recognized charges within loss on business dispositions in our consolidated statement of income of $71.9 million during the year ended December 31, 2022 to reduce the consumer business disposal group to estimated fair value less costs to sell;

•Consolidated operating income reflected higher corporate costs, as described above, which had an unfavorable effect on operating margin of approximately 1.5% for the year ended December 31, 2023; and

•Merchant Solutions segment operating income increased $305.0 million and operating margin decreased 0.1% primarily due to the favorable effect of the increase in revenues, since certain fixed costs do not vary with revenues, and continued expense management. These favorable effects were partially offset by incremental expenses related to continued investment in products, innovation and our technology environments. In addition, the inclusion of EVO had an unfavorable effect on the Merchant Solutions operating margin for the year ended December 31, 2023 as compared to the prior year.

Other Income and Expense, Net

Interest and other income for the year ended December 31, 2023 increased $77.9 million to $110.8 million, compared to $32.9 million for the prior year primarily due to interest income associated with the new seller financing notes receivable of $58.3 million recognized during the year ended December 31, 2023. Other income for the year ended December 31, 2022 included a gain of $13.2 million recognized in connection with the release and conversion of a portion of our Visa convertible preferred shares. See "Note 8—Other Assets" in the notes to the accompanying consolidated financial statements for further discussion of this transaction.

Interest and other expense for the year ended December 31, 2023 increased $190.0 million to $640.4 million, compared to $450.4 million for the prior year, nearly equally affected by an increase in our average outstanding borrowings and higher average interest rates on outstanding borrowings. In addition, during the year ended December 31, 2023, we incurred a noncash charge of $15.2 million for the estimated future credit losses on the new seller financing notes receivable. Interest expense for the year ended December 31, 2022 included fees and charges incurred in connection with financing activities that occurred during 2022, including $17.3 million related to commitment fees associated with bridge financing for the EVO acquisition.

Income Tax Expense

Our effective income (loss) tax rates for the years ended December 31, 2023 and 2022 were 23.9% and (116.4)%, respectively. The effective tax rate for the year ended December 31, 2023 reflects recognition of a gain on the dispositions of our consumer and gaming businesses for income tax reporting purposes, while an aggregate net loss on the dispositions was recognized for financial reporting purposes. This was partially offset by the favorable effect on the rate of foreign interest income not subject to tax, tax credits, the foreign-derived intangible income deduction, and the realization of built in losses on corporate restructurings.

The effective tax rate for the year ended December 31, 2022 included the unfavorable effects of the goodwill impairment charge and loss on the sale of our Merchant Solutions business in Russia, for which no tax benefit was recognized, partially offset by the remeasurement of state deferred taxes to reflect enacted tax law changes.

On August 16, 2022, the U.S. government enacted the Inflation Reduction Act into law, which, among other things, implemented a 15% corporate alternative minimum tax based on global adjusted financial statement income and a 1% excise tax on share repurchases effective beginning January 1, 2023. The corporate alternative minimum tax did not have a material effect on our reported results, cash flows or financial position. During the year ended December 31, 2023, we reflected excise taxes of $3.9 million within equity as part of the cost of common stock repurchased, net of share issuances, during the period.

In December 2022, the EU Member States formally adopted the Pillar Two Directive, which generally provides for a minimum effective tax rate of 15%, as established by the Organization for Economic Co-operation and Development Pillar Two Framework. The EU effective dates are January 1, 2024, and January 1, 2025, for different aspects of the directive. A significant number of other countries are expected to also implement similar legislation with varying effective dates in the future. We are continuing to evaluate the potential effect on future periods of the Pillar Two Framework, pending legislative adoption by additional individual countries.

Net Income Attributable to Noncontrolling Interests

Net income attributable to noncontrolling interests increased $10.8 million to $42.6 million, compared to $31.8 million for the prior year primarily due to the sale of a portion of ownership interest in one of our majority-owned subsidiaries in Spain, which is discussed in further detail in "Note 16—Noncontrolling Interests" in the notes to the accompanying consolidated financial statements.

Net Income Attributable to Global Payments

Net income attributable to Global Payments was $986.2 million compared to $111.5 million for the prior year, reflecting the changes noted above.

Diluted Earnings (Loss) per Share - Continuing Operations

Diluted earnings (loss) per share was $2.46 compared to $(0.64) for the prior year. Diluted earnings per share for the year ended December 31, 2023 reflects the changes in net income noted above and a decrease in diluted weighted-average number of shares outstanding.

Discontinued Operations

Year Ended December 31, 2024 Compared to Year Ended December 31, 2023

The following tables set forth key selected financial data for discontinued operations for the years ended December 31, 2024 and 2023, certain data as a percentage of total revenues and the changes between periods in dollars and as a percentage of the prior-period amount. The data for the years ended December 31, 2024 and 2023 is derived from the accompanying audited consolidated financial statements.

	Year Ended December 31,		Year Ended December 31,
(dollar amounts in thousands)	2024	% of Revenue	2023	% of Revenue	Change	% Change
Revenues	$2,483,657		$2,401,094		$82,563	3.4%

Operating income	$328,410	13.2%	$376,817	15.7%	$(48,407)	(12.8)%

Operating margin	13.2%		15.7%		(2.5)%

Revenues

Revenues for the year ended December 31, 2024 increased by $82.6 million, or 3.4%, to $2,483.7 million from $2,401.1 million in the prior year. The increase in revenues was primarily due to an increase in transaction volume of $74.3 million driven by cardholder activity.

Operating Income and Operating Margin

Operating income decreased $48.4 million and operating margin decreased 2.5% primarily due to a charge of $55.8 million in 2024 for technology assets that will no longer be utilized under a revised technology architecture development strategy. This was offset by the favorable effect of an increase in revenues, since certain fixed costs do not vary with revenues.

Year Ended December 31, 2023 Compared to Year Ended December 31, 2022

The following tables set forth key selected financial data for discontinued operations for the years ended December 31, 2023 and 2022, certain data as a percentage of total revenues and the changes between periods in dollars and as a percentage of the prior-period amount. The data for the years ended December 31, 2023 and 2022 is derived from the accompanying audited consolidated financial statements.

	Year Ended December 31,		Year Ended December 31,
(dollar amounts in thousands)	2023	% of Revenue	2022	% of Revenue	Change	% Change
Revenues	$2,401,094		$2,245,506		$155,588	6.9%

Operating income	$376,817	15.7%	$330,634	14.7%	$46,183	14.0%

Operating margin	15.7%		14.7%		1.0%

Revenues

Revenues for the year ended December 31, 2023 increased by $155.6 million, or 6.9%, to $2,401.1 million from $2,245.5 million in the prior year. The increase in revenues was primarily due to an increase in transaction volumes.

Operating Income and Operating Margin

Operating income increased $46.2 million and operating margin increased 1.0% primarily due to the favorable effect of the increase in revenues, since certain fixed costs do not vary with revenues.

Liquidity and Capital Resources

We have numerous sources of capital, including cash on hand and cash flows generated from operations as well as various sources of financing. In the ordinary course of our business, a significant portion of our liquidity comes from operating cash flows and borrowings, including the capacity under our revolving credit facility.

Our capital allocation priorities are to pay dividends, to repurchase shares of our common stock, to pursue acquisitions that meet our corporate objectives, to make planned capital investments in our business and to pay principal and interest on our outstanding debt. Our significant contractual cash requirements also include ongoing payments for lease liabilities and contractual obligations related to service arrangements with suppliers for fixed or minimum amounts, which primarily relate to software, technology infrastructure and related services. Commitments under our borrowing arrangements are further described in "Note 9—Long-Term Debt and Lines of Credit" in the notes to the accompanying consolidated financial statements and below under "Long-Term Debt and Lines of Credit." For additional information regarding our other cash commitments and contractual obligations, see "Note 7—Leases" and “Note 19—Commitments and Contingencies” in the notes to the accompanying consolidated financial statements.

Our capital plan objectives are to support our operational needs and strategic plan for long-term growth while optimizing our cost of capital and financial position. To supplement cash from operating activities, we use a combination of bank financing, such as borrowings under our credit facilities, commercial paper program and senior note issuances for general corporate purposes and to fund acquisitions. Our commercial paper program provides a cost effective means of addressing our short-term liquidity needs and is backstopped by our revolving credit agreement, in that the amount of commercial paper notes outstanding cannot exceed the undrawn portion of our revolving credit facility. Finally, specialized lines of credit are also used in certain of our markets to fund merchant settlement prior to receipt of funds from the card networks.

We regularly evaluate our liquidity and capital position relative to cash requirements, and we may elect to raise additional funds in the future through the issuance of debt or equity or by other means. Accumulated cash balances are invested in high-quality, marketable short-term instruments. We believe that our current and projected sources of liquidity will be sufficient to meet our projected liquidity requirements associated with our operations for the near and long term.

Our consolidated statements of cash flows includes cash flows from discontinued operations for all periods presented, and therefore the following liquidity discussion includes both continuing and discontinued operations.

At December 31, 2024, we had cash and cash equivalents totaling $2,538.4 million. Of this amount, we considered $1,067.5 million to be available for general purposes, of which $60.5 million is undistributed foreign earnings considered to be indefinitely reinvested outside the United States. The available cash of $1,067.5 million does not include the following: (i) settlement-related cash balances, (ii) funds held as collateral for merchant losses ("Merchant Reserves") and (iii) certain funds held for customers. Settlement-related cash balances represent funds that we hold when the incoming amount from the card networks precedes the funding obligation to the merchant. Settlement-related cash balances are not restricted in their use; however, these funds are generally paid out in satisfaction of settlement processing obligations the following day. Merchant Reserves serve as collateral to minimize contingent liabilities associated with any losses that may occur under the merchant's agreement. While this cash is not restricted in its use, we believe that designating this cash as a Merchant Reserve strengthens our fiduciary standing with our member sponsors. Funds held for customers, which are not restricted in their use, include amounts collected before the corresponding obligation is due to be settled to or at the direction of our customers.

We also had restricted cash of $197.6 million as of December 31, 2024, representing amounts under legal restriction, amounts deposited by customers for prepaid card transactions and funds held as a liquidity reserve. These balances are subject to local regulatory restrictions requiring appropriate segregation and restriction in their use.

Operating activities provided net cash of $3,057.6 million and $2,549.8 million for the years ended December 31, 2024 and 2023, respectively, which reflect net income adjusted for noncash items, including depreciation, amortization, the provision for credit losses and the net gain or loss on business dispositions, and changes in operating assets and liabilities. The increase in cash flows from operating activities from the prior year was due to general improvement in the results of the business and assets and liabilities that are affected primarily by timing of month-end and transaction volume.

We used net cash in investing activities of $173.9 million and $4,361.1 million during the years ended December 31, 2024 and 2023, respectively. Cash used for investing activities primarily represents cash used to fund acquisitions and capital expenditures. During the years ended December 31, 2024 and 2023, we used cash of $487.1 million and $4,225.6 million, respectively, for acquisitions. We made capital expenditures of $674.9 million and $658.1 million during the years ended December 31, 2024 and 2023, respectively. These investments include software and hardware to support the development of new technologies, infrastructure to support our growing business and the consolidation and enhancement of our operating platforms. These investments also include new product development and innovation to further enhance and differentiate our suite of technology and cloud-based solutions available to customers. We expect to continue to make capital investments in the business, and we anticipate capital expenditures to be approximately $700 million during the year ending December 31, 2025. Additionally, investing cash flows for the year ended December 31, 2024 includes net cash received of $981.4 million from the sale of AdvancedMD and our investments in Visa common shares. Investing cash flows for the year ended December 31, 2023 includes the net effect on cash from the sale of our consumer and gaming businesses, and cash received from the sale of our investments in Visa common shares of $42.1 million.

Financing activities include borrowings and repayments made under our various debt arrangements, as well as borrowings and repayments made under specialized lines of credit to fund daily settlement activities. Our borrowing arrangements are further described in "Note 9—Long-Term Debt and Lines of Credit" in the notes to the accompanying consolidated financial statements and below under "Long-Term Debt and Lines of Credit." Financing activities also include cash flows associated with changes in funds held from customers, changes in settlement processing assets and liabilities, common stock repurchase programs and share-based compensation programs, cash distributions made to our shareholders and cash contributions from and distributions to noncontrolling interests. We used net cash in financing activities of $2,291.8 million during the year ended December 31, 2024, and financing activities provided net cash of $1,840.1 million during the year ended December 31, 2023.

Proceeds from long-term debt were $9,635.0 million and $10,336.9 million for the years ended December 31, 2024 and 2023, respectively. Repayments of long-term debt were $8,334.8 million and $9,099.9 million for the years ended December 31, 2024 and 2023, respectively. Proceeds from and repayments of long-term debt consist of borrowings and repayments that we make with available cash, from time to time, under our revolving credit facility, as well as scheduled principal repayments we make on our senior notes, finance leases and other vendor financing arrangements. During the year ended December 31, 2024 and 2023, we had net repayments of $1,371.6 million and net borrowings of $1,371.6 million, respectively, under our commercial paper program. Furthermore, in connection with the issuance of convertible notes in February 2024, we paid $256.3 million to purchase privately negotiated capped call transactions to hedge the potential dilutive effect upon conversion of the notes, or offset our cash obligation if the cash settlement option were to be elected. See section "Long-Term Debt and Lines of Credit" below for further discussion of our recent debt transactions.

Activity under our settlement lines of credit is affected primarily by timing of month-end and transaction volume. During the years ended December 31, 2024 and 2023, we had net repayments of $442.7 million and net borrowings of $220.7 million, respectively, under our settlement lines of credit.

We repurchase our common stock mainly through open market repurchase plans and, at times, through accelerated share repurchase ("ASR") programs. During the years ended December 31, 2024 and 2023, we used $1,552.0 million and $418.3 million, respectively, to repurchase and retire 12.7 million and 4.1 million shares of our common stock, respectively. The share repurchase activity for the year ended December 31, 2024 included the repurchase of 1,414,759 shares using a portion of the net proceeds from our offering of 1.500% convertible senior notes due March 2031 through privately negotiated transactions with purchasers of notes in the offering, or one of their respective affiliates. The purchase price per share of the common stock repurchased in such transactions equaled the closing price of the common stock on February 20, 2024, which was $130.80 per share. The share repurchase activity for the year ended December 31, 2024 also included the repurchase of 5,320,781 shares at an average price of $112.77 per share under an ASR agreement we entered into on October 30, 2024 with a financial institution to repurchase an aggregate of $600.0 million of our common stock during the ASR program purchase period. This ASR program was completed on December 20, 2024.

On October 24, 2024, our board of directors approved an increase to our existing share repurchase program authorization, which raised the total available authorization to $2.5 billion. As of December 31, 2024, the remaining amount available under our share repurchase program was $1,850.0 million.

We paid dividends to our common shareholders in the amounts of $252.8 million and $260.4 million during the years ended December 31, 2024 and 2023, respectively. We made distributions to noncontrolling interests in the amount of $38.1 million and $33.0 million during the years ended December 31, 2024 and 2023, respectively.

On January 30, 2025, our board of directors declared a cash dividend of $0.25 per share payable on March 28, 2025 to common shareholders of record as of March 14, 2025.

Long-Term Debt and Lines of Credit

Senior Notes

We have $11.1 billion in aggregate principal amount of senior unsecured notes outstanding as of December 31, 2024, which mature at various dates ranging from February 2025 to August 2052. Interest on the senior notes is payable annually or semi-annually at various dates. Each series of the senior notes is redeemable, at our option, in whole or in part, at any time and from time to time at the redemption prices set forth in the related indenture.

On March 17, 2023, we issued €800 million aggregate principal amount of 4.875% senior unsecured notes due March 2031 and received net proceeds of €790.6 million, or $843.6 million based on the exchange rate on the issuance date. We issued the senior notes at a discount of $2.8 million, and we incurred debt issuance costs of $7.2 million, including underwriting fees, fees for professional services and registration fees, which were capitalized and reflected as a reduction of the related carrying amount of the notes in our consolidated balance sheet. Interest on the senior unsecured notes is payable annually in arrears on March 17 of each year, commencing March 17, 2024. The notes are unsecured and unsubordinated indebtedness and rank equally in right of payment with all of our other outstanding unsecured and unsubordinated indebtedness. The net proceeds from the offering were used for general corporate purposes.

On August 22, 2022, we issued $2.5 billion aggregate principal amount of senior unsecured notes consisting of the following: (i) $500.0 million aggregate principal amount of 4.950% senior notes due August 2027; (ii) $500.0 million aggregate principal amount of 5.300% senior notes due August 2029; (iii) $750.0 million aggregate principal amount of 5.400% senior notes due August 2032; and (iv) $750.0 million aggregate principal amount of 5.950% senior notes due August 2052. We issued the senior notes at a total discount of $5.2 million, and we incurred debt issuance costs of $24.8 million, including underwriting fees, fees for professional services and registration fees, which were capitalized and reflected as a reduction of the related carrying amount of the notes in our consolidated balance sheet. Interest on the senior unsecured notes is payable semi-annually in arrears on February 15 and August 15 of each year, commencing February 15, 2023. The notes are unsecured and unsubordinated indebtedness and rank equally in right of payment with all of our other outstanding unsecured and unsubordinated indebtedness. The net proceeds from the offering were used to refinance the outstanding indebtedness under our credit facility, to make cash payments and pay transaction fees and expenses in connection with the acquisition of EVO and for general corporate purposes.

On November 22, 2021, we issued $2.0 billion aggregate principal amount of senior unsecured notes consisting of the following: (i) $500.0 million aggregate principal amount of 1.500% senior notes due November 2024; (ii) $750.0 million aggregate principal amount of 2.150% senior notes due January 2027; and (iii) $750.0 million aggregate principal amount of 2.900% senior notes due November 2031. We incurred debt issuance costs of approximately $14.4 million, including underwriting fees, fees for professional services and registration fees, which were capitalized and reflected as a reduction of the related carrying amount of the notes in our consolidated balance sheet. Interest on the senior unsecured notes is payable semi-annually in arrears on May 15 and November 15 for the 2024 and 2031 notes and January 15 and July 15 on the 2027 note, commencing May 15, 2022 for the 2024 note and the 2031 note and July 15, 2022 for the 2027 note. The notes are unsecured and unsubordinated indebtedness and rank equally in right of payment with all of our other outstanding unsecured and unsubordinated indebtedness. We used the net proceeds from the offering to repay the outstanding indebtedness under our prior credit facility and for general corporate purposes. In November 2024, we repaid our $500.0 million aggregate principal amount of 1.500% senior notes upon maturity.

We have $1.1 billion in aggregate principal amount of 1.200% senior unsecured notes due March 2026. We incurred debt issuance costs of approximately $8.6 million, including underwriting fees, fees for professional services and registration fees, which were capitalized and reflected as a reduction of the related carrying amount of the notes in our consolidated balance sheet. Interest on the notes is payable semi-annually in arrears on March 1 and September 1 of each year, commencing September 1, 2021. The notes are unsecured and unsubordinated indebtedness and rank equally in right of payment with all of our other outstanding unsecured and unsubordinated indebtedness. We used the net proceeds from this offering to fund the redemption in full of the 3.800% senior unsecured notes due April 2021, to repay a portion of the outstanding indebtedness under our prior credit facility and for general corporate purposes.

We have $1.0 billion in aggregate principal amount of 2.900% senior unsecured notes due May 2030. Interest on the notes is payable semi-annually in arrears on May 15 and November 15 of each year, commencing November 15, 2020. The notes are unsecured and unsubordinated indebtedness and rank equally in right of payment with all of our other outstanding unsecured and unsubordinated indebtedness. We issued the senior notes at a total discount of $3.3 million and capitalized related debt issuance costs of $8.4 million.

We have $3.0 billion in aggregate principal amount of senior unsecured notes consisting of the following: (i) $1.0 billion aggregate principal amount of 2.650% senior notes due 2025; (ii) $1.25 billion aggregate principal amount of 3.200% senior notes due 2029; and (iii) $750.0 million aggregate principal amount of 4.150% senior notes due 2049. Interest on the senior notes is payable semi-annually in arrears on each February 15 and August 15, beginning on February 15, 2020. Each series of the senior notes is redeemable, at our option, in whole or in part, at any time and from time to time at the redemption prices set forth in the related indenture. We issued the senior notes at a total discount of $6.1 million and capitalized related debt issuance costs of $29.6 million.

In addition, in connection with our merger with Total System Services, Inc. ("TSYS") in September 2019 (the "TSYS Merger"), we assumed $3.0 billion aggregate principal amount of senior unsecured notes of TSYS, consisting of the following: (i) $750.0 million aggregate principal amount of 3.800% senior notes due 2021, which were redeemed in February 2021; (ii) $550.0 million aggregate principal amount of 3.750% senior notes due 2023, which were redeemed in June 2023; (iii) $550.0 million aggregate principal amount of 4.000% senior notes due 2023, which were redeemed in June 2023; (iv) $750 million aggregate principal amount of 4.800% senior notes due 2026; and (v) $450 million aggregate principal amount of 4.450% senior notes due 2028. For the 4.800% senior notes due 2026, interest is payable semi-annually each April 1 and October 1. For the 4.450% senior notes due 2028, interest is payable semi-annually each June 1 and December 1. The difference between the acquisition-date fair value and face value of senior notes assumed in the TSYS Merger is recognized over the terms of the respective notes as a reduction of interest expense. The amortization of this fair value adjustment was $15.7 million for each of the years ended December 31, 2024 and 2023.

Convertible Notes

1.500% Convertible Notes due March 1, 2031

On February 23, 2024, we issued $2.0 billion in aggregate principal amount of 1.500% convertible senior notes due March 2031 through a private placement. The net proceeds from this offering were approximately $1.97 billion reflecting debt issuance costs of $33.5 million, which were capitalized and reflected as a reduction of the related carrying amount of the convertible notes in our consolidated balance sheet as of December 31, 2024. Interest on the convertible notes is payable semi-annually in arrears on March 1 and September 1 of each year, beginning on September 1, 2024, to the holders of record on the preceding February 15 and August 15, respectively.

Prior to December 1, 2030, the notes are convertible at the option of the holders only under certain conditions, including: (i) if the last reported sale price of our common stock has been at least 130% of the conversion price for at least 20 trading days within the last 30 consecutive trading days of the immediately preceding calendar quarter; (ii) for a five business day period following a ten-day consecutive trading period where the trading price of the notes is less than 98% of the product of the last reported sale price of our common stock and the conversion rate; (iii) if we call any or all of the notes for redemption; or (iv) upon the occurrence of certain corporate events. On or after December 1, 2030, the notes are convertible at the option of the holders at any time until the second scheduled trading day prior to the maturity date. The notes are convertible into cash and shares of our common stock based on a conversion rate of 6.371 shares of common stock per $1,000 principal amount of the convertible notes (which is equal to a conversion price of approximately $156.96 per share), subject to customary adjustments upon the occurrence of certain events. Upon conversion, the principal amount of, and interest due on, the convertible notes are required to be settled in cash and any other amounts may be settled in shares, cash or a combination of shares and cash at our election.

We may not redeem the notes prior to March 6, 2028. On or after March 6, 2028, we have the option to redeem all or any portion of the notes for cash if the last reported sale price of our common stock has been at least 130% of the conversion price for at least 20 trading days within the last 30 consecutive trading day period at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest. If certain corporate events that constitute a fundamental change (as defined in the indenture governing the notes) occur, any holder of the notes may require that we repurchase all or a portion of their notes for cash at a purchase price equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest. In addition, if certain corporate events that constitute a make-whole fundamental change (as defined in the indenture governing the notes) occur, then the conversion rate will in certain circumstances be increased. The notes include customary covenants for notes of this type, as well as customary events of default, which may result in the acceleration of the maturity of the convertible notes.

In connection with the issuance of the notes, we entered into privately negotiated capped call transactions with certain of the initial purchasers of the notes and other financial institutions to cover, subject to customary adjustments, the number of shares of common stock initially underlying the notes. The economic effect of the capped call transactions is to hedge the potential dilutive effect upon the conversion of the notes, or offset our cash obligation if the cash settlement option is elected, for amounts in excess of the principal amount of converted notes subject to a cap. The initial cap price of the capped call transactions is $228.90 per share. The capped call transactions meet the accounting criteria to be reflected in stockholders’ equity and not accounted for as derivatives. The cost of $256.3 million incurred in connection with the capped call transactions was reflected as a reduction to paid-in-capital in our consolidated balance sheet as of December 31, 2024, net of applicable income taxes.

1.000% Convertible Notes due August 15, 2029

We also have $1.5 billion in aggregate principal amount of 1.000% convertible notes due August 2029, which were issued during 2022 in a private placement pursuant to an investment agreement with Silver Lake Partners. The net proceeds from this offering were approximately $1.44 billion, reflecting an issuance discount of $37.5 million and $20.4 million of debt issuance costs, which were capitalized and reflected as a reduction of the related carrying amount of the convertible notes in our consolidated balance sheet.

Interest on the notes is payable semi-annually in arrears on February 15 and August 15 of each year, beginning on February 15, 2023, to the holders of record on the preceding February 1 and August 1, respectively.

The notes are convertible at the option of the holder at any time after the date that is 18 months after issuance (or earlier, upon the occurrence of certain corporate events) until the scheduled trading day prior to the maturity date and are presented within long-term debt in our consolidated balance sheet based on our intent and ability to refinance on a long-term basis should a conversion event occur. The notes are convertible into cash and shares of our common stock based on a conversion rate of 7.1727 shares of common stock per $1,000 principal amount of the convertible notes (which is equal to a conversion price of approximately $139.42 per share), subject to customary anti-dilution and other adjustments upon the occurrence of certain events. Upon conversion, the principal amount of, and interest due on, the convertible notes are required to be settled in cash and any other amounts may be settled in shares, cash or a combination of shares and cash at our election.

The notes are not redeemable by us. If certain corporate events that constitute a fundamental change (as defined in the indenture governing the notes) occur, any holder of the notes may require that we repurchase all or any portion of their notes for cash at a purchase price of par plus accrued and unpaid interest to, but excluding, the repurchase date. In addition, if certain corporate events that constitute a make-whole fundamental change (as defined in the indenture governing the notes) occur, then the conversion rate will in certain circumstances be increased for a specified period of time. The notes include customary covenants for notes of this type, as well as customary events of default, which may result in the acceleration of the maturity of the convertible notes.

In connection with the issuance of the notes, we entered into privately negotiated capped call transactions with certain financial institutions to cover, subject to customary adjustments, the number of shares of common stock initially underlying the notes. The economic effect of the capped call transactions is to hedge the potential dilutive effect upon conversion of the notes, or offset our cash obligation if the cash settlement option is elected, up to a cap price determined based on a hedging period that commenced on August 9, 2022 and concluded on August 25, 2022. The capped call had an initial strike price of $140.67 per share and a cap price of $229.26 per share. The capped call transactions meet the accounting criteria to be reflected in stockholders’ equity and not accounted for as derivatives. The cost of $302.4 million incurred in connection with the capped call transactions was reflected as a reduction to paid-in-capital in our consolidated statement of changes in equity during the year ended December 31, 2022, net of applicable income taxes.

Revolving Credit Facility

On August 19, 2022, we entered into a credit agreement (the "2022 Credit Facility") with Bank of America, N.A., as administrative agent, and a syndicate of financial institutions, as lenders and other agents. The 2022 Credit Facility provides for an unsubordinated unsecured $5.75 billion revolving credit facility, with a maturity date of August 2027. We capitalized debt issuance costs of $12.3 million in connection with the issuances under the 2022 Credit Facility. Borrowings under the revolving credit facility may be repaid prior to maturity without premium or penalty, subject to payment of certain customary expenses of lenders and customary notice provisions.

Borrowings under the revolving 2022 Credit Facility are available to be made in US dollars, euros, sterling, Canadian dollars and, subject to certain conditions, certain other currencies at our option. Borrowings under the 2022 Credit Facility will bear interest, at our option, at a rate equal to (i) for SOFR based currencies or certain alternative currencies, a secured overnight financing rate (subject to a 0.00% floor) plus a 0.10% credit spread adjustment or an alternative currency term rate (subject to a 0.00% floor), as applicable, (ii) for US dollar borrowings, a base rate, (iii) for US dollar borrowings, a daily floating secured overnight financing rate (subject to a 0.00% floor on or after January 1, 2023) plus a 0.10% credit spread adjustment or (iv) for certain alternative currencies, a daily alternative currency rate (subject to a 0.00% floor), in each case, plus an applicable margin. The applicable margin for borrowings under the 2022 Credit Facility will range from 1.125% to 1.875% depending on our credit rating. In addition, we are required to pay a quarterly commitment fee with respect to the unused portion of the revolving credit facility at an applicable rate per annum ranging from 0.125% to 0.300% depending on our credit rating.

We may issue standby letters of credit of up to $250 million in the aggregate under the 2022 Credit Facility. Outstanding letters of credit under the 2022 Credit Facility reduce the amount of borrowings available to us. The amounts available to borrow under the 2022 Credit Facility are also determined by a financial leverage covenant. As of December 31, 2024, there were borrowings of $1.5 billion outstanding under the 2022 Credit Facility with an interest rate of 5.86%, and the total available commitments under the 2022 Credit Facility were $3.7 billion.

On May 15, 2025, we entered into a credit agreement with a syndicate of financial institutions as lenders and agents (the "2025 Credit Facility"). The 2025 Credit Facility provides for an unsubordinated unsecured $7.25 billion revolving credit facility, of which (a) $5.75 billion of commitments were made available on May 15, 2025 and (b) an additional $1.5 billion of commitments will be made available upon the closing of the proposed acquisition of Worldpay described in "Note 1—Basis of Presentation and Summary of Significant Accounting Policies." Commitments under the 2025 Credit Facility may be increased to an aggregate amount not to exceed $7.5 billion. The 2025 Credit Facility matures in May 2030 and provides for up to two one-year maturity extensions. Borrowings under the 2025 Credit Facility may be repaid prior to maturity without premium or penalty, subject to payment of certain customary expenses of lenders and customary notice provisions.

The 2025 Credit Facility replaced our 2022 Credit Facility. In May 2025, all borrowings outstanding under the 2022 Credit Facility were either repaid or continued under the 2025 Credit Facility pursuant to the terms of the new credit agreement. The 2022 Credit Facility was terminated in connection with the execution of the 2025 Credit Facility.

Borrowings under the 2025 Credit Facility will be available to be made in U.S. dollars, euros, sterling, Canadian dollars and, subject to certain conditions, certain other currencies at our option. Borrowings under the 2025 Credit Facility will bear interest, at our option, at a rate equal to (i) for secured overnight financing rate based currencies or certain alternative currencies, a secured overnight financing rate (subject to a 0.00% floor) or an alternative currency term rate (subject to a 0.00% floor), as applicable, (ii) for US dollar borrowings, a base rate, (iii) for US dollar borrowings, a daily floating secured overnight financing rate (subject to a 0.00% floor) or (iv) for certain alternative currencies, a daily alternative currency rate (subject to a 0.00% floor), in each case, plus an applicable margin. The applicable margin for borrowings other than base rate borrowings will range from 1.000% to 1.750% depending on our credit rating and is initially 1.375%.

We may issue standby letters of credit of up to $500 million in the aggregate under the 2025 Credit Facility. Outstanding letters of credit under the 2025 Credit Facility reduce the amount of borrowings available to us. The amounts available to borrow under the 2025 Credit Facility are also determined by a financial leverage covenant.

Commercial Paper

We have a $2.0 billion commercial paper program under which we may issue senior unsecured commercial paper notes with maturities of up to 397 days from the date of issue. The program is backstopped by our revolving credit agreement, in that the amount of commercial paper notes outstanding cannot exceed the undrawn portion of our revolving credit facility. As such, we could draw on the revolving credit facility to repay commercial paper notes that cannot be rolled over or refinanced with similar debt.

Commercial paper notes are expected to be issued at a discount from par, or they may bear interest, each at commercial paper market rates dictated by market conditions at the time of their issuance. The proceeds from issuances of commercial paper notes will be used primarily for general corporate purposes but may also be used for acquisitions, to pay dividends, for debt refinancing or for other purposes.

As of December 31, 2024, we had no borrowings outstanding under our commercial paper program.

Compliance with Covenants

The convertible notes include customary covenants and events of default for convertible notes of this type. The revolving credit agreement contains customary affirmative covenants and restrictive covenants, including, among others, financial covenants based on net leverage and interest coverage ratios, and customary events of default. The required leverage ratio was increased as a result of the acquisition of EVO, and will gradually step-down over eight quarters to the original required ratio of 3.75 to 1.00. As of December 31, 2024, the required leverage ratio was 4.00 to 1.00, and the required interest coverage ratio was 3.00 to 1.00. We were in compliance with all applicable covenants as of December 31, 2024.

Settlement Lines of Credit

In various markets where we do business, we have specialized lines of credit that are restricted for use in funding settlement. The settlement lines of credit generally have variable interest rates, are subject to annual review and are denominated in local currency but may, in some cases, facilitate borrowings in multiple currencies. For certain of our lines of credit, the available credit is increased by the amount of cash we have on deposit in specific accounts with the lender. Accordingly, the amount of the outstanding lines of credit may exceed the stated credit limit. As of December 31, 2024, a total of $71.2 million of cash on deposit was used to determine the available credit.

As of December 31, 2024, we had $503.4 million outstanding under these lines of credit with additional capacity to fund settlement of $2,280.3 million. During the year ended December 31, 2024, the maximum and average outstanding balances under these lines of credit were $1,283.4 million and $502.7 million, respectively. The weighted-average interest rate on these borrowings was 5.24% at December 31, 2024.

Committed Bridge Financing

On April 17, 2025, in connection with our entry into the definitive agreement to acquire Worldpay, we obtained $7.7 billion in committed bridge financing, which was subsequently reduced to $6.2 billion on May 15, 2025 in connection with the entry into the Revolving Credit Facility on May 15, 2025.

See "Note 9—Long-Term Debt and Lines of Credit" in the notes to the accompanying consolidated financial statements for further information about our borrowing agreements.

BIN/ICA Agreements

In certain markets, we enter into sponsorship or depository and processing agreements with banks. These agreements allow us to use the banks' identification numbers, referred to as Bank Identification Number ("BIN") for Visa transactions and Interbank Card Association ("ICA") number for Mastercard transactions, to clear credit card transactions through Visa and Mastercard. Certain of such agreements contain financial covenants, and we were in compliance with all such covenants as of December 31, 2024.

Future Obligations

We have contractual obligations related to service arrangements with suppliers for fixed or minimum amounts. Future minimum payments for purchase obligations at December 31, 2024 are disclosed in “Note 19—Commitments and Contingencies” in the notes to the accompanying consolidated financial statements.

Critical Accounting Estimates

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States, which often require the judgment of management in the selection and application of certain accounting principles and methods. We consider the following accounting policies and estimates to be critical to understanding our consolidated financial statements because the application of these policies requires significant judgment on the part of management, and as a result, actual future developments may be different from those expected at the time that we make these important judgments. We have discussed these critical accounting policies and estimates with the audit committee of the board of directors.

Accounting estimates necessarily require subjective determinations about future events and conditions. Therefore, the following descriptions of our critical accounting estimates are forward-looking statements, and actual results could differ materially from the results anticipated by these forward-looking statements. You should read the following in conjunction with "Note 1—Basis of Presentation and Summary of Significant Accounting Policies" to the accompanying consolidated financial statements of this exhibit.

Business Combinations

From time to time, we make strategic acquisitions that may have a material effect on our consolidated results of operations and financial position. The measurement principle for the assets acquired and the liabilities assumed in a business combination is at estimated fair value as of the acquisition date, with certain exceptions. The excess of the total consideration transferred over the amount of the net identifiable assets acquired determined in accordance with the measurement guidance for such items is recognized as goodwill.

The estimates we use to determine the fair value of long-lived assets, such as intangible assets, can be complex and require significant judgments. We use information available to us to make fair value determinations, and we engage independent valuation specialists, when necessary, to assist in the fair value determination of significant acquired long-lived assets. The estimated fair values of customer-related and contract-based intangible assets are generally determined using the income approach, which is based on projected cash flows discounted to their present value using discount rates that consider the timing and risk of the forecasted cash flows. The discount rates used represent a risk adjusted market participant weighted-average cost of capital, derived using customary market metrics. These measures of fair value also require considerable judgments about future events, including forecasted revenue growth rates, forecasted customer attrition rates, contract renewal estimates and technology changes. Acquired technologies are generally valued using the replacement cost method, which requires us to estimate the costs to construct an asset of equivalent utility at prices available at the time of the valuation analysis, with adjustments in value for physical deterioration and functional and economic obsolescence. Trademarks and trade names are generally valued using the "relief-from-royalty" approach. This method assumes that trademarks and trade names have value to the extent that their owner is relieved of the obligation to pay royalties for the benefits received from them. This method requires us to estimate the future revenues for the related asset, the appropriate royalty rate and the weighted-average cost of capital. This measure of fair value requires considerable judgment about the value a market participant would be willing to pay in order to achieve the benefits associated with the trademark or trade name.

While we use our best estimates and assumptions to determine the fair values of the assets acquired and the liabilities assumed, our estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, we make adjustments to the assets acquired and liabilities assumed. Upon the conclusion of the measurement period, any subsequent adjustments are recognized in our consolidated statements of income. We are also required to estimate the useful lives of intangible assets to determine the period over which to recognize the amount of acquisition-related intangible assets as an expense. We periodically review the estimated useful lives assigned to our intangible assets to determine whether such estimated useful lives continue to be appropriate.

Goodwill, intangibles and other long-lived assets are also regularly evaluated for impairment, which requires the use of significant estimates and assumptions as further described below. A change in estimated fair value could result in an impairment charge, which could be material to our consolidated financial statements.

Goodwill

We test goodwill for impairment at the reporting unit level annually (in the fourth quarter) and more often if an event occurs or circumstances change that indicate the fair value of a reporting unit is below its carrying amount. We have the option of performing a qualitative assessment of impairment to determine whether any further quantitative assessment for impairment is necessary. The election of whether or not to perform a qualitative assessment is made annually and may vary by reporting unit. Factors we consider in the qualitative assessment include general macroeconomic conditions, industry and market conditions, cost factors, overall financial performance of our reporting units, events or changes affecting the composition or carrying amount of the net assets of our reporting units, our share price, and other relevant entity-specific events. If we elect to bypass the qualitative assessment or if we determine, on the basis of qualitative factors, that the fair value of the reporting unit is more likely than not less than the carrying amount, a quantitative test would be required.

When applying the quantitative assessment, we determine the fair value of our reporting units based on a weighted average of multiple valuation techniques, principally a combination of an income approach and a market approach. The income approach calculates a value based upon the present value of estimated future cash flows, while the market approach uses earnings multiples of similarly situated guideline public companies. Determining the fair value of a reporting unit involves judgment and the use of significant estimates and assumptions, which include assumptions regarding the revenue growth rates and operating margins used to calculate estimated future cash flows, risk-adjusted discount rates and future economic and market conditions.

As of October 1, 2024, our reporting units consisted of the following: North America Payments Solutions, Vertical Market Software Solutions, Europe Merchant Solutions, Spain Merchant Solutions, Asia-Pacific Merchant Solutions, Latin America Merchant Solutions and Issuer Solutions. As of October 1, 2024, we performed a quantitative assessment of impairment for our Issuer Solutions, Europe Merchant Solutions, Spain Merchant Solutions and Latin America Merchant Solutions reporting units and a qualitative assessment for all other reporting units. We determined on the basis of the quantitative assessments of our Issuer Solutions, Europe Merchant Solutions, Spain Merchant Solutions and Latin America Merchant Solutions reporting units that the fair value of each reporting unit was greater than its respective carrying amount, indicating no impairment. Additionally, we determined on the basis of the qualitative factors that the fair value of other reporting units was not more likely than not less than the respective carrying amounts. We believe that the fair value of each of our reporting units is substantially in excess of its carrying amount, except for our Issuer Solutions reporting unit, whose fair value exceeded its carrying amount by approximately 7% as of October 1, 2024.

During the quarter ended December 31, 2024, we realigned our reporting units based on strategic and organizational changes. The new reporting units were Core Payments Solutions, Integrated and Embedded Solutions, Point-of-Sale and Software Solutions, International Merchant Solutions and Issuer Solutions. Upon realignment of our reporting units, we performed a quantitative assessment of impairment for our Core Payments Solutions, Integrated and Embedded Solutions and Point-of-Sale and Software Solutions reporting units, and determined on the basis of those assessments that the fair value of each reporting unit was substantially in excess of its respective carrying amount, indicating no impairment. Additionally, our International Merchant Solutions reporting unit was an aggregation of existing reporting units, and we concluded that the fair value was substantially in excess of the carrying amount. The realignment did not affect our Issuer Solutions reporting unit, which is presented as a discontinued operation.

We continue to closely monitor developments related to global events and macroeconomic conditions. The future magnitude, duration and effects of these events and conditions are difficult to predict at this time, and it is reasonably possible that future developments could have a negative effect on the estimates and assumptions utilized in our goodwill impairment assessments and could result in material impairment charges in future periods.

Intangible and Long-lived Assets

We regularly evaluate whether events and circumstances have occurred that indicate the carrying amount of property and equipment, lease right-of-use assets and finite-life intangible assets may not be recoverable. When factors indicate that these long-lived assets should be evaluated for possible impairment, we assess the potential impairment by determining whether the carrying amount of such long-lived assets will be recovered through the future undiscounted cash flows expected from use of the asset and its eventual disposition. The evaluation is performed at the asset group level, which is the lowest level of identifiable cash flows. If the carrying amount of the asset group is determined to be not recoverable and exceeds its fair value, an impairment loss is recognized, measured as the difference between the fair value and the carrying amount. Fair values are determined based on quoted market prices or discounted cash flow analysis as applicable.

We classify an asset or business as a held for sale disposal group if we have committed to a plan to sell the asset or business within one year and are actively marketing the asset or business in its current condition for a price that is reasonable in comparison to its estimated fair value. Disposal groups held for sale are reported at the lower of carrying amount or fair value less costs to sell. Subsequent changes to the estimated selling price of an asset or disposal group held for sale are recognized as gains or losses in our consolidated statement of income and any subsequent gains are limited to the cumulative losses previously recognized. During the years ended December 31, 2023 and 2022, we recognized net losses of $243.6 million and $71.9 million, respectively, on the consumer business disposition to reduce the carrying amount of the consumer disposal group to estimated fair value less costs to sell, including the effects of incremental negotiated closing adjustments, changes in the estimated fair value of the seller financing and the effects of the final tax structure of the transaction.

Capitalization of Internal-Use Software Costs

We develop software that is used in providing services to customers. Capitalization of internal-use software costs, primarily associated with operating platforms, occurs when we have completed the preliminary project stage, management authorizes the project, management commits to funding the project, and it is probable the project will be completed and used to perform the function intended. The preliminary project stage consists of the conceptual formulation of alternatives, the evaluation of alternatives, the determination of existence of needed technology and the final selection of alternatives. Costs incurred during the preliminary project stage are recognized as expense as incurred. Currently unforeseen circumstances in software development, such as a significant change in the manner in which the software is intended to be used, obsolescence or a significant reduction in revenues due to customer attrition, could require us to implement alternative plans with respect to a particular effort, which could result, and from time to time has resulted, in an impairment charge related to previously capitalized software development costs. The carrying amount of internal-use software, including work-in-progress, at December 31, 2024 was $863.6 million. Costs capitalized during the year ended December 31, 2024 totaled $202.7 million.

In addition, we capitalize implementation costs associated with cloud computing arrangements that are service contracts following the same internal-use software capitalization criteria. Our cloud computing arrangements involve services we use to support certain internal corporate functions as well as technology associated with revenue-generating activities. We regularly evaluate whether events or circumstances have occurred that indicate the carrying amount of the capitalized implementation costs may not be recoverable. As of December 31, 2024, capitalized implementation costs, net of accumulated amortization, were $52.7 million and are presented within other noncurrent assets in the consolidated balance sheet. Costs capitalized during the year ended December 31, 2024 totaled $14.3 million.

Revenue Recognition

In accordance with Accounting Standards Codification Topic 606, Revenue from Contracts with Customers ("ASC 606"), we apply judgment in the determination of performance obligations, in particular related to large customer contracts within our Issuer Solutions business, which is presented as a discontinued operation. Performance obligations in a contract are identified based on the goods or services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the service either on its own or together with other resources that are readily available from third parties or from us, and are distinct in the context of the contract, whereby the transfer of the services is separately identifiable from other promises in the contract. To the extent a contract includes multiple promised services, we must apply judgment to determine whether promised services are capable of being distinct and are distinct in the context of the contract. If these criteria are not met, the promised services are combined and accounted for as a single performance obligation. In addition, a single performance obligation may comprise a series of distinct goods or services that are substantially the same and that have the same pattern of transfer to the customer.

Income Taxes

We determine our provision for income taxes using management's judgments, estimates and interpretation and application of complex tax laws in each of the jurisdictions in which we operate. Judgment is also required in assessing the timing and amounts of deductible and taxable items. Such differences in timing result in deferred tax assets and liabilities in our consolidated balance sheet.

We believe our tax return positions are fully supportable; however, we recognize the benefit for tax positions only when it is more likely than not that the position will be sustained based on its technical merits. Issues raised by a tax authority may be resolved at an amount different than the related benefit recognized. When facts and circumstances change (including an effective settlement of an issue or statute of limitations expiration), the effect is recognized in the period of change. The unrecognized tax benefits that exist at December 31, 2024 would affect our provision for income taxes in the future, if recognized.

Judgment is required to determine whether or not some portion or all of our deferred tax assets will not be realized. To the extent that we determine that we will not realize the benefit of some or all of our deferred tax assets, these deferred tax assets are adjusted via a valuation allowance through our provision for income taxes in the period in which this determination is made.

See "Note 12—Income Tax" in the notes to the accompanying consolidated financial statements for further information regarding the changes in the amount of unrecognized tax benefits and deferred tax valuation allowances during the year ended December 31, 2024.

Redeemable noncontrolling interests

Redeemable noncontrolling interests in our subsidiaries in Greece, Chile, and Germany relate to the portion of equity in each of those subsidiaries not attributable, directly or indirectly, to us, which is redeemable upon the occurrence of an event that is not solely within our control. The redeemable noncontrolling interest for each subsidiary is reflected at the higher of: (i) the initial carrying amount, increased or decreased for the noncontrolling interest's share of comprehensive income (loss), capital contributions and distributions or (ii) the redemption price. Estimates of redemption price are based on projected operating performance of each subsidiary, including key assumptions - revenue growth rates, current and expected market conditions and weighted-average cost of capital. Refer to “Note 16—Noncontrolling Interests” in the notes to the accompanying consolidated financial statements for further information.

Effect of New Accounting Pronouncements and Recently Issued Accounting Pronouncements Not Yet Adopted

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board or other standards setting bodies that may affect our current and/or future financial statements. See "Note 1—Basis of Presentation and Summary of Significant Accounting Policies" in the notes to the accompanying consolidated financial statements for a discussion of recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted.

ITEM 8 - FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the shareholders and the Board of Directors of Global Payments Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Global Payments Inc. and subsidiaries (the "Company") as of December 31, 2024 and 2023, the related consolidated statements of income, comprehensive income, changes in equity, and cash flows, for each of the three years in the period ended December 31, 2024, and the related notes and the schedule listed in the Index at Item 15 (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of December 31, 2024, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 14, 2025 (not presented herein), expressed an unqualified opinion on the Company's internal control over financial reporting.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current-period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Revenue Recognition - Issuer Solutions - Refer to Notes 1 and 3 to the financial statements.

Critical Audit Matter Description

The Company enters into long-term revenue contracts with its Issuer Solutions customers and the related revenues are included as a component of discontinued operations. Issuer Solutions customer contracts may include multiple promises, including processing services, loyalty redemption services and professional services to financial institutions and other financial services providers. The Company has determined that the processing services and loyalty redemption services represent stand-ready performance obligations comprising a series of distinct days of services that are substantially the same and have the same pattern of transfer to the customer. Professional services representing performance obligations are satisfied over time.

We identified the determination of performance obligations for Issuer Solutions revenue contracts as a critical audit matter, given the judgment required to determine whether any unusual and/or complex terms within the contract are identified and evaluated appropriately. A high degree of auditor judgment was required to evaluate the Company's identification of the performance obligations in the contract.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the Company's Issuer Solutions revenue transactions, specifically its identification of the performance obligations in contracts with its customers, included the following, among others:

•We evaluated the effectiveness of controls over Issuer Solutions contract revenues, including controls over the identification of performance obligations.
•We selected a sample of Issuer Solutions contracts and evaluated whether the performance obligations were appropriately identified in each of the selected contracts, including whether the promised services are capable of being distinct and are distinct in the context of the contract.

Revenues - Payment processing solutions and services - Refer to Note 1 to the financial statements.

Critical Audit Matter Description

The Company's revenues from its payment processing solutions and services consist of activity-based fees made up of a significant volume of low-dollar transactions, sourced from multiple systems and applications. The processing of transactions and recording of revenues is highly automated and is based on contractual terms with merchants, financial institutions, financial service providers, payment networks, and other parties.

We identified payment processing solutions and services revenues as a critical audit matter given the increased extent of effort, including the need for us to involve professionals with expertise in information technology (IT), to identify, test, and evaluate the Company's systems, software applications, and automated controls.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the Company's systems to process payment services revenues included the following, among others:

•With the assistance of our IT specialists, we:
◦Identified the significant systems used to process revenue transactions and tested the general IT controls over each of these systems, including testing of user access controls, change management controls, and IT operations controls.
◦Tested system interface controls and automated controls within the relevant revenue streams, as well as the controls designed to ensure the accuracy and completeness of revenues.
•We tested controls within the relevant revenue business processes, including those in place to reconcile the various reports extracted from the IT systems to the Company’s general ledger.
•We evaluated trends in recorded revenues, including interchange fees and payment network fees.
•For a sample of revenue transactions, we tested selected transactions by agreeing the amounts of revenue recognized to source documents and tested the mathematical accuracy of the recorded revenues.
•We developed independent expectations of certain revenue streams and compared these to amounts recorded by the Company.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
February 14, 2025 (November 4, 2025 as to the effects of discontinued operations and the changes in presentation of cash flows and disaggregated revenues discussed in Note 1)

We have served as the Company's auditor since 2002.

GLOBAL PAYMENTS INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Years Ended December 31,
	2024	2023	2022

Revenues	$7,688,703	$7,333,675	$6,828,887
Operating expenses:
Cost of service	2,008,126	2,044,175	2,223,280
Selling, general and administrative	3,948,516	3,813,187	3,263,921
Impairment of goodwill	—	—	833,075
Net (gain) loss on business dispositions	(273,134)	136,744	199,094
	5,683,508	5,994,106	6,519,370

Operating income	2,005,195	1,339,569	309,517

Interest and other income	158,674	110,767	32,877
Interest and other expense	(600,973)	(640,423)	(450,423)
	(442,299)	(529,656)	(417,546)

Income (loss) from continuing operations before income taxes and equity in income of equity method investments	1,562,896	809,913	(108,029)
Income tax expense	239,069	193,947	125,797
Income (loss) from continuing operations before equity in income of equity method investments	1,323,827	615,966	(233,826)
Equity in income of equity method investments, net of tax	70,180	67,452	85,175
Income (loss) from continuing operations	1,394,007	683,418	(148,651)
Income from discontinued operations, net of tax	250,146	345,405	291,964
Net income	1,644,153	1,028,823	143,313
Net income attributable to noncontrolling interests	(73,788)	(42,590)	(31,820)
Net income attributable to Global Payments	$1,570,365	$986,233	$111,493

Basic earnings per share attributable to Global Payments:
Continuing operations	$5.21	$2.47	$(0.64)
Discontinued operations	0.97	1.31	1.05
Total basic earnings per share attributable to Global Payments	$6.18	$3.78	$0.41

Diluted earnings per share attributable to Global Payments:
Continuing operations	$5.19	$2.46	$(0.64)
Discontinued operations	0.97	1.31	1.04
Total diluted earnings per share attributable to Global Payments	$6.16	$3.77	$0.40

See Notes to Consolidated Financial Statements.

GLOBAL PAYMENTS INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands)

	Years Ended December 31,
	2024	2023	2022

Net income	$1,644,153	$1,028,823	$143,313
Other comprehensive income (loss):
Foreign currency translation adjustments	(433,849)	211,310	(276,559)
Reclassification of accumulated foreign currency translation losses to net loss as a result of the sale of a foreign entity	—	—	62,925
Income tax benefit related to foreign currency translation adjustments	4,993	4,131	2,698
Net unrealized gains (losses) on hedging activities	34,399	(19,683)	12,915
Reclassification of net unrealized (gains) losses on hedging activities to interest expense	(8,731)	(4,609)	21,327
Income tax (expense) benefit related to hedging activities	(6,227)	5,853	(8,172)
Other, net of tax	141	439	(222)
Other comprehensive income (loss)	(409,274)	197,441	(185,088)
Comprehensive income (loss)	1,234,879	1,226,264	(41,775)
Comprehensive income attributable to noncontrolling interests	(19,320)	(92,987)	(18,519)
Comprehensive income (loss) attributable to Global Payments	$1,215,559	$1,133,277	$(60,294)

See Notes to Consolidated Financial Statements.

GLOBAL PAYMENTS INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	December 31, 2024	December 31, 2023

ASSETS
Current assets:
Cash and cash equivalents	$2,356,434	$1,906,931
Accounts receivable, net	782,306	797,094
Settlement processing assets	1,599,390	4,097,417
Prepaid expenses and other current assets	350,274	375,176
Current assets of discontinued operations	942,828	891,703
Total current assets	6,031,232	8,068,321
Goodwill	16,777,532	17,226,828
Other intangible assets, net	4,527,382	5,225,627
Property and equipment, net	1,400,247	1,360,393
Deferred income taxes	98,386	105,276
Notes receivable	772,297	713,123
Other noncurrent assets	1,845,053	1,938,514
Noncurrent assets of discontinued operations	15,438,126	15,932,104
Total assets	$46,890,255	$50,570,186
LIABILITIES AND EQUITY
Current liabilities:
Settlement lines of credit	$503,407	$981,244
Current portion of long-term debt	1,008,750	512,580
Accounts payable and accrued liabilities	2,626,159	2,383,523
Settlement processing obligations	1,518,541	3,698,921
Current liabilities of discontinued operations	595,857	549,461
Total current liabilities	6,252,714	8,125,729
Long-term debt	15,058,675	15,574,681
Deferred income taxes	1,574,232	1,964,309
Other noncurrent liabilities	543,603	645,852
Noncurrent liabilities of discontinued operations	444,464	472,100
Total liabilities	23,873,688	26,782,671
Commitments and contingencies
Redeemable noncontrolling interests	160,623	507,965
Equity:
Preferred stock, no par value; 5,000,000 shares authorized and none issued	—	—
Common stock, no par value; 400,000,000 shares authorized at December 31, 2024 and 2023; 248,708,899 shares issued and outstanding at December 31, 2024, and 260,382,746 shares issued and outstanding at December 31, 2023	—	—
Paid-in capital	18,118,942	19,800,953
Retained earnings	4,774,736	3,457,182
Accumulated other comprehensive loss	(612,992)	(258,925)
Total Global Payments shareholders’ equity	22,280,686	22,999,210
Nonredeemable noncontrolling interests	575,258	280,340
Total equity	22,855,944	23,279,550
Total liabilities, redeemable noncontrolling interests and equity	$46,890,255	$50,570,186

See Notes to Consolidated Financial Statements.

GLOBAL PAYMENTS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2024	2023	2022

Cash flows from operating activities:
Net income	$1,644,153	$1,028,823	$143,313
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	493,003	458,157	399,486
Amortization of acquired intangibles	1,369,328	1,318,535	1,262,969
Amortization of capitalized contract costs	138,051	123,405	109,701
Share-based compensation expense	164,244	208,994	163,261
Provision for operating losses and credit losses	81,018	97,103	116,879
Noncash lease expense	58,728	65,307	78,935
Deferred income taxes	(346,228)	(499,974)	(315,495)
Paid-in-kind interest capitalized to principal of notes receivable	(74,139)	(46,524)	—
Equity in income of equity method investments, net of tax	(70,499)	(67,896)	(85,685)
Distributions received on investments	32,849	18,267	45,521
Impairment of goodwill	—	—	833,075
Technology asset charge	55,808	—	—
Net (gain) loss on business dispositions	(273,134)	136,744	199,094
Other, net	45,787	71,063	31,430
Changes in operating assets and liabilities, net of the effects of business combinations:
Accounts receivable	(10,443)	(78,647)	(111,974)
Prepaid expenses and other assets	(221,447)	(289,826)	(295,980)
Accounts payable and other liabilities	(29,496)	6,274	(34,336)
Net cash provided by operating activities	3,057,583	2,549,805	2,540,194
Cash flows from investing activities:
Business combinations and other acquisitions, net of cash and restricted cash acquired	(487,056)	(4,225,610)	(65,672)
Capital expenditures	(674,917)	(658,142)	(615,652)
Issuance of notes receivable	—	(50,000)	—
Repayment of notes receivable	—	50,000	—
Net cash from sales of businesses	962,435	479,067	(29,755)
Proceeds from sales of investments	19,008	42,135	33,046
Other, net	6,639	1,438	2,496
Net cash used in investing activities	(173,891)	(4,361,112)	(675,537)
Cash flows from financing activities:
Changes in funds held for customers	136,759	44,834	17,179
Changes in settlement processing assets and obligations, net	338,341	(345,898)	(313,333)
Net (repayments) borrowings from settlement lines of credit	(442,713)	220,682	285,644
Net (repayments) borrowings from commercial paper notes	(1,367,859)	1,367,859	—
Proceeds from long-term debt	9,635,049	10,336,850	9,812,289
Repayments of long-term debt	(8,334,846)	(9,099,938)	(7,895,131)
Payments of debt issuance costs	(33,056)	(12,735)	(48,635)
Repurchases of common stock	(1,551,950)	(418,272)	(2,921,307)
Proceeds from stock issued under share-based compensation plans	43,009	60,345	44,127
Common stock repurchased - share-based compensation plans	(56,229)	(41,225)	(38,601)
Purchase of subsidiary shares from noncontrolling interest	(108,770)	—	—
Distributions to noncontrolling interests	(38,086)	(32,997)	(23,031)
Contributions from noncontrolling interests	4,044	26,205	—
Payment of deferred and contingent consideration in business combination	(6,390)	(5,222)	(15,726)
Purchase of capped calls related to issuance of convertible notes	(256,250)	—	(302,375)
Dividends paid	(252,811)	(260,431)	(273,955)
Net cash (used in) provided by financing activities	(2,291,758)	1,840,057	(1,672,855)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(112,834)	12,519	(99,219)
Increase in cash, cash equivalents and restricted cash	479,100	41,269	92,583
Cash, cash equivalents and restricted cash, beginning of the period	2,256,875	2,215,606	2,123,023
Cash, cash equivalents and restricted cash, end of the period	$2,735,975	$2,256,875	$2,215,606

See Notes to Consolidated Financial Statements.

GLOBAL PAYMENTS INC.
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(in thousands, except per share data)

	Shareholders' Equity
	Number of Shares	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Global Payments Shareholders’ Equity	Nonredeemable Noncontrolling Interests	Total Equity	Redeemable Noncontrolling Interests

Balance at December 31, 2023	260,383	$19,800,953	$3,457,182	$(258,925)	$22,999,210	$280,340	$23,279,550	$507,965
Net income			1,570,365		1,570,365	51,381	1,621,746	22,407
Other comprehensive loss				(354,806)	(354,806)	(39,636)	(394,442)	(14,832)
Stock issued under share-based compensation plans	1,508	43,009			43,009		43,009
Common stock repurchased - share-based compensation plans	(452)	(57,092)			(57,092)		(57,092)
Share-based compensation expense		164,244			164,244		164,244
Repurchases of common stock	(12,730)	(1,565,688)			(1,565,688)		(1,565,688)
Distributions to noncontrolling interests					—	(38,086)	(38,086)
Contributions from noncontrolling interests					—	89	89	3,955
Purchase of subsidiary shares from noncontrolling interest		(71,807)		739	(71,068)	(37,702)	(108,770)
Reclassification of redeemable noncontrolling interest to nonredeemable noncontrolling interest					—	358,872	358,872	(358,872)
Purchase of capped calls related to issuance of convertible notes, net of taxes of $61,573		(194,677)			(194,677)		(194,677)
Cash dividends declared ($1.00 per common share)			(252,811)		(252,811)		(252,811)
Balance at December 31, 2024	248,709	$18,118,942	$4,774,736	$(612,992)	$22,280,686	$575,258	$22,855,944	$160,623

	Shareholders' Equity
	Number of Shares	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Global Payments Shareholders’ Equity	Nonredeemable Noncontrolling Interests	Total Equity	Redeemable Noncontrolling Interests

Balance at December 31, 2022	263,082	$19,978,095	$2,731,380	$(405,969)	$22,303,506	$236,704	$22,540,210	$—
Net income			986,233		986,233	41,104	1,027,337	1,486
Other comprehensive income				147,044	147,044	8,745	155,789	41,652
Stock issued under share-based compensation plans	1,733	60,345			60,345		60,345
Common stock repurchased - share-based compensation plans	(367)	(41,011)			(41,011)		(41,011)
Share-based compensation expense		208,994			208,994		208,994
Redeemable noncontrolling interests acquired in a business combination					—		—	471,119
Share-based awards granted in connection with a business combination		2,484			2,484		2,484
Repurchases of common stock	(4,065)	(413,667)			(413,667)		(413,667)
Distributions to noncontrolling interests					—	(26,705)	(26,705)	(6,292)
Sale of subsidiary shares to noncontrolling interest		5,713			5,713	20,492	26,205
Cash dividends declared ($1.00 per common share)			(260,431)		(260,431)		(260,431)
Balance at December 31, 2023	260,383	$19,800,953	$3,457,182	$(258,925)	$22,999,210	$280,340	$23,279,550	$507,965

See Notes to Consolidated Financial Statements.

GLOBAL PAYMENTS INC.
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(in thousands, except per share data)

	Shareholders' Equity
	Number of Shares	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Global Payments Shareholders’ Equity	Nonredeemable Noncontrolling Interests	Total Equity

Balance at December 31, 2021	284,750	$22,880,261	$2,982,122	$(234,182)	$25,628,201	$241,216	$25,869,417
Net income			111,493		111,493	31,820	143,313
Other comprehensive loss				(171,787)	(171,787)	(13,301)	(185,088)
Stock issued under share-based compensation plans	1,883	44,127			44,127		44,127
Common stock repurchased - share-based compensation plans	(285)	(38,423)			(38,423)		(38,423)
Share-based compensation expense		163,261			163,261		163,261
Repurchases of common stock	(23,266)	(2,841,534)	(88,280)		(2,929,814)		(2,929,814)
Distributions to noncontrolling interests					—	(23,031)	(23,031)
Purchase of capped calls related to issuance of convertible notes, net of taxes of $72,778		(229,597)			(229,597)		(229,597)
Cash dividends declared ($1.00 per common share)			(273,955)		(273,955)		(273,955)
Balance at December 31, 2022	263,082	$19,978,095	$2,731,380	$(405,969)	$22,303,506	$236,704	$22,540,210

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business, consolidation and presentation - We are a leading payments technology company delivering innovative software and services to our customers globally. Our technologies, services and team member expertise allow us to provide a broad range of solutions that enable our customers to operate their businesses more efficiently across a variety of channels around the world. Global Payments Inc. and its consolidated subsidiaries are referred to herein collectively as "Global Payments," the "Company," "we," "our" or "us," unless the context requires otherwise.

On April 17, 2025, we entered into definitive agreements to acquire 100% of Worldpay Holdco, LLC (“Worldpay”) from Fidelity National Information Services, Inc. (“FIS”) and affiliates of GTCR LLC (“GTCR”) and divest our Issuer Solutions business to FIS. Worldpay is an industry leading payments technology and solutions company. Consideration expected to be paid to GTCR for its ownership interest in Worldpay consists of (1) approximately $6.1 billion in cash and (2) 43.3 million shares of Global Payments common stock. Consideration expected to be received for the divestiture of our Issuer Solutions business consists of (1) approximately $7.5 billion in cash and (2) FIS’ ownership interest in Worldpay. The proposed acquisition of Worldpay and divestiture of our Issuer Solutions business will occur simultaneously, and the transactions are expected to close in the first quarter of 2026, subject to regulatory approvals and other customary closing conditions. Both transactions are subject to customary working capital and other adjustments. We will provide certain transition services to support the Issuer Solutions business upon divestiture. We will also receive certain transition services from FIS upon consummation of the Worldpay acquisition.

We analyzed quantitative and qualitative factors relevant to the Issuer Solutions disposal group and determined that the accounting criteria to be classified as held for sale and a discontinued operation were met. Accordingly, the operating results of the Issuer Solutions business have been reflected as discontinued operations for all periods presented. The assets and liabilities of the disposal group are presented separately on the consolidated balance sheets for all periods presented. Our consolidated statements of cash flows includes cash flows from discontinued operations for all periods presented. Unless otherwise indicated, all disclosures in the notes to the consolidated financial statements reflect only our continuing operations. Our Issuer Solutions business was historically presented as a reportable segment. For additional information related to the divestiture of Issuer Solutions, see "Note 3—Business Dispositions and Discontinued Operations."

Additionally, as described in "Note 3—Business Dispositions and Discontinued Operations," during the second quarter of 2023, we completed the sale of the consumer portion of our Netspend business, which comprised our former Consumer Solutions segment. Our consolidated financial statements include the results of our former Consumer Solutions segment for periods prior to disposition. See "Note 18—Segment Information" in the notes to the accompanying consolidated financial statements for additional information about our segments.

In 2025, we elected to change our presentation of cash flows associated with "Changes in settlement processing assets and obligations, net" and "Changes in funds held for customers" from operating activities to financing activities within our consolidated statements of cash flows. The change has been applied retrospectively, and the prior periods have been conformed to the current period presentation. This change had no effect on our consolidated statements of income, consolidated statements of comprehensive income, consolidated balance sheets or consolidated statements of changes in equity. The change in presentation resulted in the following changes:

•a decrease in net cash provided by operating activities and a decrease in net cash used in financing activities of $475.1 million for the year ended December 31, 2024,
•an increase in net cash provided by operating activities and a decrease in net cash provided by financing activities of $301.1 million for the year ended December 31, 2023, and
•an increase in net cash provided by operating activities and an increase in net cash used in financing activities of $296.2 million for the year ended December 31, 2022.

In 2025, we also elected to change the presentation of disaggregated revenues in our Merchant Solutions segment from distribution channels to service lines. The change has been applied retrospectively, and the prior periods have been conformed to the current period presentation. This change had no effect on our consolidated statements of income, consolidated statements of comprehensive income, consolidated balance sheets, consolidated statements of cash flows or consolidated statements of changes in equity. See "Note 4—Revenues" for our disaggregated revenue disclosures.

These consolidated financial statements include our accounts and those of our majority-owned subsidiaries, and all intercompany balances and transactions have been eliminated in consolidation. Investments in entities that we do not control are accounted for using the equity or cost method, based on whether or not we have the ability to exercise significant influence over operating and financial policies. These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP").

Use of estimates - The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reported period. Actual results could differ materially from those estimates. In particular, uncertainty resulting from global events and other macroeconomic conditions are difficult to predict at this time, and the ultimate effect could result in additional charges related to the recoverability of assets, including financial assets, long-lived assets and goodwill and other losses. These consolidated financial statements reflect the financial statement effects based upon management’s estimates and assumptions utilizing the most currently available information.

Recently adopted accounting pronouncements

Accounting Standards Update ("ASU") 2023-07 - In November 2023, the Financial Accounting Standards Board ("FASB") issued ASU 2023-07, "Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures," which updates reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses, inclusion of all annual disclosures in interim periods and disclosure of the title and position of the chief operating decision maker. We adopted ASU 2023-07 effective December 31, 2024 and applied it retrospectively to all periods presented in the financial statements. See "Note 18—Segment Information" for further information.

ASU 2021-08 - In October 2021, the FASB issued ASU 2021-08, "Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers." We elected to early adopt ASU 2021-08 during the year ended December 31, 2022, with application to any business combinations for which the acquisition date occurred after January 1, 2022. Prior to the adoption of this update, an acquirer generally recognized assets acquired and liabilities assumed in a business combination, including contract assets and contract liabilities arising from revenue contracts with customers and other similar contracts that are accounted for in accordance with Accounting Standards Codification ("ASC") Topic 606, Revenue from Contracts with Customers ("Topic 606" or "ASC 606"), at fair value on the acquisition date. ASU 2021-08 requires that an entity recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with Topic 606. At the acquisition date, an acquirer should account for the related revenue contracts in accordance with Topic 606 as if it had originated the contracts, which should generally result in an acquirer recognizing and measuring the acquired contract assets and contract liabilities consistent with how they were recognized and measured in the acquiree’s financial statements. This update also provides certain practical expedients for acquirers when recognizing and measuring acquired contract assets and contract liabilities from revenue contracts in a business combination.

Recently issued accounting pronouncement not yet adopted

ASU 2024-03 - In November 2024, the FASB issued ASU 2024-03, "Disaggregation of Income Statement Expenses," which requires disclosure in the notes to financial statements of specified information about certain costs and expenses. The amendments in this update are effective for fiscal years beginning after December 15, 2026. Early adoption is permitted. The amendments should be applied either prospectively to financial statements issued for reporting periods after the effective date of this update or retrospectively to any or all prior periods presented in the financial statements. We are evaluating the potential effects of ASU 2024-03 on our consolidated financial statements.

ASU 2023-09 - In December 2023, the FASB issued ASU 2023-09, "Income Taxes (Topic 740): Improvement to Income Tax Disclosures," which is intended to enhance the transparency and decision usefulness of income tax information through improvements to income tax disclosures, primarily related to the rate reconciliation and information regarding income taxes paid. The amendments in this update are effective for annual periods beginning with our fiscal year ending December 31, 2025. We expect to apply this amendment on a retrospective basis in our Annual Report on Form 10-K for the year ended December 31, 2025. The adoption will result in expanded disclosures of the components of the reconciliation between income tax expense and statutory expectations as well as expanded disclosures of income taxes paid.

SEC rule changes - On March 6, 2024, the SEC adopted final rules that require disclosure of certain climate-related information, including disclosures relating to material climate-related risks, targets or goals, risk management and governance activities and greenhouse gas emissions. In addition, the rules require disclosure of certain climate-related financial metrics in the notes to the audited financial statements. The new disclosures are required on a prospective basis and provide for a phased-in compliance period. However, in April 2024, the SEC stayed the rules pending judicial review. Therefore, the timing of the effectiveness of these rules and their ultimate enforceability is uncertain.

Revenue recognition - At contract inception, we assess the goods and services promised in our contracts with customers and identify a performance obligation for each promise to transfer to the customer a good or service that is distinct. In accordance with ASC 606, we recognize revenue when a customer obtains control of promised goods and services. The amount of revenue recognized reflects the consideration to which we expect to be entitled to receive in exchange for these goods and services.

Merchant Solutions. Our customers in the Merchant Solutions segment contract with us for payment services, which we provide in exchange for consideration for completed transactions. Our payment solutions are similar around the world in that we enable our customers to accept card, check and digital-based payments. Our comprehensive offerings include, but are not limited to, authorization, settlement and funding services, customer support, chargeback resolution, payment security services, consolidated billing and reporting. In addition, we may sell or lease point-of-sale terminals or other equipment to customers.

For our payment services, the nature of our promise to the customer is that we stand ready to process transactions the customer requests on a daily basis over the contract term. Since the timing and quantity of transactions to be processed by us is not determinable, we view payment services to comprise an obligation to stand ready to process as many transactions as the customer requests. Under a stand-ready obligation, the evaluation of the nature of our performance obligation is focused on each time increment rather than the underlying activities. Therefore, we view payment services to comprise a series of distinct days of service that are substantially the same and have the same pattern of transfer to the customer. Accordingly, the promise to stand ready is accounted for as a single series performance obligation.

In order to provide our payment services, we route and clear each transaction through the applicable payment network. We obtain authorization for the transaction and request funds settlement from the card issuing financial institution through the payment network. When third parties are involved in the transfer of goods or services to our customer, we consider the nature of each specific promised good or service and apply judgment to determine whether we control the good or service before it is transferred to the customer or whether we are acting as an agent of the third party. To determine whether or not we control the good or service before it is transferred to the customer, we assess indicators including which party is primarily responsible for fulfillment and which party has discretion in determining pricing for the good or service, as well as other considerations. Based on our assessment of these indicators, we have concluded that our promise to our customer to provide our payment services is distinct from the services provided by the card issuing financial institutions and payment networks in connection with payment transactions. We do not have the ability to direct the use of and obtain substantially all of the benefits of the services provided by the card issuing financial institutions and payment networks before those services are transferred to our customer, and on that basis, we do not control those services prior to being transferred to our customer. As a result, we present our revenues net of the interchange fees retained by the card issuing financial institutions and the fees charged by the payment networks.

The majority of our payment services are priced as a percentage of transaction value or a specified fee per transaction, depending on the card type. We also charge other per occurrence fees for specific services that may be unrelated to the number of transactions or transaction value.

Given the nature of the promise and the underlying fees based on unknown quantities or outcomes of services to be performed over the contract term, the total consideration is determined to be variable consideration. The variable consideration for our payment service is usage-based and, therefore, it specifically relates to our efforts to satisfy our payment services performance obligation. The variability is satisfied each day the service is provided to the customer. We directly ascribe variable fees to the distinct day of service to which it relates, and we consider the services performed each day in order to ascribe the appropriate amount of total fees to that day. Therefore, we measure revenues for our payment service on a daily basis based on the services that are performed on that day.

Certain of our technology-enabled customer arrangements contain multiple promises, such as payment services, perpetual software licenses, software-as-a-service ("SaaS"), maintenance, installation services, training and equipment, each of which is evaluated to determine whether it represents a separate performance obligation. SaaS arrangements are generally offered on a subscription basis, providing the customers with access to the SaaS platform along with general support and maintenance services. Because these promised services within our SaaS arrangements are delivered concurrently over the contract term, we account for these promises as if they are a single performance obligation that includes a series of distinct services with the same pattern of transfer to the customer. In addition, certain implementation services are not considered distinct from the SaaS and are recognized over the expected period of benefit.

Once we determine the performance obligations and the transaction price, including an estimate of any variable consideration, we then allocate the transaction price to each performance obligation in the contract using a relative standalone selling price method. We determine standalone selling price based on the price at which the good or service is sold separately. If the standalone selling price is not observable through past transactions, we estimate the standalone selling price by considering all reasonably available information, including market conditions, trends or other company- or customer-specific factors.

Substantially all of the performance obligations within our SaaS arrangements described above are satisfied over time. We satisfy the combined SaaS performance obligation by standing ready to provide access to the SaaS. Consideration for SaaS arrangements may consist of fixed or usage-based fees. Revenue is recognized over the period for which the services are provided or by directly ascribing any variable fees to the distinct day of service based on the services that are performed on that day. The performance obligations associated with equipment sales, perpetual software licenses and certain professional services are generally satisfied at a point in time when they are transferred to the customer. For certain other professional services that represent separate performance obligations, we generally use the input method and recognize revenue based on the number of hours incurred or services performed to date in relation to the total services expected to be required to satisfy the performance obligation.

Issuer Solutions. Issuer Solutions revenues, presented in discontinued operations, are primarily derived from long-term contracts with financial institutions and other financial service providers. Issuer Solutions customer contracts typically include an obligation to provide processing services to those customers. Payment processing services revenues are generated primarily from charges based on the number of accounts on file, transactions and authorizations processed, statements generated and/or mailed, managed services, cards embossed and mailed, and other processing services for cardholder accounts on file. Most of the customer contracts have prescribed annual minimums, penalties for early termination, and service level agreements that may affect contractual fees if specific service levels are not achieved. We have determined that these processing services represent a stand-ready obligation comprising a series of distinct days of services that are substantially the same and have the same pattern of transfer to the customer.

Issuer Solutions contracts may also include additional performance obligations relating to loyalty redemption services and other professional services. Similar to processing services, we have determined that loyalty redemption services represent a stand-ready obligation comprising a series of distinct days of service that are substantially the same and have the same pattern of transfer to the customer.

To the extent a contract includes multiple promised services, we must apply judgment to determine whether promised services are capable of being distinct and are distinct in the context of the contract. If these criteria for being distinct are not met, the promised services are combined and accounted for as a single performance obligation.

The performance obligations to provide processing services and loyalty redemption services include variable consideration. The variable consideration for our services is usage-based and, therefore, it specifically relates to our efforts to satisfy our services performance obligation. The variability is satisfied each day the service is provided to the customer. We directly ascribe variable fees to the distinct day of service to which it relates, and we consider the services performed each day in order to ascribe the appropriate amount of total fees to that day. Therefore, we measure revenues for our services on a daily basis based on the services that are performed on that day.

Professional services performance obligations are satisfied over time. For professional services, we recognize revenue based on the labor hours incurred for time and materials projects or on a straight-line basis for fixed-fee projects.

In some cases, we pay certain of our customers a signing incentive at contract inception or renewal. Consideration paid to customers is accounted for as a reduction of the transaction price and recognized as a reduction in revenues as the related services are provided to the customer, typically over the contract term. The deferred portion of consideration paid to customers is classified within other assets in our consolidated balance sheets.

Other Issuer Solutions customer arrangements provide business-to-business ("B2B") payment services, consisting of a stand-ready obligation to process financial transactions for which revenue is recognized on a daily basis based on the services that are performed on that day. Customer contracts may also include subscription based SaaS arrangements that automate key procurement processes and enable virtual cards and integrated payments options, for which revenue is recognized over time on a ratable basis over the contract term beginning on the date that the services are first made available to the customer. Issuer Solutions is now presented as a discontinued operation.

Consumer Solutions. During the second quarter of 2023, we completed the sale of the consumer portion of our Netspend business, which comprised our former Consumer Solutions segment. For the periods prior to disposition, our Consumer Solutions arrangements included a stand-ready performance obligation to provide account access and facilitate purchase transactions. Revenues principally consisted of fees collected from cardholders and fees generated by cardholder activity in connection with the programs that we managed. Customers were typically charged a fee for each purchase transaction made using their cards, unless the customer was on a monthly or annual service plan, in which case the customer was instead charged a monthly or annual subscription fee, as applicable. Customers were also charged a monthly maintenance fee after a specified period of inactivity. We also charged fees associated with additional services offered in connection with our accounts, including the use of overdraft features, a variety of bill payment options, card replacement, foreign exchange and card-to-card transfers of funds initiated through our call centers.

We determined that we had a right to consideration from a customer in an amount that corresponded directly with our performance completed to date. As a result, we recognized revenue in the amount to which we had a right to invoice. Revenues were recognized net of fees charged by the payment networks for services they provided in processing transactions routed through them.

Cash, cash equivalents and restricted cash - Cash and cash equivalents include cash on hand and all liquid investments with a maturity of three months or less when purchased. We consider certain portions of our cash and cash equivalents to be unrestricted but not available for general purposes. The amount of cash that we consider to be available for general purposes (inclusive of discontinued operations), $1,067.5 million and $703.3 million as of December 31, 2024 and 2023, respectively, does not include the following: (i) settlement-related cash balances, (ii) funds held as collateral for merchant losses ("Merchant Reserves") and (iii) funds held for customers. Settlement-related cash balances represent funds that we hold when the incoming amount from the card networks precedes the funding obligation to the merchant. Settlement-related cash balances are not restricted in their use; however, these funds are generally paid out in satisfaction of a processing obligation the following day. Merchant Reserves serve as collateral to minimize contingent liabilities associated with any losses that may occur under the merchant agreement. We recognize a corresponding liability in settlement processing assets and settlement processing obligations in our consolidated balance sheets. While this cash is not restricted in its use, we believe that designating this cash as Merchant Reserves strengthens our fiduciary standing with financial institutions that sponsor us. Funds held for customers, which are not restricted in their use, include amounts collected before the corresponding obligation is due to be settled to or at the direction of our customers.

Restricted cash includes amounts that cannot be withdrawn or used for general operating activities under legal or regulatory restrictions. Restricted cash consists of amounts deposited by customers for prepaid card transactions and funds held as a liquidity reserve that are subject to local regulatory restrictions requiring appropriate segregation and restriction in their use. Restricted cash is included in prepaid expenses and other current assets in the consolidated balance sheets with a corresponding liability in accounts payable and accrued liabilities.

We regularly maintain cash balances with financial institutions in excess of the Federal Deposit Insurance Corporation insurance limit or the equivalent outside the U.S. As of December 31, 2024, approximately 75% of our total balance of cash and cash equivalents (inclusive of discontinued operations) was held within a small group of financial institutions, primarily large money center banks. Although we currently believe that the financial institutions with whom we do business will be able to fulfill their commitments to us, there is no assurance that those institutions will be able to continue to do so. We have not experienced any losses associated with our balances in such accounts for the years ended December 31, 2024, 2023 or 2022.

A reconciliation of the amounts of cash and cash equivalents and restricted cash in the consolidated balance sheets to the amount in the consolidated statements of cash flows is as follows:

	December 31,
	2024	2023

	(in thousands)

Cash and cash equivalents of continuing operations	$2,356,434	$1,906,931
Restricted cash of continuing operations	6,197	1,263
Cash, cash equivalents and restricted cash of discontinued operations	373,344	348,681
Cash, cash equivalents and restricted cash shown in the statement of cash flows	$2,735,975	$2,256,875

Accounts receivable, contract assets and contract liabilities - A contract with a customer creates legal rights and obligations. As we perform under customer contracts, our right to consideration that is unconditional is considered to be accounts receivable. If our right to consideration for such performance is contingent upon a future event or satisfaction of additional performance obligations, the amount of revenues we have recognized in excess of the amount we have billed to the customer is recognized as a contract asset. Contract liabilities represent consideration received from customers in excess of revenues recognized. Contract assets and liabilities are presented net at the individual contract level in the consolidated balance sheet and are classified as current or noncurrent based on the nature of the underlying contractual rights and obligations. See "Note 4—Revenues" for further information.

Allowance for credit losses on accounts receivable - We are exposed to credit losses on accounts receivable balances. We utilize a combination of aging and loss-rate methods to develop an estimate of current expected credit losses, depending on the nature and risk profile of the underlying asset pool. A broad range of information is considered in the estimation process, including historical loss information adjusted for current conditions and expectations of future trends. The estimation process also includes consideration of qualitative and quantitative risk factors associated with the age of asset balances, expected timing of payment, contract terms and conditions, changes in specific customer risk profiles or mix of customers, geographic risk, industry or economic trends and relevant environmental factors. Accounts receivable is presented net of an allowance for credit losses of $24.0 million and $17.5 million as of December 31, 2024 and 2023, respectively.

The measurement of the allowance for credit losses on accounts receivable is recognized through credit loss expense and is included as a component of selling, general and administrative expenses in our consolidated statements of income. We recognized credit loss expense of $25.8 million, $23.5 million and $14.9 million for the years ended December 31, 2024, 2023 and 2022, respectively. Write-offs are recognized in the period in which the asset is deemed to be uncollectible. Recoveries are recognized when received as a direct credit to the credit loss expense.

Revenues are recognized net of estimated billing adjustments. Adjustments to customer invoices are charged against the allowance for billing adjustments.

Contract costs - We capitalize certain costs to obtain contracts with customers, including employee sales commissions and fees to business partners. At contract inception, we capitalize costs incurred that we expect to recover and that would not have been incurred if the contract had not been obtained. In certain instances in which costs related to obtaining customers are incurred after the inception of the customer contract, such costs are capitalized as the corresponding liability is recognized. We also capitalize certain costs incurred to fulfill our contracts with customers that (i) relate directly to the contract, (ii) are expected to generate resources that will be used to satisfy our performance obligation under the contract and (iii) are expected to be recovered through revenues generated under the contract. Capitalized costs to obtain and to fulfill contracts are included in other noncurrent assets.

Contract costs are amortized to operating expense in our consolidated statements of income on a systematic basis consistent with the transfer to the customer of the goods or services to which the asset relates. Amortization of capitalized costs to obtain customer contracts is included in selling, general and administrative expenses in the consolidated statements of income, while amortization of capitalized costs to fulfill customer contracts is included in cost of services. We utilize a straight-line or proportional amortization method depending upon which method best depicts the pattern of transfer of the goods or services to the customer. We amortize these assets over the expected period of benefit, which, based on the factors noted above, is typically three to seven years. In order to determine the appropriate amortization period for capitalized contract costs, we consider a combination of factors, including customer attrition rates, estimated terms of customer relationships, the useful lives of technology we use to provide goods and services to our customers, whether future contract renewals are expected and if there is any incremental commission expected to be paid associated with a contract renewal. Costs to obtain a contract with an expected period of benefit of one year or less are recognized as an expense when incurred. We evaluate contract costs for impairment by comparing, on a pooled basis, the expected future net cash flows from underlying customer relationships to the carrying amount of the capitalized contract costs. See "Note 4—Revenues" for further information.

Up-front distributor and partner payments - We capitalize certain up-front contractual payments to third-party distributors and partners and recognize the capitalized amount as expense ratably over the period of benefit, which is generally the contract period. If the contract requires the distributor or partner to perform specific acts and no other conditions exist for the distributor or partner to earn or retain the up-front payment, then we recognize the capitalized amount as an expense when the performance conditions have been met. Up-front distributor and partner payments are classified in our consolidated balance sheets within prepaid expenses and other current assets and other noncurrent assets and the related expense is reported within selling, general and administrative expenses in our consolidated statements of income.

Settlement processing assets and obligations - Funds settlement refers to the process in our Merchant Solutions segment of transferring funds between card issuers and merchants for merchant sales and credits processed on our systems. We use our internal network to provide funding instructions to financial institutions that in turn fund the merchants. We process funds settlement under two models, a sponsorship model and a direct membership model.

Under the sponsorship model, we are designated as an independent sales organization by Mastercard and Visa, which means that member clearing banks ("Member") sponsor us and require our adherence to the standards of the payment networks. In certain markets, we have sponsorship or depository and clearing agreements with financial institution sponsors. These agreements allow us to route transactions under the Members' control and identification numbers to clear credit card transactions through Mastercard and Visa. In this model, the standards of the payment networks restrict us from performing funds settlement or accessing merchant settlement funds, and, instead, require that these funds be in the possession of the Member until the merchant is funded.

Under the direct membership model, we are members in various payment networks, allowing us to process and fund transactions without third-party sponsorship. In this model, we route and clear transactions directly through the card brand’s network and are not restricted from performing funds settlement. Otherwise, we process these transactions similarly to how we process transactions in the sponsorship model. We are required to adhere to the standards of the payment networks in which we are direct members. We maintain relationships with financial institutions, which may also serve as our Member sponsors for other card brands or in other markets, to assist with funds settlement.

Timing differences, interchange fees, merchant reserves and exception items cause differences between the amount received from the payment networks and the amount funded to the merchants. These intermediary balances arising in our settlement process are reflected as settlement processing assets and obligations in our consolidated balance sheets.

Settlement processing assets and obligations include the following components:

•Interchange reimbursement. Our receivable from merchants for the portion of the discount fee related to reimbursement of the interchange fee.

•Receivable from Members. Our receivable from the Members for transactions in which we have advanced funding to the Members to fund merchants in advance of receipt of funding from payment networks.

•Receivable from networks. Our receivable from a payment network for transactions processed on behalf of merchants where we are a direct member of that particular network.

•Exception items. Items such as customer chargeback amounts received from merchants.

•Merchant Reserves. Reserves held to minimize contingent liabilities associated with losses that may occur under the merchant agreement.

•Liability to Members. Our liability to the Members for transactions that have not yet been funded to the merchants.

•Liability to merchants. Our liability to merchants for transactions that have been processed but not yet funded where we are a direct member of a particular payment network.

•Allowance for credit and other merchant losses on settlement assets. Allowances, charges or expected credit losses on chargebacks, merchant fraud or other merchant-related reason.

We apply offsetting to our settlement processing assets and obligations where a right of setoff exists. In the sponsorship model, we apply offsetting by Member agreement because the Member is ultimately responsible for funds settlement. With these Member transactions, we do not have access to the gross proceeds of the receivable from the payment networks and, thus, do not have a direct obligation or any ability to satisfy the payable to fund the merchant. In these situations, we apply offsetting to determine a net position for each Member agreement. If that net position is an asset, we reflect the net amount in settlement processing assets in our consolidated balance sheet. If that net position is a liability, we reflect the net amount in settlement processing obligations in our consolidated balance sheet. In the direct membership model, offsetting is not applied, and the individual components are presented as an asset or obligation based on the nature of that component.

Allowance for credit and other merchant losses on settlement assets - Our merchant customers are liable for any charges or losses that occur under the merchant agreement. We have a risk of loss in our card processing services associated with the liability to collect amounts from merchant customers for any charges properly reversed by the card issuing financial institutions. We are therefore exposed to credit losses on these settlement processing assets. We utilize a combination of aging and loss-rate methods to develop an estimate of current expected credit losses, depending on the nature and risk profile of the underlying asset pool. A broad range of information is considered in the estimation process, including historical loss information adjusted for current conditions and expectations of future trends. The estimation process also includes consideration of qualitative and quantitative risk factors associated with the age of asset balances, expected timing of payment, contract terms and conditions, changes in specific customer risk profiles or mix of customers, geographic risk, industry or economic trends and relevant environmental factors. We require cash deposits, guarantees, letters of credit and other types of collateral from certain merchants to minimize the risk of loss, and we also utilize a number of systems and procedures to manage merchant risk. The allowance for credit losses on settlement processing assets was $10.0 million and $9.7 million as of December 31, 2024 and 2023, respectively.

The measurement of the allowance for credit losses on settlement assets is recognized through credit loss expenses and is included as a component of cost of service in our consolidated statements of income. We recognized credit loss expense of $22.4 million, $19.2 million and $13.0 million for the years ended December 31, 2024, 2023 and 2022, respectively. Write-offs are recognized in the period in which the asset is deemed to be uncollectible. Recoveries are recognized when received as a direct credit to the credit loss expense.

Additionally, when we are not able to collect these amounts from merchants due to merchant fraud, insolvency, bankruptcy or any other reason, we may be liable for the reversed charges. We recognize an estimated liability for merchant losses comprised of estimated incurred but not reported losses, which is included in accrued liabilities in our consolidated balance sheet. The provision for merchant losses is included as a component of cost of service in our consolidated statements of income.

Reserve for cardholder losses - Through services offered in our former Consumer Solutions segment, we were exposed to losses due to cardholder fraud, payment defaults and other forms of cardholder activity as well as losses due to nonperformance of third parties who received cardholder funds for transmittal to the issuing financial institutions. We established a reserve for losses we estimated would arise from processing customer transactions, debit card overdrafts, chargebacks for unauthorized card use and merchant-related chargebacks due to nondelivery of goods and services. These reserves were established based upon historical loss and recovery rates and cardholder activity for which specific losses could be identified. Prior to the disposition of our consumer business, the provision for cardholder losses was included as a component of cost of service in our consolidated statements of income.

Property and equipment - Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are generally calculated using the straight-line method. Leasehold improvements are amortized over the lesser of the remaining term of the lease and the useful life of the asset.

We develop software that is used to provide services to customers. Capitalization of internal-use software costs, primarily associated with operating platforms, occurs when we have completed the preliminary project stage, management authorizes the project, management commits to funding the project, it is probable the project will be completed and the project will be used to perform the function intended. Costs incurred during the preliminary project stage are recognized as expense as incurred. Capitalized internal-use software is amortized over its estimated useful life, which is typically five to ten years, in a manner that best reflects the pattern of economic use of the assets. See "Note 5—Property and Equipment" for further information.

Goodwill - We test goodwill for impairment at the reporting unit level annually (in the fourth quarter) and more often if an event occurs or circumstances change that indicate the fair value of a reporting unit is below its carrying amount. We have the option of performing a qualitative assessment of impairment to determine whether any further quantitative assessment for impairment is necessary. The election of whether or not to perform a qualitative assessment is made annually and may vary by reporting unit.

Factors we consider in the qualitative assessment include general macroeconomic conditions, industry and market conditions, cost factors, overall financial performance of our reporting units, events or changes affecting the composition or carrying amount of the net assets of our reporting units, our share price, and other relevant entity-specific events. If we elect to bypass the qualitative assessment or if we determine, on the basis of qualitative factors, that the fair value of the reporting unit is more likely than not less than the carrying amount, a quantitative test would be required. The quantitative assessment compares the estimated fair value of the reporting unit to its carrying amount, and recognizes an impairment loss for the amount by which a reporting unit’s carrying amount exceeds its estimated fair value, without exceeding the total amount of goodwill allocated to that reporting unit.

During the second quarter of 2022, a sustained decline in our share price and increases in discount rates, primarily resulting from increased economic uncertainty, indicated a potential decline in fair value and triggered a requirement to evaluate our Issuer Solutions and former Business and Consumer Solutions reporting units for potential impairment as of June 30, 2022. Furthermore, the estimated sales price for the consumer business portion of our former Business and Consumer Solutions reporting unit also indicated a potential decline in fair value as of June 30, 2022. We determined on the basis of the quantitative assessment that the fair value of our Issuer Solutions reporting unit was still greater than its carrying amount as of June 30, 2022, indicating no impairment. Based on the quantitative assessment of our former Business and Consumer Solutions reporting unit, including consideration of the consumer business disposal group and the remaining assets of the reporting unit, we recognized a goodwill impairment charge of $833.1 million in our consolidated statement of income during the three months ended June 30, 2022. The estimated fair value used in the goodwill impairment assessment was considered to be a nonrecurring Level 3 measurement of the valuation hierarchy.

During the third quarter of 2022, as a result of the pending disposition of our consumer business and changes in how our business is managed, we realigned the businesses previously comprising our former Business and Consumer Solutions segment to include the B2B portion within our former Issuer Solutions segment and the consumer portion forming our Consumer Solutions segment. In connection with the change in presentation of segment information, the B2B portion of our former Business and Consumer Solutions reporting unit was realigned into the Issuer Solutions reporting unit, including a reallocation of goodwill. During the second quarter of 2023, we completed the sale of our consumer business. In addition, during 2023, we realigned our reporting units based on organizational changes and the acquired operations of EVO.

As of October 1, 2024, our reporting units consisted of the following: North America Payments Solutions, Vertical Market Software Solutions, Europe Merchant Solutions, Spain Merchant Solutions, Asia-Pacific Merchant Solutions, Latin America Merchant Solutions and Issuer Solutions. As of October 1, 2024, we performed a quantitative assessment of impairment for our Issuer Solutions, Europe Merchant Solutions, Spain Merchant Solutions and Latin America Merchant Solutions reporting units and a qualitative assessment for all other reporting units. We determined on the basis of the quantitative assessments of our Issuer Solutions, Europe Merchant Solutions, Spain Merchant Solutions and Latin America Merchant Solutions reporting units that the fair value of each reporting unit was greater than its respective carrying amount, indicating no impairment. Additionally, we determined on the basis of the qualitative factors that the fair value of other reporting units was not more likely than not less than the respective carrying amounts.

During the quarter ended December 31, 2024, we realigned our reporting units based on a strategic and organizational changes. The new reporting units are Core Payments Solutions, Integrated and Embedded Solutions, Point-of-Sale and Software Solutions, International Merchant Solutions and Issuer Solutions. Upon realignment of our reporting units, we performed a quantitative assessment of impairment for our Core Payments Solutions, Integrated and Embedded Solutions and Point-of-Sale and Software Solutions reporting units, and determined on the basis of those assessments that the fair value of each reporting unit was greater than its respective carrying amount, indicating no impairment. Additionally, our International Merchant Solutions reporting unit was an aggregation of our former Europe, Spain and Asia-Pacific reporting units, and was not more likely than not less than its respective carrying amounts. The realignment did not affect our Issuer Solutions reporting unit, which is now a discontinued operation.

See "Note 6—Goodwill and Other Intangible Assets" for further information.

Other intangible assets - Other intangible assets include customer-related intangible assets (such as customer lists, merchant contracts and referral agreements), contract-based intangible assets (such as noncompete agreements, distributor agreements and processing rights), acquired technologies, trademarks and trade names associated with business combinations. These assets are amortized over their estimated useful lives. The useful lives for customer-related intangible assets are determined based primarily on forecasted cash flows, which include estimates for the revenues, expenses, and customer attrition associated with the assets. The useful lives of contract-based intangible assets are equal to the terms of the agreements. The useful lives of acquired technologies are based on an estimate of the period over which we expect to receive economic benefit. The useful lives of amortizable trademarks and trade names are based on an estimate of the period over which we will earn revenues for the related assets, including contemplation of any future plans to use the trademarks and trade names in the applicable markets.

We use the straight-line method of amortization for our amortizable acquired technologies, trademarks and trade names and certain contract-based intangible assets. Amortization for most of our customer-related intangible assets and certain contract-based intangible assets is determined using an accelerated method. Under this accelerated method, we determine amortization expense for any period by first dividing the expected cash flows for that period that were used in determining the acquisition-date fair value of the asset by the expected total cash flows over the estimated life of the asset. We then multiply that ratio by the initial carrying amount of the asset to arrive at the amortization expense for that period. If the cash flow patterns that we experience differ significantly from our initial estimates, we adjust the amortization schedule prospectively. We believe that our accelerated method reflects the expected pattern of the benefit to be derived. See "Note 6—Goodwill and Other Intangible Assets" for further information.

Implementation costs incurred in a cloud computing arrangement - We capitalize implementation costs associated with cloud computing arrangements that are service contracts, and we amortize these capitalized implementation costs to expense on a straight-line basis over the term of the applicable hosting arrangement. Our cloud computing arrangements involve services we use to support certain internal corporate functions as well as technology associated with revenue-generating activities. As of December 31, 2024 and 2023, capitalized implementation costs, net of accumulated amortization, were $52.7 million and $45.4 million, respectively, and are presented within other noncurrent assets in the consolidated balance sheets. Amortization expense for the years ended December 31, 2024, 2023 and 2022 was $7.0 million, $3.5 million and $3.0 million, respectively, and is presented in the same line item in the consolidated statements of income as the expense for the associated cloud services arrangement.

Leases - We evaluate each of our lease and service arrangements at inception to determine if the arrangement is, or contains, a lease and the appropriate classification of each identified lease. A lease exists if we obtain substantially all of the economic benefits of, and have the right to control the use of, an asset for a period of time. Right-of-use assets represent our right to use an underlying asset for the lease term, and lease liabilities represent our obligation to make lease payments arising from the lease agreement. We recognize right-of-use assets and lease liabilities at the lease commencement date based on the present values of fixed lease payments over the term of the lease. Right-of-use assets may also be adjusted to reflect any prepayments made or any incentive payments received. Operating lease costs and depreciation expense for finance leases are recognized as expense on a straight-line basis over the lease term. We consider a termination or renewal option in the determination of the lease term when it is reasonably certain that we will exercise that option. Because our leases generally do not provide a readily determinable implicit interest rate, we use an incremental borrowing rate to measure the lease liability and associated right-of-use asset at the lease commencement date. The incremental borrowing rate used is a fully collateralized rate that considers our credit rating, market conditions and the term of the lease at the lease commencement date. We have made an accounting policy election to not recognize assets or liabilities for leases with a term of less than 12 months and to account for all components in a lease arrangement as a single combined lease component for all asset classes with the exception of computer equipment, for which we account for lease and nonlease components separately. See "Note 7—Leases" for further information.

Impairment of long-lived assets - We regularly evaluate whether events and circumstances have occurred that indicate the carrying amount of property and equipment, capitalized software, lease right-of-use assets and finite-life intangible assets may not be recoverable. When factors indicate that these long-lived assets should be evaluated for possible impairment, we assess the potential impairment by determining whether the carrying amount of such long-lived assets will be recovered through the future undiscounted cash flows expected from use of the asset and its eventual disposition. The evaluation is performed at the asset group level, which is the lowest level of identifiable cash flows. If the carrying amount of the asset group is determined to be not recoverable, a write-down to fair value is recognized. Fair values are determined based on quoted market prices or discounted cash flow analysis as applicable. We regularly evaluate whether events and circumstances have occurred that indicate the useful lives of property and equipment and finite-life intangible assets may warrant revision.

Assets held for sale - We classify an asset or business as a held for sale disposal group if we have committed to a plan to sell the asset or business within one year and are actively marketing the asset or business in its current condition for a price that is reasonable in comparison to its estimated fair value. Disposal groups held for sale are reported at the lower of carrying amount or fair value less costs to sell. Long-lived assets classified as held for sale are not subject to depreciation or amortization, and both the assets and any liabilities directly associated with the disposal group are presented net within separate current and noncurrent held for sale line items in our consolidated balance sheets. Subsequent changes to the estimated selling price of an asset or disposal group held for sale are recognized as gains or losses in our consolidated statement of income and any subsequent gains are limited to the cumulative losses previously recognized. Our Issuer Solutions disposal group met the criteria to be classified as held for sale and the planned disposition represents a strategic shift that will have a major effect on the Company's operations and financial results. As a result, the operating results of the Issuer Solutions business have been reflected as discontinued operations.

Notes receivable and allowance for credit losses - During the year ended December 31, 2023, we provided seller financing in connection with the sale of our former consumer and gaming businesses. We classify notes receivable as held for investment based on the intent and ability to hold for the foreseeable future or until maturity or payoff, and the notes are presented at amortized cost within notes receivable in our consolidated balance sheet. Interest income is recognized using the effective interest method, which includes the accretion of the difference between the fair value at inception and the face value of the notes.

We are exposed to credit losses on the notes. We utilize a probability-of-default and loss given default method to develop an estimate of current expected credit losses applied at the loan level. A variety of factors are considered to estimate the expected credit loss, including the probability of default (representing the probability the asset will default within a given time frame), the loss given default (representing the percentage of the asset that is not expected to be collected due to default), leverage ratios, interest rates, market and industry data, and forecasts that affect the collectibility of the reported amount. The estimation process also includes consideration of qualitative and quantitative risk factors associated with expected timing of payment, industry trends and current and anticipated future economic conditions. Expected credit losses are estimated over the life of the loans, adjusted for expected prepayments when appropriate. We recognized a noncash charge as an allowance for estimated future credit losses on the notes of $15.2 million for the year ended December 31, 2023, which is included as a component of interest and other expense in our consolidated statements of income. Notes receivable are presented net of an allowance for credit losses of $15.2 million as of December 31, 2024 and 2023, respectively.

Equity method investments - We have certain investments, including a 45% interest in China UnionPay Data Co., Ltd. that we account for using the equity method of accounting. Equity method investments are recognized initially at cost and subsequently adjusted for our portion of equity in earnings, cash contributions and distributions, and foreign currency translation adjustments. As of December 31, 2024 and 2023, we had total equity method investments of $987.2 million and $977.6 million, respectively, presented within other noncurrent assets in the consolidated balance sheets.

Accrued buyout liability - Certain of our Merchant Solutions salespersons in the United States are paid residual commissions based on the profitability generated by certain merchant customers. We have the right, but not the obligation, to buy out some or all of these commissions and intend to do so periodically. Such purchases of the commissions are at a fixed multiple of the last 12 months of commissions. Because of our intent and ability to execute purchases of the residual commissions, and the mutual understanding between us and our salespersons, we have accounted for this deferred compensation arrangement pursuant to the substantive nature of the plan. Therefore, we recognize a liability for the amount that we would have to pay (the "settlement cost") to buy out related commissions in their entirety from vested salespersons, and an estimated amount for unvested salespersons based on their progress towards vesting and the expected percentage that will become vested. As the liability increases over the first year of the related merchant contract, we recognize a related asset. Subsequent changes in the estimated accrued buyout liability due to merchant attrition, same-store sales growth or contraction and changes in profitability are included in selling, general and administrative expense in the consolidated statements of income. The classification of the accrued buyout liability between current and noncurrent in the consolidated balance sheet is based upon our estimate of the amount of the accrued buyout liability that we reasonably expect to pay over the next 12 months.

Income taxes - Deferred income taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax laws and rates. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

We periodically assess our tax exposures related to periods that are open to examination. Based on the latest available information, we evaluate our tax positions to determine whether the position will more likely than not be sustained upon examination by the U.S. Internal Revenue Service or other taxing authorities. If we do not reach a more-likely-than-not determination, no benefit is recognized. If we determine that the tax position is more likely than not to be sustained, we recognize the largest amount of benefit that is more likely than not to be realized when the tax position is settled. We present interest and penalties related to unrecognized income tax benefits in interest and other expense and selling, general and administrative expenses, respectively, in our consolidated statements of income. See "Note 12—Income Tax" for further information.

Derivative instruments - We may use interest rate swaps or other derivative instruments to manage a portion of our exposure to the variability in interest rates. Our objective in managing our exposure to fluctuation in interest rates is to better control this element of cost and to mitigate the earnings and cash flow volatility associated with changes in applicable rates. We have established policies and procedures that encompass risk-management philosophy and objectives, guidelines for derivative instrument usage, counterparty credit approval, and the monitoring and reporting of derivative activity. We do not use derivative instruments for speculation.

At inception, we formally designate and document instruments that qualify for hedge accounting of underlying exposures. When qualified for hedge accounting, these financial instruments are recognized at fair value in our consolidated balance sheets, and changes in fair value are recognized as a component of other comprehensive income (loss) and included in accumulated other comprehensive loss within equity in our consolidated balance sheets. Cash flows resulting from settlements are presented as a component of cash flows from operating activities within our consolidated statements of cash flows.

We formally assess, both at inception and at least quarterly, whether the financial instruments used in hedging transactions are effective at offsetting changes in cash flows of the related underlying exposure. Fluctuations in the value of these instruments generally are offset by changes in the forecasted cash flows of the underlying exposures being hedged. This offset is driven by the high degree of effectiveness between the exposure being hedged and the hedging instrument. We designated each of our active interest rate swap agreements as a cash flow hedge of interest payments on variable rate borrowings.

In addition, we designated our Euro-denominated senior notes as a hedge of our net investment in our Euro-denominated operations. The purpose of the net investment hedge is to offset the volatility of our net investment in our Euro-denominated operations due to changes in foreign currency exchange rates. The foreign currency remeasurement gains and losses associated with the Euro-denominated senior notes and our Euro-denominated operations are presented within the same components of other comprehensive income and accumulated comprehensive income.

See "Note 10—Derivatives and Hedging Instruments" for further information about our derivative instruments.

Fair value measurements - Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the reporting date. GAAP establishes a fair value hierarchy that categorizes the inputs to valuation techniques into three broad levels. Level 1 inputs utilize quoted prices in active markets for identical assets or liabilities. Level 2 inputs are based on other observable market data, such as quoted prices for similar assets and liabilities, and inputs other than quoted prices that are observable such as interest rates and yield curves. Level 3 inputs are developed from unobservable data reflecting our assumptions and include situations where there is little or no market activity for the asset or liability.

Fair value of financial instruments - The carrying amounts of cash and cash equivalents, restricted cash, receivables, settlement lines of credit, accounts payable and accrued liabilities approximate their fair value given the short-term nature of these items.

The estimated fair value of our senior notes was based on quoted market prices in an active market and is considered to be a Level 1 measurement of the valuation hierarchy. The estimated fair value of our $2.0 billion 1.500% convertible notes was based on quoted market prices in an active market and is considered to be a Level 1 measurement of the valuation hierarchy and our $1.5 billion 1.000% convertible notes was based on a lattice pricing model and is considered to be a Level 3 measurement of the valuation hierarchy. Certain of our long-term debt arrangements include variable interest rates. The fair value of long-term debt with variable interest rates was determined using Level 2 inputs, and approximated carrying amount, exclusive of debt issuance costs. The fair values of our swap agreements were determined based on the present value of the estimated future net cash flows using implied rates in the applicable yield curve as of the valuation date and classified within Level 2 of the valuation hierarchy. See "Note 9—Long-Term Debt and Lines of Credit" and "Note 10—Derivatives and Hedging Instruments" for further information.

The estimated fair value of our notes receivable was based on a discounted cash flow approach and is considered to be a Level 3 measurement of the valuation hierarchy. See "Note 3—Business Dispositions and Discontinued Operations" for further information.

We also have investments in equity instruments without readily determinable fair values. As permitted, we have elected a measurement alternative for equity instruments that do not have readily determinable fair values. Under such alternative, these instruments are measured at cost plus or minus any changes resulting from observable price changes in orderly transactions for an identical or similar investment of the same issuer less any impairments. Any resulting change in carrying amount would be reflected in net income.

Redeemable Noncontrolling Interests - Redeemable noncontrolling interests refers to noncontrolling interests that are redeemable upon the occurrence of an event that is not solely within our control and is reported in the mezzanine section between total liabilities and shareholders' equity, as temporary equity in our consolidated balance sheets. The redeemable noncontrolling interests for each subsidiary are adjusted each reporting period to the higher of: (i) the initial carrying amount, increased or decreased for the noncontrolling interest's share of comprehensive income (loss), capital contributions and distributions or (ii) the redemption price. In determining the measurement method of redemption price, we have elected to accrete changes in the redemption price over the period from the date of issuance to the earliest redemption date of the instrument using the effective interest method, applied prospectively. We have also elected to recognize the entire amount of any redemption price adjustments in net income attributable to noncontrolling interests in our consolidated statements of income. Certain of our redeemable noncontrolling interests are redeemable at fair value and are considered to be a Level 3 measurement of the valuation hierarchy. See "Note 16—Noncontrolling Interests" for further information.

Foreign currencies - We have significant operations in a number of foreign subsidiaries whose functional currency is the local currency. The assets and liabilities of subsidiaries whose functional currency is a foreign currency are translated into the reporting currency at the period-end rate of exchange. Income statement items are translated at the weighted-average rates prevailing during the period. The resulting translation adjustment is presented as a component of other comprehensive income and is included in accumulated comprehensive income within equity in our consolidated balance sheets.

Gains and losses on transactions denominated in currencies other than the functional currency are generally included in determining net income for the period. For the years ended December 31, 2024, 2023 and 2022, our transaction gains and losses were insignificant. Transaction gains and losses on intercompany balances of a long-term investment nature are presented as a component of other comprehensive income (loss) and included in accumulated comprehensive income (loss) within equity in our consolidated balance sheets. When a foreign subsidiary is disposed of in its entirety, the associated accumulated foreign currency translation gains or losses are reclassified from the separate component of equity into our consolidated statement of income.

Earnings per share - Basic earnings per share ("EPS") is computed by dividing net income attributable to Global Payments by the weighted-average number of shares outstanding during the period. Earnings available to common shareholders is the same as net income attributable to Global Payments for all periods presented.

Diluted EPS is computed by dividing net income attributable to Global Payments by the weighted-average number of shares outstanding during the period, including the effect of share-based awards, convertible notes or other potential securities that would have a dilutive effect on EPS. All stock options with an exercise price lower than the average market share price of our common stock for the period are assumed to have a dilutive effect on EPS. The dilutive share base for the years ended December 31, 2024, 2023 and 2022 excluded approximately 293,422, 191,353 and 700,119, respectively, shares related to stock options that would have an antidilutive effect on the computation of diluted earnings per share.

The effect of the potential shares needed to settle the conversion spread on our convertible notes is included in diluted EPS if the effect is dilutive. The effect depends on the market share price of our common stock at the time of conversion and would be dilutive if the average market share price of our common stock for the period exceeds the conversion price. For the years ended December 31, 2024 and 2023, the convertible notes were not included in the computation of diluted EPS as the effect would have been anti-dilutive. Furthermore, the effect of the related capped call transactions is not included in the computation of diluted EPS as it is always anti-dilutive.

The following table sets forth the computations of basic and diluted EPS for continuing and discontinued operations for all periods presented:

	Years Ended December 31,
	2024	2023	2022

	(in thousands, except per share data)

Income from continuing operations attributable to Global Payments	$1,323,711	$643,928	$(177,719)
Income from discontinued operations attributable to Global Payments	246,654	342,305	289,212
Net income attributable to Global Payments	$1,570,365	$986,233	$111,493

Basic weighted-average number of shares outstanding	254,291	261,126	275,191
Plus: Dilutive effect of stock options and other share-based awards	554	572	385
Diluted weighted-average number of shares outstanding	254,845	261,698	275,576

Basic earnings per share attributable to Global Payments:
Continuing operations	$5.21	$2.47	$(0.64)
Discontinued operations	0.97	1.31	1.05
Total basic earnings per share attributable to Global Payments	$6.18	$3.78	$0.41

Diluted earnings per share attributable to Global Payments:
Continuing operations	$5.19	$2.46	$(0.64)
Discontinued operations	0.97	1.31	1.04
Total diluted earnings per share attributable to Global Payments	$6.16	$3.77	$0.40

Repurchased shares - We account for the retirement of repurchased shares using the par value method under which the repurchase price is charged to paid-in capital up to the amount of the original issue proceeds of those shares. When the repurchase price is greater than the original issue proceeds, the excess is charged to retained earnings. We use a last-in, first-out cost flow assumption to identify the original issue proceeds of the shares repurchased. See "Note 13—Shareholders' Equity" for further information.

NOTE 2— ACQUISITIONS

EVO Payments, Inc.

In March 2023, we acquired all of the outstanding common stock of EVO Payments, Inc. (“EVO”). EVO is a payment technology and services provider, offering payment solutions to merchants ranging from small and middle market enterprises to multinational companies and organizations across the Americas and Europe. The acquisition aligns with our technology-enabled payments strategy, expands our geographic presence in attractive markets and augments our business-to-business software and payment solutions business.

Total purchase consideration was $4.3 billion, which consisted of the following (in thousands):

Cash paid to EVO shareholders (1)	$3,273,951
Cash paid for equity awards attributable to purchase consideration (2)	58,510
Value of replacement awards attributable to purchase consideration (3)	2,484
Total purchase consideration transferred to EVO shareholders	3,334,945
Repayment of EVO's unsecured revolving credit facility (including accrued interest and fees)	665,557
Payment of certain acquiree transaction costs and other liabilities on behalf of EVO (4)	269,118
Total purchase consideration	$4,269,620

(1) Holders of EVO common stock, convertible preferred stock and common units received $34 for each share of EVO common stock held at the effective time of the transaction.

(2) Pursuant to the merger agreement, we cash settled vested options and certain unvested equity awards of EVO equity award holders.

(3) Pursuant to the merger agreement, we granted equity awards for approximately 0.3 million shares of Global Payments common stock to certain EVO equity award holders. Each such replacement award is subject to the same terms and conditions (including vesting and exercisability) that applied to the corresponding EVO equity award. We apportioned the fair value of the replacement awards between purchase consideration (the portion attributable to pre-acquisition services in relation to the total vesting term of the award) and amounts to be recognized in periods following the acquisition as share-based compensation expense over the requisite service period of the replacement awards.

(4) Certain acquiree transaction costs and liabilities, including amounts outstanding under EVO’s tax receivable agreement, were required to be repaid by us upon consummation of the acquisition.

The cash portion of the purchase consideration was funded through cash on hand and borrowings under our revolving credit facility.

We accounted for the EVO acquisition as a business combination, which generally requires that we recognize the assets acquired and liabilities assumed at fair value as of the acquisition date. The final estimated acquisition-date fair values of major classes of assets acquired and liabilities assumed, including a reconciliation to the total purchase consideration, were as follows (in thousands):

Final Amounts

Cash and cash equivalents	$324,859
Accounts receivable	51,470
Settlement processing assets	134,712
Deferred income tax assets	1,734
Property and equipment	72,100
Identifiable intangible assets	1,478,995
Other assets	148,567
Accounts payable and accrued liabilities	(289,360)
Settlement lines of credit	(7,587)
Settlement processing obligations	(163,535)
Deferred income tax liabilities	(253,221)
Other liabilities	(61,207)
Total identifiable net assets	1,437,527
Redeemable noncontrolling interests	(471,119)
Goodwill	3,303,212
Total purchase consideration	$4,269,620

During the year ended December 31, 2024, we made measurement-period adjustments that increased the amount of goodwill by $19.9 million, primarily related to deferred income taxes as a result of finalizing the evaluation of the differences in the bases of assets and liabilities for financial reporting and tax purposes. The effects of the measurement-period adjustments on our consolidated statement of income for the year ended December 31, 2024 were not material.

Goodwill arising from the acquisition was included in the Merchant Solutions segment and was attributable to expected growth opportunities, potential synergies from combining the acquired business into our existing businesses and an assembled workforce. We expect that approximately $1.2 billion of the goodwill from this acquisition will be deductible for income tax purposes.

The following table reflects the estimated acquisition-date fair values of the identified intangible assets of EVO and their respective weighted-average estimated amortization periods:

	Estimated Fair Value	Weighted-Average Estimated Amortization Periods
	(in thousands)	(years)
Customer-related intangible assets	$916,000	11
Contract-based intangible assets	470,000	12
Acquired technologies	86,995	7
Trademarks and trade names	6,000	2
Total estimated identifiable intangible assets	$1,478,995	11

For the year ended December 31, 2024, and during the period from the acquisition date through December 31, 2023, the acquired operations of EVO contributed less than 10% to our consolidated revenues and operating income. The historical revenue and earnings of EVO were not material for the purpose of presenting pro forma information. In addition, transaction costs associated with this business combination were not material.

Other Acquisitions

During the years ended December 31, 2024, 2023 and 2022, we completed other acquisitions that were insignificant, individually and in the aggregate, to the consolidated financial statements. For one of the acquisitions during the year ended December 31, 2024, $47.3 million of consideration is payable in the year ending December 31, 2025 and $8.8 million is payable in the year ending December 31, 2026.

Valuation of Identified Intangible Assets

For the acquisitions discussed above, the estimated fair values of customer-related and contract-based intangible assets were generally determined using the income approach, which was based on projected cash flows discounted to their present value using discount rates that consider the timing and risk of the forecasted cash flows. The discount rates used represented a risk adjusted market participant weighted-average cost of capital, derived using customary market metrics. Acquired technologies were valued using the replacement cost method, which required us to estimate the costs to construct an asset of equivalent utility at prices available at the time of the valuation analysis, with adjustments in value for physical deterioration and functional and economic obsolescence. Trademarks and trade names were valued using the "relief-from-royalty" approach. This method assumes that trademarks and trade names have value to the extent that their owner is relieved of the obligation to pay royalties for the benefits received from them. This method required us to estimate the future revenues for the related assets, the appropriate royalty rate and the weighted-average cost of capital.

NOTE 3—BUSINESS DISPOSITIONS AND DISCONTINUED OPERATIONS

Discontinued Operations

Through our Issuer Solutions business, we provide financial institutions and retailers technologies to manage their card portfolios, reduce technical complexity and overhead and offer a seamless experience for cardholders. In addition, we provide flexible commercial payments, accounts payable and electronic payment alternative solutions that support B2B payment processes and other financial service solutions for businesses and governments, including SaaS offerings that automate key procurement processes, provide invoice capture, coding and approval, and enable virtual cards and integrated payments options across a variety of key vertical markets. We also offer complementary services including account management and servicing, fraud solution services, analytics and business intelligence, cards, statements and correspondence, customer contact services and risk management solutions.

As described in "Note 1—Basis of Presentation and Summary of Significant Accounting Policies," our Issuer Solutions business met the criteria to be classified as a held for sale disposal group and a discontinued operation.

The following table presents the major classes of line items constituting income from discontinued operations, net of tax, in our consolidated statements of income for the years ended December 31, 2024, 2023 and 2022:

	Years Ended December 31,
	2024	2023	2022

	(in thousands)

Revenues	$2,483,657	$2,401,094	$2,245,506
Operating expenses:
Cost of service	1,795,319	1,740,187	1,636,934
Selling, general and administrative	359,928	284,090	277,938
	2,155,247	2,024,277	1,914,872
Operating income	328,410	376,817	330,634
Interest and other (expense) income, net	(22,519)	(16,783)	1,717
Income from discontinued operations before income taxes and equity in income of equity method investments	305,891	360,034	332,351
Income tax expense	56,064	15,073	40,897
Income from discontinued operations before equity in income of equity method investments	249,827	344,961	291,454
Equity in income of equity method investments	319	444	510
Income from discontinued operations, net of tax	250,146	345,405	291,964
Income from discontinued operations attributable to noncontrolling interests	(3,492)	(3,100)	(2,752)
Income from discontinued operations attributable to Global Payments	$246,654	$342,305	$289,212

The following table presents the carrying amounts of the major classes of assets and liabilities of discontinued operations as of December 31, 2024 and 2023:

	December 31, 2024	December 31, 2023

	(in thousands)

Cash and cash equivalents	$181,982	$181,956
Accounts receivable, net	299,434	322,984
Prepaid expenses and other current assets	461,412	386,763
Current assets of discontinued operations	942,828	891,703

Goodwill	9,508,786	9,516,695
Other intangible assets, net	4,404,561	4,942,419
Property and equipment, net	882,784	835,050
Other noncurrent assets	641,995	637,940
Noncurrent assets of discontinued operations	15,438,126	15,932,104

Accounts payable and accrued liabilities	595,857	549,461
Current liabilities of discontinued operations	595,857	549,461

Deferred income taxes	258,764	277,796
Other noncurrent liabilities	185,700	194,304
Noncurrent liabilities of discontinued operations	444,464	472,100

Cash flows related to discontinued operations are included in our consolidated statements of cash flows for the years ended December 31, 2024, 2023 and 2022. The following table presents selected items affecting the statements of cash flows:

	Years Ended December 31,
	2024	2023	2022

	(in thousands)

Depreciation and amortization of property and equipment	$123,292	$119,873	$109,250
Amortization of acquired intangibles	535,013	527,336	515,915
Capital expenditures	179,661	130,949	157,478

During the year ended December 31, 2024, Issuer Solutions entered into agreements to acquire hardware, software and related services, of which $60.5 million was financed utilizing two to six-year vendor financing arrangements. Certain of the agreements included the purchase of assets previously leased. Additionally, during the year ended December 31, 2024, we also recognized a charge of $55.8 million for technology assets that will no longer be utilized under a revised technology architecture development strategy, which was included within selling, general and administrative expenses in the table above.

During the year ended December 31, 2023, Issuer Solutions entered into agreements to acquire hardware, software and related services, of which $182.2 million was financed utilizing two to five-year vendor financing arrangements. Certain of the agreements included the purchase of assets previously leased.

AdvancedMD, Inc. - In December 2024, we completed the sale of AdvancedMD, Inc. ("AdvancedMD") for approximately $1 billion, subject to certain closing adjustments, and up to $125 million contingent upon the purchaser achieving certain specified returns. AdvancedMD is a provider of software-as-a-service solutions to small-to-medium sized ambulatory physician practices in the United States, and was included in our Merchant Solutions segment prior to disposition. We recognized a gain on the sale of $273.1 million during the year ended December 31, 2024.

Gaming Business - In April 2023, we completed the sale of our gaming business for approximately $400 million, subject to certain closing adjustments. The gaming business was included in our Merchant Solutions segment prior to disposition, and had been presented as held for sale in our consolidated balance sheet since December 31, 2022. We recognized a gain on the sale of $106.9 million during the year ended December 31, 2023.

Consumer Business - In April 2023, we completed the sale of the consumer portion of our Netspend business for approximately $1 billion, subject to certain closing adjustments. The consumer business comprised our former Consumer Solutions segment prior to disposition, and had been presented as held for sale with certain adjustments to report the disposal group at fair value less costs to sell in our consolidated balance sheet since June 30, 2022. We recognized a loss on this business disposition in our consolidated statements of income of $243.6 million during the year ended December 31, 2023. The loss during the year ended December 31, 2023 included the effects of incremental negotiated closing adjustments, changes in the estimated fair value of the seller financing and the effects of the final tax structure of the transaction. We also recognized charges within net loss on business dispositions in our consolidated statements of income of $71.9 million during the year ended December 31, 2022 to reduce the disposal group to estimated fair value less costs to sell, which related primarily to estimated costs to sell and changes in the estimated fair value of the fixed rate seller financing commitment. As further discussed in "Note 1—Basis of Presentation and Summary of Significant Accounting Policies," we recognized a goodwill impairment charge of $833.1 million during the year ended December 31, 2022 related to our former Business and Consumer Solutions reporting unit.

Notes Receivable and Allowance for Credit Losses

In connection with the sale of our consumer business, we provided seller financing consisting of the following: (1) a first lien seven-year secured term loan facility with an aggregate principal amount of $350 million bearing interest at a fixed annual rate of 9.0%, including 3.5% payable quarterly in cash and 5.5% settled quarterly via the issuance of additional paid-in-kind ("PIK") notes with the same terms as the original notes until December 2024, after which interest will be payable quarterly in cash along with quarterly principal payments of $4.375 million with the remaining balance due at maturity; and (2) a second lien twenty-five year secured term loan facility with an aggregate principal amount of $325 million bearing interest at a fixed annual rate of 13.0% PIK due at maturity. The aggregate fair value of the first and second lien term loans upon the closing of the transaction was $653.9 million, calculated using a discounted cash flow approach. In addition, during the second quarter of 2023, we provided the purchasers a five-year $50 million secured revolving facility, bearing interest at a fixed annual rate of 9.0% payable quarterly in cash, initial drawings on which were subsequently repaid during the third quarter of 2023.

In connection with the sale of our gaming business in April 2023, we provided seller financing consisting of an unsecured promissory note due April 1, 2030 with an aggregate principal amount of $32 million bearing interest at a fixed annual rate of 11.0%.

We recognized interest income of $89.9 million on the notes during the year ended December 31, 2024 and $58.3 million during the year ended December 31, 2023, as a component of interest and other income in the consolidated statements of income. The issuance of the notes in connection with the sale transactions was a noncash investing activity in our consolidated statement of cash flows for the year ended December 31, 2023.

As of December 31, 2024 and 2023, there was an aggregate principal amount of $810.2 million and $753.5 million, respectively, outstanding on the notes, including PIK interest, and the notes are presented net of the allowance for credit losses of $15.2 million within notes receivable in our consolidated balance sheets. Principal payments due within 12 months are included in prepaid expenses and other current assets in the consolidated balance sheets. The estimated fair value of the notes receivable was $809.3 million and $735.6 million as of December 31, 2024 and 2023, respectively. The estimated fair value of notes receivable was based on a discounted cash flow approach and is considered to be a Level 3 measurement of the valuation hierarchy.

Sale of Merchant Solutions Business in Russia - We sold our Merchant Solutions business in Russia in April 2022 for cash proceeds of $9 million. During the year ended December 31, 2022, we recognized a loss of $127.2 million associated with the sale, comprised of the difference between the consideration received and the net carrying amount of the business and the reclassification of $62.9 million of associated accumulated foreign currency translation losses from the separate component of equity. The loss was presented within net loss on business dispositions in our consolidated statement of income.

NOTE 4—REVENUES

The following table presents a disaggregation of our revenues from contracts with customers by geography for our Merchant Solutions segment for the years ended December 31, 2024, 2023 and 2022. Revenues from our Consumer Solutions segment were solely affiliated with the Americas.

	Years Ended December 31,
	2024	2023	2022

	(in thousands)

Americas	$6,254,163	$5,867,308	$5,236,728
Europe	1,174,828	1,023,546	720,660
Asia Pacific	259,712	260,939	247,529
	$7,688,703	$7,151,793	$6,204,917

In our Merchant Solutions segment, we actively market and provide our payment services, software and other commerce enablement solutions directly to our customers and through a variety of distribution channels across three service lines: Point-of-Sale and Software Solutions, Integrated and Embedded Solutions and Core Payments Solutions. Our Point-of-Sale and Software Solutions business provides advanced payments technology that is integrated into point-of-sale systems and business management software solutions that we own. Our Integrated and Embedded Solutions business provides e-commerce solutions, advanced payments technology and commerce enablement solutions that is embedded into business management software solutions owned by our technology partners who operate in numerous vertical markets and countries. Our Core Payments Solutions business provides payments technology services and other commerce enablement solutions directly to customers across numerous verticals in the markets we serve through our direct sales force worldwide, as well as referral partnerships and other wholesale relationships.

The following table presents a disaggregation of our Merchant Solutions segment revenues by service line for the years ended December 31, 2024, 2023 and 2022:

	2024	2023	2022

	(in thousands)

Point-of-Sale and Software Solutions	$1,512,488	$1,395,553	$1,340,939
Integrated and Embedded Solutions	3,170,901	2,942,553	2,645,733
Core Payments Solutions	3,005,314	2,813,687	2,218,245
	$7,688,703	$7,151,793	$6,204,917

ASC 606 requires that we determine for each customer arrangement whether revenue should be recognized at a point in time or over time. For the years ended December 31, 2024, 2023 and 2022, substantially all of our revenues were recognized over time.

Supplemental balance sheet information related to contracts from customers as of December 31, 2024, 2023 and 2022 was as follows:

	Balance Sheet Location	December 31, 2024	December 31, 2023	December 31, 2022

		(in thousands)

Assets:
Capitalized costs to obtain customer contracts, net	Other noncurrent assets	$338,015	$359,760	$329,124
Capitalized costs to fulfill customer contracts, net	Other noncurrent assets	34,749	69,822	58,250

Liabilities:
Contract liabilities, net (current)	Accounts payable and accrued liabilities	197,564	183,625	174,367
Contract liabilities, net (noncurrent)	Other noncurrent liabilities	20,414	30,183	24,111

Net contract assets were not material at December 31, 2024, December 31, 2023 or December 31, 2022. Revenue recognized for the years ended December 31, 2024 and 2023 from contract liability balances at the beginning of each period was $162.7 million and $154.2 million, respectively.

ASC 606 requires disclosure of the aggregate amount of the transaction price allocated to unsatisfied performance obligations. The purpose of this disclosure is to provide additional information about the amounts and expected timing of revenue to be recognized from the remaining performance obligations in our existing contracts. The following table includes estimated revenue expected to be recognized in the future related to performance obligations that are unsatisfied or partially unsatisfied at December 31, 2024. However, as permitted, we have elected to exclude from this disclosure any contracts with an original duration of one year or less and any variable consideration that meets specified criteria. Accordingly, the total amount of unsatisfied or partially unsatisfied performance obligations related to Merchant Solutions processing services is significantly higher than the amounts disclosed in the table below (in thousands):

Year ending December 31,
2025	$337,373
2026	209,130
2027	146,233
2028	75,179
2029	37,581
2030 and thereafter	17,349
Total	$822,845

NOTE 5—PROPERTY AND EQUIPMENT

As of December 31, 2024 and 2023, property and equipment consisted of the following:

	Range of Depreciable Lives	2024	2023

	(Years)	(in thousands)

Software	5-10	$1,642,047	$1,433,237
Equipment	3-20	829,889	744,065
Leasehold improvements	5-15	88,442	94,792
Furniture and fixtures	5-10	30,983	34,535
Land		1,213	1,213
		2,592,574	2,307,842
Less accumulated depreciation and amortization		(1,588,928)	(1,346,059)
Work-in-progress		396,601	398,610
		$1,400,247	$1,360,393

NOTE 6—GOODWILL AND OTHER INTANGIBLE ASSETS

As of December 31, 2024 and 2023, goodwill and other intangible assets consisted of the following:

	2024	2023

	(in thousands)

Goodwill	$16,777,532	$17,226,828

Other intangible assets:
Customer-related intangible assets	$5,115,719	$5,410,691
Acquired technologies	1,935,461	1,889,315
Contract-based intangible assets	2,186,714	2,130,186
Trademarks and trade names	468,155	494,319
	9,706,049	9,924,511
Less accumulated amortization:
Customer-related intangible assets	2,885,615	2,647,535
Acquired technologies	1,472,833	1,373,906
Contract-based intangible assets	407,453	287,309
Trademarks and trade names	412,766	390,134
	5,178,667	4,698,884
	$4,527,382	$5,225,627

The following table sets forth the changes by reportable segment in the carrying amount of goodwill for the years ended December 31, 2024, 2023 and 2022:

	Merchant Solutions	Consumer Solutions	Total

	(in thousands)

Balance at December 31, 2021	$14,063,682	$841,578	14,905,260
Goodwill acquired	3,296	—	3,296
Effect of foreign currency translation	(66,251)	—	(66,251)
Goodwill derecognized in connection with the sale of a business (1)	(17,719)	—	(17,719)
Impairment of goodwill (2)	—	(833,075)	(833,075)
Reallocation of accumulated impairment losses due to change in reporting units (2)	—	357,933	357,933
Reclassification of goodwill to assets held for sale (3)	(163,105)	(366,436)	(529,541)
Measurement-period adjustments	(2,958)	—	(2,958)
Balance at December 31, 2022	13,816,945	—	13,816,945
Goodwill acquired (4)	3,283,285	—	3,283,285
Effect of foreign currency translation	126,835	—	126,835
Measurement-period adjustments	(237)	—	(237)
Balance at December 31, 2023	17,226,828	—	17,226,828
Goodwill acquired	193,252	—	193,252
Effect of foreign currency translation	(223,564)	—	(223,564)
Goodwill derecognized in connection with the sale of a business (5)	(438,911)	—	(438,911)
Measurement-period adjustments	19,927	—	19,927
Balance at December 31, 2024	$16,777,532	$—	$16,777,532

(1) Reflects goodwill derecognized in connection with the sale of our Merchant Solutions business in Russia. See “Note 3—Business Dispositions and Discontinued Operations” for further discussion.

(2) Reflects a goodwill impairment charge related to our former Business and Consumer Solutions reporting unit. In connection with the change in presentation of segment information during the year ended December 31, 2022, a portion of the accumulated impairment losses associated with our former Business and Consumer Solutions reporting unit was reallocated based on relative fair value to our Issuer Solutions reporting unit, which is now classified as a discontinued operation. See "Note 1—Basis of Presentation and Summary of Significant Accounting Policies" for further discussion on the goodwill impairment charge.

(3) Reflects the reclassification of goodwill in connection with the presentation of the consumer and gaming businesses as held for sale. See “Note 3—Business Dispositions and Discontinued Operations” for further discussion.

(4) Reflects goodwill acquired in connection with our EVO acquisition. See “Note 2—Acquisitions” for further discussion.

(5) Reflects goodwill derecognized in connection with the sale of our AdvancedMD business. See “Note 3—Business Dispositions and Discontinued Operations” for further discussion.

Customer-related intangible assets, acquired technologies, contract-based intangible assets, and trademarks and trade names acquired during the year ended December 31, 2024 had weighted-average amortization periods of 6.7 years, 5.0 years, 6.3 years, and 7.0 years, respectively. Customer-related intangible assets, acquired technologies, contract-based intangible assets, and trademarks and trade names acquired during the year ended December 31, 2023 had weighted-average amortization periods of 10.8 years, 6.3 years, 12.0 years, and 2.0 years, respectively. Amortization expense of acquired intangibles was $834.3 million for the year ended December 31, 2024, $791.2 million for the year ended December 31, 2023 and $747.1 million for the year ended December 31, 2022.

The estimated amortization expense of acquired intangibles as of December 31, 2024 for the next five years, calculated using the currency exchange rate at the date of acquisition, if applicable, is as follows (in thousands):

2025	$791,025
2026	694,425
2027	567,681
2028	496,020
2029	411,673

NOTE 7—LEASES

Our leases consist primarily of operating real estate leases for office space and data centers in the markets in which we conduct business. We also have operating and finance leases for computer and other equipment. Many of our leases include escalating rental payments and incentives, as well as termination and renewal options. Certain of our lease agreements provide that we pay the cost of property taxes, insurance and maintenance.

As of December 31, 2024 and 2023, right-of-use assets and lease liabilities consisted of the following:

	Balance Sheet Location	December 31, 2024	December 31, 2023

		(in thousands)

Assets:
Operating lease right-of-use assets:
Real estate	Other noncurrent assets	$240,833	$301,123
Other	Other noncurrent assets	116	302
Total operating lease right-of-use-assets		$240,949	$301,425

Finance lease right-of-use assets:
Computer equipment	Property and equipment, net	$244	$—
Other equipment	Property and equipment, net	52,365	52,471
		52,609	52,471
Less accumulated depreciation:
Computer equipment	Property and equipment, net	(87)	—
Other equipment	Property and equipment, net	(39,021)	(38,495)
Total accumulated depreciation		(39,108)	(38,495)
Total finance lease right-of-use assets		13,501	13,976
Total right-of-use assets(1)		$254,450	$315,401

Liabilities:
Operating lease liabilities (current)	Accounts payable and accrued liabilities	$58,036	$64,371
Operating lease liabilities (noncurrent)	Other noncurrent liabilities	325,585	377,688
Finance lease liabilities (current)	Current portion of long-term debt	5,953	9,416
Finance lease liabilities (noncurrent)	Long-term debt	4,968	6,210
Total lease liabilities		$394,542	$457,685

(1) As of December 31, 2024 and 2023, approximately 74% and 76%, respectively, of our right-of-use assets were located in the United States.

The weighted-average remaining lease term for operating and finance leases at December 31, 2024 was 8.2 years and 3.1 years, respectively. The weighted-average remaining lease term for operating and finance leases at December 31, 2023 was 8.8 years and 2.9 years, respectively. As of December 31, 2024, the weighted-average discount rate used in the measurement of operating and finance lease liabilities was 3.5% and 2.6%, respectively. As of December 31, 2023, the weighted-average discount rate used in the measurement of operating and finance lease liabilities was 3.7% and 3.3%, respectively.

As of December 31, 2024, maturities of lease liabilities were as follows:

	Operating Leases	Finance Leases

	(in thousands)

Year ending December 31,
2025	$71,270	$6,249
2026	68,653	2,402
2027	59,477	1,958
2028	52,050	853
2029	39,842	—
2030 and thereafter	155,554	—
Total lease payments	446,846	11,462
Imputed interest	(63,225)	(541)
Total lease liabilities	$383,621	$10,921

Operating lease costs in our consolidated statement of income for the year ended December 31, 2024 were $74.0 million, including $68.4 million in selling, general and administrative expenses and $5.6 million in cost of services. Total lease costs for the year ended December 31, 2024 include variable lease costs of $12.5 million, which are primarily comprised of the cost of property taxes, insurance and maintenance. Finance lease costs for the year ended December 31, 2024 were $8.1 million, including $7.7 million of amortization on right-of use assets and $0.4 million of interest on lease liabilities. Lease costs for leases with a term of less than 12 months were not material for the year ended December 31, 2024.

Operating lease costs in our consolidated statement of income for the year ended December 31, 2023 were $72.5 million, including $66.1 million in selling, general and administrative expenses and $6.4 million in cost of services. Total lease costs for the year ended December 31, 2023 include variable lease costs of $15.2 million, which are primarily comprised of the cost of property taxes, insurance and maintenance. Finance lease costs for the year ended December 31, 2023 were $11.2 million, including $10.5 million of amortization on right-of use assets and $0.7 million of interest on lease liabilities. Lease costs for leases with a term of less than 12 months were not material for the year ended December 31, 2023.

Operating lease costs in our consolidated statement of income for the year ended December 31, 2022 were $100.4 million, including $93.5 million in selling, general and administrative expenses and $6.9 million in cost of services. Total lease costs for the year ended December 31, 2022 include variable lease costs of $17.4 million, which are primarily comprised of the cost of property taxes, insurance and maintenance. Finance lease costs for the year ended December 31, 2022 were $12.4 million, including $11.5 million of amortization on right-of use assets and $0.9 million of interest on lease liabilities. Lease costs for leases with a term of less than 12 months were not material for the year ended December 31, 2022.

The following cash flow discussion relates to continuing and discontinued operations. Cash paid for amounts included in the measurement of operating lease liabilities for the years ended December 31, 2024, 2023 and 2022 was $93.0 million, $101.7 million and $120.7 million, respectively, which are included as a component of cash provided by operating activities in the consolidated statements of cash flows. Operating lease liabilities arising from obtaining new or modified right-of-use assets, net of reductions resulting from certain lease modifications, were $30.2 million, $31.2 million and $25.8 million for the years ended December 31, 2024, 2023 and 2022, respectively. Cash paid for amounts included in the measurement of finance lease liabilities that is included as a component of cash used in financing activities in the consolidated statements of cash flows was $16.1 million, $12.9 million and $21.2 million for the years ended December 31, 2024, 2023 and 2022, respectively. Finance lease liabilities arising from obtaining new or modified right-of-use assets, net of reductions resulting from certain lease modifications, were $9.4 million, $4.4 million and $8.2 million for the years ended December 31, 2024, 2023 and 2022, respectively.

In connection with the EVO acquisition completed during the year ended December 31, 2023, we acquired right-of-use assets and assumed lease liabilities for operating leases of $41.3 million. In connection with business dispositions completed during the year ended December 31, 2023, we disposed of right-of-use assets and lease liabilities for operating leases of $4.9 million and $4.9 million, respectively.

NOTE 8 - OTHER ASSETS

Visa Preferred Shares

Through certain of our subsidiaries in Europe, we were a member and shareholder of Visa Europe Limited ("Visa Europe"). On June 21, 2016, Visa Inc. ("Visa") acquired all of the membership interests in Visa Europe, and we received consideration in the form of cash and Series B and C convertible preferred shares of Visa. We assigned the preferred shares a value of zero based on transfer restrictions, Visa's ability to adjust the conversion rate and the estimation uncertainty associated with those factors. Based on the outcome of any current or potential litigation involving Visa Europe in the United Kingdom and elsewhere in Europe, the conversion rate of the preferred shares could be adjusted down such that the number of Visa common shares we receive could be as low as zero.

The Series B and C convertible preferred shares become convertible in stages based on developments in the litigation and become fully convertible no later than 2028 (subject to a holdback to cover any then pending claims). In July 2022, in connection with the second mandatory release assessment, a portion of the Series B and C convertible preferred shares was converted by Visa. We recognized a gain of $13.2 million reported in interest and other income in our consolidated statement of income for the year ended December 31, 2022 based on the fair value of the shares received and subsequently sold.

In July 2024, in connection with the third mandatory release assessment, a portion of the Series B and C convertible preferred shares was converted by Visa. We recognized a gain of $18.8 million reported in interest and other income in our consolidated statement of income for the year ended December 31, 2024 based on the fair value of the shares received and subsequently sold. The remaining Series B and C convertible preferred shares continue to be carried at an assigned value of zero based on the aforementioned factors.

In addition, through the acquisition of EVO in 2023, we obtained Series A and C convertible preferred shares of Visa. The Series C preferred shares are carried at an assigned value of zero based on the aforementioned factors. The Series A convertible preferred shares were not restricted and were convertible into a fixed number of Visa Class A common shares. In November 2023, the Series A convertible preferred shares were converted into a fixed number of Visa Class A common shares and sold for cash proceeds of $42.1 million. Prior to sale, the Visa Class A common shares were presented at fair value in our consolidated balance sheet with changes in fair value recognized in interest and other income in our consolidated statement of income.

NOTE 9—LONG-TERM DEBT AND LINES OF CREDIT

As of December 31, 2024 and 2023, long-term debt consisted of the following:

	December 31, 2024	December 31, 2023

	(in thousands)

Long-term Debt
1.500% senior notes due November 15, 2024	$—	$499,143
2.650% senior notes due February 15, 2025	999,791	998,172
1.200% senior notes due March 1, 2026	1,097,764	1,095,848
4.800% senior notes due April 1, 2026	764,125	775,425
2.150% senior notes due January 15, 2027	747,447	746,196
4.950% senior notes due August 15, 2027	497,425	496,444
4.450% senior notes due June 1, 2028	465,012	469,406
3.200% senior notes due August 15, 2029	1,242,715	1,241,169
5.300% senior notes due August 15, 2029	496,762	496,063
2.900% senior notes due May 15, 2030	993,708	992,537
2.900% senior notes due November 15, 2031	744,233	743,394
5.400% senior notes due August 15, 2032	743,730	742,908
4.150% senior notes due August 15, 2049	741,215	740,860
5.950% senior notes due August 15, 2052	738,975	738,576
4.875% senior notes due March 17, 2031	820,952	873,747
1.000% convertible senior notes due August 15, 2029	1,461,761	1,453,493
1.500% convertible senior notes due March 1, 2031	1,970,577	—
Revolving credit facility	1,500,000	1,570,000
Commercial paper notes	—	1,371,639
Finance lease liabilities	10,921	15,626
Other borrowings	30,312	26,615
Total long-term debt	16,067,425	16,087,261
Less current portion	1,008,750	512,580
Long-term debt, excluding current portion	$15,058,675	$15,574,681

The carrying amounts of our senior notes and convertible notes in the table above are presented net of unamortized discount and unamortized debt issuance costs, as applicable. At December 31, 2024, the unamortized discount on senior notes and convertible notes was $38.5 million, and unamortized debt issuance costs on senior notes and convertible notes were $92.8 million. At December 31, 2023, the unamortized discount on senior notes and convertible notes was $46.1 million and unamortized debt issuance costs on senior notes and convertible notes were $78.4 million. The portion of unamortized debt issuance costs related to revolving credit facilities is included in other noncurrent assets. At December 31, 2024 and 2023, unamortized debt issuance costs on the unsecured revolving credit facility were $13.4 million and $18.5 million, respectively. The amortization of debt discounts and debt issuance costs is recognized as an increase to interest expense over the terms of the respective debt instruments. Amortization of discounts and debt issuance costs was $31.5 million, $27.0 million and $20.5 million, respectively, for years ended December 31, 2024, 2023 and 2022.

At December 31, 2024, future maturities of long-term debt (excluding finance lease liabilities) are as follows by year (in thousands):

Year ending December 31,
2025	$1,003,007
2026	1,860,900
2027	2,752,462
2028	463,142
2029	3,250,130
2030 and thereafter	6,828,951
Total	$16,158,592

See "Note 7—Leases" for more information about our finance lease liabilities, including maturities.

Senior Notes

We have $11.1 billion in aggregate principal amount of senior unsecured notes outstanding, as presented in the table above, which are comprised of senior notes issued in 2023, 2022, 2021, 2020 and 2019, and senior notes assumed in our merger with Total System Services, Inc. ("TSYS") in September 2019 (the "TSYS Merger"). Interest on the senior notes is payable annually or semi-annually at various dates. Each series of the senior notes is redeemable, at our option, in whole or in part, at any time and from time to time at the redemption prices set forth in the related indenture.

On March 17, 2023, we issued €800 million aggregate principal amount of 4.875% senior unsecured notes due March 2031 and received net proceeds of €790.6 million, or $843.6 million based on the exchange rate on the issuance date. We issued the senior notes at a discount of $2.8 million, and we incurred debt issuance costs of $7.2 million, including underwriting fees, professional services fees and registration fees, which were capitalized and reflected as a reduction of the related carrying amount of the notes in our consolidated balance sheet. Interest on the senior unsecured notes is payable annually in arrears on March 17 of each year, commencing March 17, 2024. The notes are unsecured and unsubordinated indebtedness and rank equally in right of payment with all of our other outstanding unsecured and unsubordinated indebtedness. The net proceeds from the offering were used for general corporate purposes.

On August 22, 2022, we issued $2.5 billion aggregate principal amount of senior unsecured notes consisting of the following: (i) $500.0 million aggregate principal amount of 4.950% senior notes due August 2027; (ii) $500.0 million aggregate principal amount of 5.300% senior notes due August 2029; (iii) $750.0 million aggregate principal amount of 5.400% senior notes due August 2032; and (iv) $750.0 million aggregate principal amount of 5.950% senior notes due August 2052. We issued the senior notes at a total discount of $5.2 million, and we incurred debt issuance costs of $24.8 million, including underwriting fees, fees for professional services and registration fees, which were capitalized and reflected as a reduction of the related carrying amount of the notes in our consolidated balance sheet. Interest on the senior unsecured notes is payable semi-annually in arrears on February 15 and August 15 of each year, commencing February 15, 2023. The notes are unsecured and unsubordinated indebtedness and rank equally in right of payment with all of our other outstanding unsecured and unsubordinated indebtedness. The net proceeds from the offering were used to refinance the outstanding indebtedness under our credit facility, to make cash payments and pay transaction fees and expenses in connection with the acquisition of EVO and for general corporate purposes.

On November 22, 2021, we issued $2.0 billion aggregate principal amount of senior unsecured notes consisting of the following: (i) $500.0 million aggregate principal amount of 1.500% senior notes due November 2024; (ii) $750.0 million aggregate principal amount of 2.150% senior notes due January 2027; and (iii) $750.0 million aggregate principal amount of 2.900% senior notes due November 2031. We incurred debt issuance costs of approximately $14.4 million, including underwriting fees, fees for professional services and registration fees, which were capitalized and reflected as a reduction of the related carrying amount of the notes in our consolidated balance sheet. Interest on the senior unsecured notes is payable semi-annually in arrears on May 15 and November 15 for the 2024 and 2031 notes and January 15 and July 15 on the 2027 note, commencing May 15, 2022 for the 2024 note and the 2031 note and July 15, 2022 for the 2027 note. The notes are unsecured and unsubordinated indebtedness and rank equally in right of payment with all of our other outstanding unsecured and unsubordinated indebtedness. We used the net proceeds from the offering to repay the outstanding indebtedness under our prior credit facility and for general corporate purposes. In November 2024, we repaid our $500.0 million aggregate principal amount of 1.500% senior notes upon maturity.

On February 26, 2021, we issued $1.1 billion aggregate principal amount of 1.200% senior unsecured notes due March 2026. We incurred debt issuance costs of approximately $8.6 million, including underwriting fees, fees for professional services and registration fees, which were capitalized and reflected as a reduction of the related carrying amount of the notes in our consolidated balance sheet. Interest on the notes is payable semi-annually in arrears on March 1 and September 1 of each year, commencing September 1, 2021. The notes are unsecured and unsubordinated indebtedness and rank equally in right of payment with all of our other outstanding unsecured and unsubordinated indebtedness. We used the net proceeds from this offering to fund the redemption in full of the 3.800% senior unsecured notes due April 2021, to repay a portion of the outstanding indebtedness under our prior credit facility and for general corporate purposes.

We have $1.0 billion in aggregate principal amount of 2.900% senior unsecured notes due May 2030. Interest on the notes is payable semi-annually in arrears on May 15 and November 15 of each year, commencing November 15, 2020. The notes are unsecured and unsubordinated indebtedness and rank equally in right of payment with all of our other outstanding unsecured and unsubordinated indebtedness. We issued the senior notes at a total discount of $3.3 million and capitalized related debt issuance costs of $8.4 million.

We have $3.0 billion in aggregate principal amount of senior unsecured notes, consisting of the following: (i) $1.0 billion aggregate principal amount of 2.650% senior notes due 2025; (ii) $1.25 billion aggregate principal amount of 3.200% senior notes due 2029; and (iii) $750.0 million aggregate principal amount of 4.150% senior notes due 2049. Interest on the senior notes is payable semi-annually in arrears on each February 15 and August 15, beginning on February 15, 2020. Each series of the senior notes is redeemable, at our option, in whole or in part, at any time and from time to time at the redemption prices set forth in the related indenture. We issued the senior notes at a total discount of $6.1 million and capitalized related debt issuance costs of $29.6 million.

In addition, in connection with the TSYS Merger, we assumed $3.0 billion aggregate principal amount of senior unsecured notes of TSYS, consisting of the following: (i) $750.0 million aggregate principal amount of 3.800% senior notes due 2021, which were redeemed in February 2021; (ii) $550.0 million aggregate principal amount of 3.750% senior notes due 2023, which were redeemed in June 2023; (iii) $550.0 million aggregate principal amount of 4.000% senior notes due 2023, which were redeemed in June 2023; (iv) $750 million aggregate principal amount of 4.800% senior notes due 2026; and (v) $450 million aggregate principal amount of 4.450% senior notes due 2028. For the 4.800% senior notes due 2026, interest is payable semi-annually each April 1 and October 1. For the 4.450% senior notes due 2028, interest is payable semi-annually each June 1 and December 1. The difference between the acquisition-date fair value and face value of senior notes assumed in the TSYS Merger is recognized over the terms of the respective notes as a reduction of interest expense. The amortization of this fair value adjustment was $15.7 million, $15.7 million, and $27.4 million for the years ended December 31, 2024, 2023 and 2022, respectively.

Convertible Notes

1.500% Convertible Notes due March 1, 2031

On February 23, 2024, we issued $2.0 billion in aggregate principal amount of 1.500% convertible senior notes due March 2031 through a private placement. The net proceeds from this offering were approximately $1.97 billion reflecting debt issuance costs of $33.5 million, which were capitalized and reflected as a reduction of the related carrying amount of the convertible notes in our consolidated balance sheet. Interest on the convertible notes is payable semi-annually in arrears on March 1 and September 1 of each year, beginning on September 1, 2024, to the holders of record on the preceding February 15 and August 15, respectively.

Prior to December 1, 2030, the notes are convertible at the option of the holders only under certain conditions, including: (i) if the last reported sale price of our common stock has been at least 130% of the conversion price for at least 20 trading days within the last 30 consecutive trading days of the immediately preceding calendar quarter; (ii) for a five business day period following a ten-day consecutive trading period where the trading price of the notes is less than 98% of the product of the last reported sale price of our common stock and the conversion rate; (iii) if we call any or all of the notes for redemption; or (iv) upon the occurrence of certain corporate events. On or after December 1, 2030, the notes are convertible at the option of the holders at any time until the second scheduled trading day prior to the maturity date. The notes are convertible into cash and shares of our common stock based on a conversion rate of 6.371 shares of common stock per $1,000 principal amount of the convertible notes (which is equal to a conversion price of approximately $156.96 per share), subject to customary adjustments upon the occurrence of certain events. Upon conversion, the principal amount of, and interest due on, the convertible notes are required to be settled in cash and any other amounts may be settled in shares, cash or a combination of shares and cash at our election.

We may not redeem the notes prior to March 6, 2028. On or after March 6, 2028, we have the option to redeem all or any portion of the notes for cash if the last reported sale price of our common stock has been at least 130% of the conversion price for at least 20 trading days within the last 30 consecutive trading day period at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest. If certain corporate events that constitute a fundamental change (as defined in the indenture governing the notes) occur, any holder of the notes may require that we repurchase all or a portion of their notes for cash at a purchase price equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest. In addition, if certain corporate events that constitute a make-whole fundamental change (as defined in the indenture governing the notes) occur, then the conversion rate will in certain circumstances be increased. The notes include customary covenants for notes of this type, as well as customary events of default, which may result in the acceleration of the maturity of the convertible notes.

In connection with the issuance of the notes, we entered into privately negotiated capped call transactions with certain of the initial purchasers of the notes and other financial institutions to cover, subject to customary adjustments, the number of shares of common stock initially underlying the notes. The economic effect of the capped call transactions is to hedge the potential dilutive effect upon the conversion of the notes, or offset our cash obligation if the cash settlement option is elected, for amounts in excess of the principal amount of converted notes subject to a cap. The initial cap price of the capped call transactions is $228.90 per share. The capped call transactions meet the accounting criteria to be reflected in stockholders’ equity and not accounted for as derivatives. The cost of $256.3 million incurred in connection with the capped call transactions was reflected as a reduction to paid-in-capital in our consolidated balance sheet as of December 31, 2024, net of applicable income taxes.

1.000% Convertible Notes due August 15, 2029

On August 8, 2022, we issued $1.5 billion in aggregate principal amount of 1.000% convertible unsecured senior notes due August 2029 in a private placement pursuant to an investment agreement with Silver Lake Partners. The net proceeds from this offering were approximately $1.44 billion, reflecting an issuance discount of $37.5 million and $20.4 million of debt issuance costs, which were capitalized and reflected as a reduction of the related carrying amount of the convertible notes in our consolidated balance sheet. Interest on the convertible notes is payable semi-annually in arrears on February 15 and August 15 of each year, beginning on February 15, 2023, to the holders of record on the preceding February 1 and August 1, respectively.

The notes are convertible at the option of the holder at any time after the date that is 18 months after issuance (or earlier, upon the occurrence of certain corporate events) until the scheduled trading day prior to the maturity date and are presented within long-term debt in our consolidated balance sheet based on our intent and ability to refinance on a long-term basis should a conversion event occur. The notes are convertible into cash and shares of our common stock based on a conversion rate of 7.1727 shares of common stock per $1,000 principal amount of the convertible notes (which is equal to a conversion price of approximately $139.42 per share), subject to customary anti-dilution and other adjustments upon the occurrence of certain events. Upon conversion, the principal amount of, and interest due on, the convertible notes are required to be settled in cash and any other amounts may be settled in shares, cash or a combination of shares and cash at our election.

The notes are not redeemable by us. If certain corporate events that constitute a fundamental change (as defined in the indenture governing the notes) occur, any holder of the notes may require that we repurchase all or any portion of their notes for cash at a purchase price of par plus accrued and unpaid interest to, but excluding, the repurchase date. In addition, if certain corporate events that constitute a make-whole fundamental change (as defined in the indenture governing the notes) occur, then the conversion rate will in certain circumstances be increased for a specified period of time. The notes include customary covenants for notes of this type, as well as customary events of default, which may result in the acceleration of the maturity of the convertible notes.

On August 8, 2022, in connection with the issuance of the notes, we entered into privately negotiated capped call transactions with certain financial institutions to cover, subject to customary adjustments, the number of shares of common stock initially underlying the notes. The economic effect of the capped call transactions is to hedge the potential dilutive effect upon conversion of the notes, or offset our cash obligation if the cash settlement option is elected, up to a cap price determined based on a hedging period that commenced on August 9, 2022 and concluded on August 25, 2022. The capped call had an initial strike price of $140.67 per share and a cap price of $229.26 per share. The capped call transactions meet the accounting criteria to be reflected in stockholders’ equity and not accounted for as derivatives. The cost of $302.4 million incurred in connection with the capped call transactions was reflected as a reduction to paid-in-capital in our consolidated statement of changes in equity during the year ended December 31, 2022, net of applicable income taxes.

Revolving Credit Facility

On August 19, 2022, we entered into a credit agreement (the "2022 Credit Facility") with Bank of America, N.A., as administrative agent, and a syndicate of financial institutions, as lenders and other agents. The 2022 Credit Facility provides for an unsubordinated unsecured $5.75 billion revolving credit facility, with a maturity date of August 2027. We capitalized debt issuance costs of $12.3 million in connection with the issuances under the 2022 Credit Facility. Borrowings under the revolving credit facility may be repaid prior to maturity without premium or penalty, subject to payment of certain customary expenses of lenders and customary notice provisions.

Borrowings under the revolving 2022 Credit Facility are available to be made in US dollars, euros, sterling, Canadian dollars and, subject to certain conditions, certain other currencies at our option. Borrowings under the 2022 Credit Facility will bear interest, at our option, at a rate equal to (i) for SOFR based currencies or certain alternative currencies, a secured overnight financing rate (subject to a 0.00% floor) plus a 0.10% credit spread adjustment or an alternative currency term rate (subject to a 0.00% floor), as applicable, (ii) for US dollar borrowings, a base rate, (iii) for US dollar borrowings, a daily floating secured overnight financing rate (subject to a 0.00% floor on or after January 1, 2023) plus a 0.10% credit spread adjustment or (iv) for certain alternative currencies, a daily alternative currency rate (subject to a 0.00% floor), in each case, plus an applicable margin. The applicable margin for borrowings under the 2022 Credit Facility will range from 1.125% to 1.875% depending on our credit rating. In addition, we are required to pay a quarterly commitment fee with respect to the unused portion of the revolving credit facility at an applicable rate per annum ranging from 0.125% to 0.300% depending on our credit rating.

We may issue standby letters of credit of up to $250 million in the aggregate under the 2022 Credit Facility. Outstanding letters of credit under the 2022 Credit Facility reduce the amount of borrowings available to us. The amounts available to borrow under the 2022 Credit Facility are also determined by a financial leverage covenant. As of December 31, 2024, there were borrowings of $1.5 billion outstanding under the 2022 Credit Facility with an interest rate of 5.86%, and the total available commitments under the 2022 Credit Facility were $3.7 billion.

On May 15, 2025, we entered into a credit agreement with a syndicate of financial institutions as lenders and agents (the "2025 Credit Facility"). The 2025 Credit Facility provides for an unsubordinated unsecured $7.25 billion revolving credit facility, of which (a) $5.75 billion of commitments were made available on May 15, 2025 and (b) an additional $1.5 billion of commitments will be made available upon the closing of the proposed acquisition of Worldpay described in "Note 1—Basis of Presentation and Summary of Significant Accounting Policies." Commitments under the 2025 Credit Facility may be increased to an aggregate amount not to exceed $7.5 billion. The 2025 Credit Facility matures in May 2030 and provides for up to two one-year maturity extensions. Borrowings under the 2025 Credit Facility may be repaid prior to maturity without premium or penalty, subject to payment of certain customary expenses of lenders and customary notice provisions.

The 2025 Credit Facility replaced our 2022 Credit Facility. In May 2025, all borrowings outstanding under the 2022 Credit Facility were either repaid or continued under the 2025 Credit Facility pursuant to the terms of the new credit agreement. The 2022 Credit Facility was terminated in connection with the execution of the 2025 Credit Facility.

Borrowings under the 2025 Credit Facility will be available to be made in U.S. dollars, euros, sterling, Canadian dollars and, subject to certain conditions, certain other currencies at our option. Borrowings under the 2025 Credit Facility will bear interest, at our option, at a rate equal to (i) for secured overnight financing rate based currencies or certain alternative currencies, a secured overnight financing rate (subject to a 0.00% floor) or an alternative currency term rate (subject to a 0.00% floor), as applicable, (ii) for US dollar borrowings, a base rate, (iii) for US dollar borrowings, a daily floating secured overnight financing rate (subject to a 0.00% floor) or (iv) for certain alternative currencies, a daily alternative currency rate (subject to a 0.00% floor), in each case, plus an applicable margin. The applicable margin for borrowings other than base rate borrowings will range from 1.000% to 1.750% depending on our credit rating and is initially 1.375%.

We may issue standby letters of credit of up to $500 million in the aggregate under the 2025 Credit Facility. Outstanding letters of credit under the 2025 Credit Facility reduce the amount of borrowings available to us. The amounts available to borrow under the 2025 Credit Facility are also determined by a financial leverage covenant.

Commercial Paper

We have a $2.0 billion commercial paper program under which we may issue senior unsecured commercial paper notes with maturities of up to 397 days from the date of issue. Commercial paper notes are expected to be issued at a discount from par, or they may bear interest, each at commercial paper market rates dictated by market conditions at the time of their issuance. The proceeds from issuances of commercial paper notes will be used primarily for general corporate purposes but may also be used for acquisitions, to pay dividends, for debt refinancing or for other purposes.

As of December 31, 2024, we had no borrowings outstanding under our commercial paper program. The commercial program is backstopped by our revolving credit agreement, in that the amount of commercial paper notes outstanding cannot exceed the undrawn portion of our revolving credit facility. As such, we could draw on the revolving credit facility to repay commercial paper notes that cannot be rolled over or refinanced with similar debt.

Prior Credit Facility

Prior to the 2022 Credit Facility, we were party to a prior credit facility agreement with Bank of America, N.A., as administrative agent, and a syndicate of financial institutions, as lenders and other agents (as amended from time to time). The prior credit facility provided for a senior unsecured $2.0 billion term loan facility and a senior unsecured $3.0 billion revolving credit facility. In August 2022, all borrowings outstanding and other amounts due under the prior credit facility were repaid and the prior credit facility was terminated.

Bridge Facility

On August 1, 2022, in connection with our entry into the EVO merger agreement, we obtained commitments for a $4.3 billion, 364-day senior unsecured bridge facility. Upon the execution of permanent financing, including the issuance of our senior unsecured notes and entry into the revolving credit facility described above, the aggregate commitments under the bridge facility were reduced to zero and terminated.

Fair Value of Long-Term Debt

As of December 31, 2024, our senior notes had a total carrying amount of $11.1 billion and an estimated fair value of $10.5 billion. As of December 31, 2024, our 1.500% convertible senior notes due March 1, 2031 had a total carrying amount of $2.0 billion and an estimated fair value of $2.0 billion. The estimated fair value of our senior notes and 1.500% convertible senior notes were based on quoted market prices in an active market and is considered to be a Level 1 measurement of the valuation hierarchy.

As of December 31, 2024, our 1.000% convertible notes had a total carrying amount of $1.5 billion and an estimated fair value of $1.6 billion. The estimated fair value of our 1.000% convertible notes was based on a lattice pricing model and is considered to be a Level 3 measurement of the valuation hierarchy.

The fair value of other long-term debt approximated its carrying amount at December 31, 2024.

Compliance with Covenants

The convertible notes include customary covenants and events of default for convertible notes of this type. The revolving credit agreement contains customary affirmative covenants and restrictive covenants, including, among others, financial covenants based on net leverage and interest coverage ratios, and customary events of default. The required leverage ratio was increased as a result of the acquisition of EVO and will gradually step-down over eight quarters to the original required ratio of 3.75 to 1.00. As of December 31, 2024, the required leverage ratio was 4.00 to 1.00, and the required interest coverage ratio was 3.00 to 1.00. We were in compliance with all applicable covenants as of December 31, 2024.

Settlement Lines of Credit

In various markets where our Merchant Solutions segment does business, we have specialized lines of credit, which are restricted for use in funding settlement. The settlement lines of credit generally have variable interest rates, are subject to annual review and are denominated in local currency but may, in some cases, facilitate borrowings in multiple currencies. For certain of our lines of credit, the available credit is increased by the amount of cash we have on deposit in specific accounts with the lender. Accordingly, the amount of the outstanding lines of credit may exceed the stated credit limit. As of December 31, 2024, a total of $71.2 million of cash on deposit was used to determine the available credit.

As of December 31, 2024, we had $503.4 million outstanding under these lines of credit with additional capacity to fund settlement of $2,280.3 million. During the year ended December 31, 2024, the maximum and average outstanding balances under these lines of credit were $1,283.4 million and $502.7 million, respectively. The weighted-average interest rate on these borrowings was 5.24% at December 31, 2024.

Interest Expense

Interest expense was $606.6 million, $623.1 million and $435.3 million for the years ended December 31, 2024, 2023 and 2022, respectively.

Committed Bridge Financing

On April 17, 2025, in connection with our entry into the definitive agreement to acquire Worldpay, we obtained $7.7 billion in committed bridge financing, which was subsequently reduced to $6.2 billion on May 15, 2025 in connection with our entry into the 2025 Credit Facility.

NOTE 10—DERIVATIVES AND HEDGING INSTRUMENTS

Net Investment Hedge

We have designated our aggregate €800 million Euro-denominated 4.875% senior notes due March 2031 as a hedge of our net investment in our Euro-denominated operations. The purpose of the net investment hedge is to reduce the volatility of our net investment in our Euro-denominated operations due to changes in foreign currency exchange rates.

Investments in foreign operations with functional currencies other than the reporting currency are subject to foreign currency risk as the assets and liabilities of these subsidiaries are translated into the reporting currency at the period-end rate of exchange with the resulting foreign currency translation adjustment presented as a component of other comprehensive income and included in accumulated comprehensive income within equity in our consolidated balance sheets. Under net investment hedge accounting, the foreign currency remeasurement gains and losses associated with our Euro-denominated senior notes are presented within the same components of other comprehensive income and accumulated comprehensive income, partially offsetting the foreign currency translation adjustment for our foreign subsidiaries.

We recognized a gain (loss) on the net investment hedge of $28.9 million and $(27.0) million within foreign currency translation adjustments in other comprehensive income in our consolidated statements of comprehensive income during the years ended December 31, 2024 and 2023, respectively.

Interest Rate Swaps

We have interest rate swap agreements with financial institutions to hedge changes in cash flows attributable to interest rate risk on a portion of our variable-rate debt instruments. In the first quarter of 2023, we entered into new interest rate swap agreements with an aggregate notional amount of $1.5 billion to convert eligible borrowings under our revolving credit facility from a floating term Secured Overnight Financing Rate to a fixed rate. Net amounts to be received or paid under the swap agreements are reflected as adjustments to interest expense. Since we have designated the interest rate swap agreements as cash flow hedges, unrealized gains or losses resulting from adjusting the swaps to fair value are recognized as components of other comprehensive income. The fair values of our interest rate swaps are determined based on the present value of the estimated future net cash flows using implied rates in the applicable yield curve as of the valuation date. These derivative instruments are classified within Level 2 of the valuation hierarchy.
In August 2022, in connection with entry into the revolving credit agreement and repayment of amounts outstanding under our prior credit facility, we terminated and settled our interest rate swap agreements existing at that time. The termination resulted in the recognition of a net gain of $1.2 million, including the reclassification of $0.5 million of accumulated losses from the separate component of equity. The net gain was presented in interest and other expense in our consolidated statement of income for the year ended December 31, 2022.

Upon issuance of our senior unsecured notes in August 2019, we made settlement payments of $48.3 million related to the termination of forward-starting interest rate swap agreements designated as cash flow hedges, for which the effective portion of the unrealized losses on the swaps was included in other comprehensive loss. We have and will continue to reclassify the effective portion of the realized loss from accumulated other comprehensive loss into interest expense over the terms of the related senior notes.

The table below presents information about our interest rate swaps, designated as cash flow hedges, included in the consolidated balance sheets:

				Fair Values
Derivative Financial Instruments	Balance Sheet Location	Weighted-Average Fixed Rate of Interest at December 31, 2024	Range of Maturity Dates at December 31, 2024	December 31, 2024	December 31, 2023

				(in thousands)

Interest rate swaps (Notional of $1.5 billion at December 31, 2024 and December 31, 2023)	Other noncurrent liabilities	4.26%	April 17, 2027 - August 17, 2027	$7,768	$28,187

The table below presents the effects of our interest rate swaps on the consolidated statements of income and statements of comprehensive income for the years ended December 31, 2024, 2023 and 2022:

	Years Ended December 31,
	2024	2023	2022

	(in thousands)

Net unrealized gains (losses) recognized in other comprehensive loss	$34,399	$(19,683)	$12,915
Net unrealized gains (losses) reclassified out of other comprehensive loss to interest expense	$8,731	$4,609	$(21,327)

As of December 31, 2024, the amount of net unrealized losses in accumulated other comprehensive loss related to our interest rate swaps that is expected to be reclassified into interest expense during the next 12 months was $6.5 million.

In the second quarter of 2025, we entered into $1.5 billion in notional treasury lock derivative instruments to hedge interest rate risk in anticipation of our future issuance of fixed rate notes. Each of these treasury locks was designated as a cash flow hedge of a forecasted transaction, and unrealized gains or losses resulting from adjusting the treasury locks to fair value are recognized as a component of other comprehensive income (loss). The fair value of the treasury locks is determined based on the present value of the estimated future net cash flows using implied rates in the applicable yield curve as of the valuation date. These derivative instruments are classified within Level 2 of the fair value hierarchy.

NOTE 11—ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

As of December 31, 2024 and 2023, accounts payable and accrued liabilities consisted of the following:

	2024	2023

	(in thousands)

Funds held for customers	$748,181	$650,946
Trade accounts payable	249,610	206,980
Compensation and benefits	222,470	246,109
Contract liabilities	197,564	183,625
Payment network fees	221,349	244,744
Income taxes	206,917	136,395
Interest	171,220	166,039
Third-party commissions	86,955	92,827
Operating leases	58,036	64,371
Miscellaneous taxes and withholdings	57,883	53,055
Third-party processing fees	36,251	29,593
Unclaimed property	24,328	22,552
Audit and legal	15,575	16,723
Current portion of accrued buyout liability(1)	14,358	13,719
Other	315,462	255,845
	$2,626,159	$2,383,523

(1) The noncurrent portion of accrued buyout liability of $23.5 million and $69.1 million is included in other noncurrent liabilities in the consolidated balance sheets as of December 31, 2024 and 2023, respectively.

During the year ended December 31, 2024, certain actions were taken to align our workforce to our new operating model. During the year ended December 31, 2024, we recognized charges for employee termination benefits of $99.6 million, which included $19.4 million of share-based compensation expense. These charges are presented within selling, general and administrative expenses in our consolidated statements of income and included within Corporate expenses for segment reporting purposes. At December 31, 2024, accounts payable and accrued liabilities in the consolidated balance sheet included obligations totaling $6.3 million for employee termination benefits, which are expected to be paid within the next 12 months.

NOTE 12—INCOME TAX

The income tax expense for the years ended December 31, 2024, 2023 and 2022 consisted of the following:

	Years Ended December 31,
	2024	2023	2022

	(in thousands)

Current income tax expense (benefit):
Federal	$302,704	$306,351	$196,384
State	61,776	79,685	48,216
Foreign	189,403	194,333	111,814
	553,883	580,369	356,414
Deferred income tax expense (benefit):
Federal	(196,929)	(260,976)	(182,475)
State	(46,506)	(37,832)	(20,089)
Foreign	(71,379)	(87,614)	(28,053)
	(314,814)	(386,422)	(230,617)
	$239,069	$193,947	$125,797

Income tax expense allocated to noncontrolling interests was $15.4 million, $11.8 million and $9.0 million for the years ended December 31, 2024, 2023 and 2022, respectively.

The following table presents income (loss) before income taxes for the years ended December 31, 2024, 2023 and 2022:

	Years Ended December 31,
	2024	2023	2022

	(in thousands)

United States	$1,046,312	$288,093	$(447,432)
Foreign	516,584	521,820	339,403
	$1,562,896	$809,913	$(108,029)

Approximately $60.5 million of our undistributed foreign earnings are considered to be indefinitely reinvested outside the United States as of December 31, 2024. Because those earnings are considered to be indefinitely reinvested, no deferred income taxes have been provided thereon. If we were to make a distribution of any portion of those earnings in the form of dividends or otherwise, any such amounts would be subject to withholding taxes payable to various foreign jurisdictions; however, the amounts would not be subject to any additional U.S. income tax.

Our effective tax rates for the years ended December 31, 2024, 2023 and 2022 differ from the federal statutory rate for those periods as follows:

	Years Ended December 31,
	2024	2023	2022

Federal U.S. statutory rate	21.0%	21.0%	21.0%
Foreign inclusion, net of foreign tax credits	2.2	8.5	(14.0)
Foreign income taxes	1.8	2.6	(1.6)
Uncertain tax positions	0.9	0.5	(1.8)
State income taxes, net of federal income tax benefit	0.4	3.7	(15.6)
Nondeductible executive compensation	0.4	1.3	(9.8)
Share-based compensation expense	0.2	1.2	(3.1)
Net gain on dispositions and liquidations	—	6.2	(24.9)
Goodwill impairment	—	—	(161.9)
Valuation allowance	(0.3)	(0.6)	(0.3)
Foreign-derived intangible income deduction	(0.5)	(0.6)	5.4
Tax credits	(3.4)	(6.6)	29.8
Foreign interest income not subject to tax	(7.5)	(13.7)	62.1
Other	0.1	0.4	(1.7)
Effective tax rate	15.3%	23.9%	(116.4)%

Deferred income taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax laws and rates. Deferred income taxes as of December 31, 2024 and 2023 reflect the effect of temporary differences between the amounts of assets and liabilities for financial accounting and income tax purposes. As of December 31, 2024 and 2023, principal components of deferred tax items were as follows:

	2024	2023

	(in thousands)

Deferred income tax assets:
Research and development costs	$285,861	$266,975
Foreign net operating loss carryforwards	222,076	185,558
Credits	197,877	141,456
Financial instruments	110,621	91,032
Lease liabilities	69,884	89,564
Accrued expenses	48,769	53,925
Share-based compensation expense	33,683	42,367
Domestic net operating loss carryforwards	23,556	24,124
Other	98,437	70,125
	1,090,764	965,126
Valuation allowance	(241,197)	(211,049)
	849,567	754,077
Deferred tax liabilities:
Acquired intangibles	1,221,409	1,864,997
Partnership interests	646,915	239,591
Property and equipment	364,991	403,419
Right-of-use assets	42,430	59,079
Other	49,668	46,024
	2,325,413	2,613,110
Net deferred income tax liability	$1,475,846	$1,859,033

During the year ended December 31, 2024, as part of the integration of EVO into our Merchant Solutions business, certain deferred taxes, primarily those related to acquired intangibles, property and equipment and research and development costs, were reclassified into partnership interests. The net deferred income taxes reflected in our consolidated balance sheets as of December 31, 2024 and 2023 are as follows:

	2024	2023

	(in thousands)

Noncurrent deferred income tax asset	$(98,386)	$(105,276)
Noncurrent deferred income tax liability	1,574,232	1,964,309
Net deferred income tax liability	$1,475,846	$1,859,033

A valuation allowance is provided against deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Changes to our valuation allowance during the years ended December 31, 2024, 2023 and 2022 are summarized below (in thousands):

Balance at December 31, 2021	$(112,259)
Allowance for foreign net operating losses	(122)
Allowance for foreign tax credits	60
Allowance for state tax credits	2,282
Allowance for domestic net operating losses	(4)
Balance at December 31, 2022	(110,043)
Allowance for foreign net operating losses	(674)
Allowance for foreign tax credits	(101,271)
Allowance for state tax credits	3,079
Allowance for state interest limitation	(2,335)
Allowance for domestic net operating losses	195
Balance at December 31, 2023	(211,049)
Allowance for foreign net operating losses	(12,533)
Allowance for foreign tax credits	(16,975)
Allowance for state tax credits	(463)
Allowance for state interest limitation	(177)
Balance at December 31, 2024	$(241,197)

The change in the valuation allowance for the year ended December 31, 2024 is primarily related to foreign tax credits and foreign net operating loss carryforwards. The change in the valuation allowance for the year ended December 31, 2023 is primarily related to anticipatory foreign tax credits and state interest deduction carryforwards offset by recognition of state tax credit carryforwards determined more likely than not to be realized. The decrease in the valuation allowance for the year ended December 31, 2022 is primarily related to the utilization of state tax credit carryforwards.

Foreign net operating loss carryforwards of $110.6 million will expire between December 31, 2025 and December 31, 2044, if not utilized. Foreign net operating loss carryforwards of $111.5 million have indefinite carryforward periods. Domestic net operating loss carryforwards of $23.6 million and tax credit carryforwards of $100.4 million will expire between December 31, 2025 and December 31, 2044, if not utilized.

We conduct business globally and file income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. In the normal course of business, we are subject to examination by taxing authorities around the world. We are no longer subject to state income tax examinations for years ended on or before December 31, 2015, U.S. federal income tax examinations for years ended on or before December 31, 2016 and international corporation tax examinations for years ended on or before December 31, 2020.

A reconciliation of the beginning and ending amounts of unrecognized income tax benefits, excluding penalties and interest, for the years ended December 31, 2024, 2023 and 2022 is as follows:

	Years Ended December 31,
	2024	2023	2022

	(in thousands)

Balance at the beginning of the year	$43,229	$31,315	$34,905
Additions related to acquisitions	—	4,054	—
Reductions for income tax positions of prior years	(164)	(887)	(8,301)
Settlements with income tax authorities	(1,656)	(988)	(3,245)
Additions for income tax positions of prior years	9,092	1,809	911
Additions based on income tax positions related to the current year	7,801	7,926	7,045
Balance at the end of the year	$58,302	$43,229	$31,315

As of December 31, 2024, the total amount of gross unrecognized income tax benefits that, if recognized, would affect the provision for income taxes is $56.8 million.

NOTE 13—SHAREHOLDERS’ EQUITY

We repurchase our common stock mainly through open market repurchase plans and, at times, through accelerated share repurchase ("ASR") programs. Information about shares repurchased and retired was as follows for the years ended December 31, 2024, 2023 and 2022:

	Years Ended December 31,
	2024	2023	2022

	(in thousands, except per share amounts)

Number of shares repurchased and retired	12,730	4,065	23,266
Cost of shares repurchased, including commissions and applicable excise taxes	$1,565,688	$413,667	$2,929,814
Average cost per share	$123.00	$101.77	$125.93

The share repurchase activity for the year ended December 31, 2024 included the repurchase of 1,414,759 shares using a portion of the net proceeds from our offering of 1.500% convertible senior notes due March 2031 through privately negotiated transactions with purchasers of notes in the offering, or one of their respective affiliates. The purchase price per share of the common stock repurchased in such transactions equaled the closing price of the common stock on February 20, 2024, which was $130.80 per share. The share repurchase activity for the year ended December 31, 2024 also included the repurchase of 5,320,781 shares at an average price of $112.77 per share under an ASR agreement we entered into on October 30, 2024 with a financial institution to repurchase an aggregate of $600.0 million of our common stock during the ASR program purchase period. This ASR program was completed on December 20, 2024. On February 13, 2025, we entered into an ASR agreement to repurchase an aggregate $250.0 million of shares of common stock during the program purchase period, which will end prior to March 31, 2025. The total number of shares to be repurchased under the program will generally be based on the average of the daily volume-weighted average prices of our common stock during the repurchase period less a discount and subject to adjustments pursuant to the terms of the program.

On August 16, 2022, the U.S. government enacted the Inflation Reduction Act into law, which, among other things, implemented a 1% excise tax on share repurchases effective beginning January 1, 2023. During the year ended December 31, 2024 and 2023, we reflected excise taxes of $15.6 million and $3.9 million, respectively, within equity as part of the cost of common stock repurchased, net of share issuances, during the period.

On October 24, 2024, our board of directors approved an increase to our existing share repurchase program authorization, which raised the total available authorization to $2.5 billion. As of December 31, 2024, the remaining amount available under our share repurchase program was $1,850.0 million.

On January 30, 2025, our board of directors declared a cash dividend of $0.25 per share payable on March 28, 2025 to common shareholders of record as of March 14, 2025.

NOTE 14—SHARE-BASED AWARDS AND OPTIONS

We have granted nonqualified stock options, restricted stock and performance unit awards to key employees, officers and directors under a long-term incentive plan, which permits grants of equity to employees, officers, directors and consultants. A total of 14.0 million shares of our common stock has been reserved and made available for issuance pursuant to awards granted under the 2011 Amended and Restated Incentive Plan.

The following table summarizes share-based compensation expense and the related income tax benefit recognized for our share-based awards and stock options:

	Years Ended December 31,
	2024	2023	2022

	(in thousands)

Share-based compensation expense from continuing operations	$137,769	$178,138	$142,251
Share-based compensation expense from discontinued operations	26,475	30,856	21,010
Total share-based compensation expense	$164,244	$208,994	$163,261

Total income tax benefit	$35,528	$48,446	$38,059

The following discussion of our share-based compensation awards includes awards related to continuing and discontinued operations.

Restricted Stock

Restricted stock awards vest in approximately equal annual installments, generally on each of the first three or four anniversaries of the grant date or, in some cases, in one installment on the third anniversary of the grant date, in either case subject to the holder's continued service on each applicable vesting date. Restricted shares cannot be sold or transferred until they have vested. The grant date fair value of restricted stock awards, which is based on the quoted market value of our common stock on the grant date, is recognized as share-based compensation expense on a straight-line basis over the vesting period. Our restricted stock agreements provide for accelerated vesting under certain conditions.

Performance Units

Certain of our executives have been granted performance-based restricted stock units ("performance units") that, after a specified performance period, may convert on a 1-for-1 basis into shares of our common stock based upon the level of achievement of certain pre-established performance measures during the performance period and subject to the holders' continued service on the vesting date. The Compensation Committee of our board of directors ("Compensation Committee") establishes performance measures and may set a range of possible performance-based outcomes for performance units. Performance units are converted into shares of common stock only after the Compensation Committee certifies the level of achievement against the performance measures. Our performance unit agreements provide for accelerated vesting under certain conditions.

For these awards, we recognize compensation expense on a straight-line basis over the applicable performance or service period using the grant date fair value of the award and the number of shares expected to be earned according to the level of achievement of performance measures. When the estimated number of common shares expected to be earned is changed during the performance period, we make a cumulative adjustment to share-based compensation expense based on the revised estimate. The performance periods for awards granted generally range from one to three years.

The following table summarizes the changes in unvested restricted stock awards and performance units for the years ended December 31, 2024, 2023 and 2022:

	Shares	Weighted-Average Grant-Date Fair Value

	(in thousands)

Unvested at December 31, 2021	1,640	$184.90
Granted	1,496	137.51
Vested	(756)	170.79
Forfeited	(235)	164.06
Unvested at December 31, 2022	2,145	159.04
Replacement Awards	202	98.44
Granted	1,322	112.81
Vested	(1,041)	157.33
Forfeited	(147)	128.18
Unvested at December 31, 2023	2,481	131.41
Granted	1,225	128.97
Vested	(1,224)	140.79
Forfeited	(230)	119.07
Unvested at December 31, 2024	2,252	$126.07

The total fair value of restricted stock and performance units vested was $172.3 million, $163.8 million and $129.2 million for the years ended December 31, 2024, 2023 and 2022, respectively.

For restricted stock and performance units, we recognized compensation expense of $151.6 million, $186.9 million and $151.5 million for the years ended December 31, 2024, 2023 and 2022, respectively. As of December 31, 2024, there was $131.8 million of unrecognized compensation expense related to unvested restricted stock awards and performance units that we expect to recognize over a weighted-average period of 1.8 years.

Stock Options

Stock options are granted with an exercise price equal to 100% of fair market value of our common stock on the date of grant and have a term of ten years. Stock options vest in equal installments, generally on each of the first three or four anniversaries of the grant date, subject to the holder's continued service on each applicable vesting date. Our stock option agreements provide for accelerated vesting under certain conditions.

The following table summarizes changes in stock option activity for the years ended December 31, 2024, 2023 and 2022:

	Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value

	(in thousands)		(years)	(in millions)

Outstanding at December 31, 2021	1,172	$107.44	5.8	$47.4
Granted	154	136.02
Forfeited	(89)	147.65
Exercised	(98)	65.69		5.5
Outstanding at December 31, 2022	1,139	111.75	5.4	17.3
Replacement Awards	142	98.44
Granted	233	110.83
Forfeited	(297)	155.35
Exercised	(296)	89.08		9.4
Outstanding at December 31, 2023	921	99.54	5.0	32.1
Granted	168	127.99
Forfeited	(77)	150.55
Exercised	(234)	59.16		16.0
Outstanding at December 31, 2024	778	$112.91	5.5	$9.0

Options vested and exercisable at December 31, 2024	521	$110.07	4.0	$7.9

We recognized compensation expense for stock options of $7.5 million, $17.0 million and $6.4 million during the years ended December 31, 2024, 2023 and 2022, respectively. As of December 31, 2024, we had $7.4 million of unrecognized compensation expense related to unvested stock options that we expect to recognize over a weighted-average period of 1.9 years.

The weighted-average grant-date fair value of stock options granted, including replacement awards granted in connection with the EVO acquisition, during the years ended December 31, 2024, 2023 and 2022 was $53.19, $46.17 and $48.88, respectively. Fair value was estimated on the date of grant using the Black-Scholes valuation model with the following weighted-average assumptions:

	Years Ended December 31,
	2024	2023	2022

Risk-free interest rate	4.13%	3.84%	1.87%
Expected volatility	45%	45%	40%
Dividend yield	0.90%	0.81%	0.56%
Expected term (years)	5	5	5

The risk-free interest rate was based on the yield of a zero coupon U.S. Treasury security with a maturity equal to the expected life of the option from the date of the grant. Our assumption on expected volatility was based on our historical volatility. The dividend yield assumption was determined using our average stock price over the preceding year and the annualized amount of our most current quarterly dividend per share. We based our assumptions on the expected term of the options on our analysis of the historical exercise patterns of the options and our assumption on the future exercise pattern of options.

NOTE 15—SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow disclosures (inclusive of discontinued operations) for the years ended December 31, 2024, 2023 and 2022 are as follows:

	Years Ended December 31,
	2024	2023	2022

	(in thousands)

Income taxes paid, net of refunds	$523,263	$640,784	$431,148
Interest paid	$618,865	$603,486	$350,075

NOTE 16—NONCONTROLLING INTERESTS

The following table presents the reconciliation of net income attributable to noncontrolling interests to comprehensive income attributable to noncontrolling interests, including discontinued operations, for the years ended December 31, 2024, 2023 and 2022:

	Years Ended December 31,
	2024	2023	2022

	(in thousands)

Net income attributable to noncontrolling interests	$73,788	$42,590	$31,820
Foreign currency translation attributable to noncontrolling interests	(54,468)	50,397	(13,301)
Comprehensive income attributable to noncontrolling interests	$19,320	$92,987	$18,519

During the year ended December 31, 2024, we paid $108.8 million to acquire the remaining 45.23% interest for 100% ownership in one of our majority-owned subsidiaries in Europe. The transaction resulted in a reduction in equity attributable to noncontrolling interests of approximately $37.7 million and a reduction in total equity attributable to Global Payments of approximately $71.1 million. The net effects of the transaction include a reclassification of an accumulated other comprehensive gain related to foreign currency translation of $0.7 million from noncontrolling interests to equity attributable to Global Payments.

During the year ended December 31, 2023, we received $26.2 million from a noncontrolling shareholder in exchange for a 20% ownership interest in one of our majority-owned subsidiaries in Spain, which resulted in a reallocation between equity attributable to Global Payments and equity attributable to noncontrolling interests.

Redeemable Noncontrolling Interests

The portions of equity in certain of our consolidated subsidiaries that are not attributable, directly or indirectly, to us, are redeemable upon the occurrence of an event that is not solely within our control.

During the second quarter of 2024, we formed a new joint venture in Germany, of which we hold a 51% controlling interest. Under the shareholder agreement, the minority shareholder has the option to compel us to purchase their shares at fair market value upon the occurrence of a specific change in control event. As of December 31, 2024, the option is not considered probable of becoming redeemable. We also own 51% of our subsidiary in Greece and 50.1% of our subsidiary in Chile. Under the respective shareholder agreements, the minority shareholders have the option to compel us to purchase their shares at a price per share based on the fair value of the shares, or under certain circumstances for our subsidiary in Greece, at a price determined by calculations stipulated in the shareholder agreement. The options have no expiration date.

Because the exercise of each of these redemption options is not solely within our control, the redeemable noncontrolling interests are presented in the mezzanine section between total liabilities and shareholders’ equity, as temporary equity, in our consolidated balance sheets. The redeemable noncontrolling interest for each subsidiary is reflected at the higher of: (i) the initial carrying amount, increased or decreased for the noncontrolling interest's share of comprehensive income (loss), capital contributions and distributions or (ii) the redemption price.

The option held by the minority shareholder in Greece, which is redeemable at a price other than fair value, is considered probable of becoming redeemable on December 8, 2025. In determining the measurement method of redemption price, we have elected to accrete changes in the redemption price over the period from the date of issuance to the earliest redemption date of the instrument using the effective interest method, applied prospectively, which amounted to $20.0 million for the year ended December 31, 2024. We have also elected to recognize the entire amount of any redemption price adjustments in net income attributable to noncontrolling interests in our consolidated statements of income.

In addition, we own 66% of our subsidiary in Poland. The redemption option held by the minority shareholder in Poland expired on January 1, 2024, and the redeemable noncontrolling interest was reclassified to nonredeemable noncontrolling interest in the consolidated balance sheet as of January 1, 2024.

NOTE 17—ACCUMULATED OTHER COMPREHENSIVE LOSS

The changes in the accumulated balances for each component of other comprehensive income (loss) were as follows for the years ended December 31, 2024, 2023 and 2022:

	Foreign Currency Translation Gains (Losses)	Net Unrealized Gains (Losses) on Hedging Activities	Other	Accumulated Other Comprehensive Loss

	(in thousands)

Balance at December 31, 2021	$(182,949)	$(48,490)	$(2,743)	$(234,182)
Other comprehensive income (loss)	(197,635)	26,070	(222)	(171,787)
Balance at December 31, 2022	(380,584)	(22,420)	(2,965)	(405,969)
Other comprehensive income (loss)	165,044	(18,439)	439	147,044
Balance at December 31, 2023	(215,540)	(40,859)	(2,526)	(258,925)
Other comprehensive income (loss)	(374,388)	19,441	141	(354,806)
Effect of purchase of subsidiary shares from noncontrolling interest	739	—	—	739
Balance at December 31, 2024	$(589,189)	$(21,418)	$(2,385)	$(612,992)

Other comprehensive income (loss) attributable to noncontrolling interests, which relates only to foreign currency translation, was $(54.5) million, $50.4 million and $(13.3) million for the years ended December 31, 2024, 2023 and 2022, respectively.

NOTE 18—SEGMENT INFORMATION

Information About Profit and Assets

We report the results of our Issuer Solutions business as a discontinued operation and therefore, no longer present Issuer Solutions as a reportable segment. Segment information presented below is based on our Merchant Solutions reportable segment. See "Note 3—Business Dispositions and Discontinued Operations" for further discussion regarding the divestiture of our Issuer Solutions business. As described in "Note 3—Business Dispositions and Discontinued Operations," during the second quarter of 2023, we completed the sale of the consumer portion of our Netspend business, which comprised our former Consumer Solutions segment. Our former Consumer Solutions segment is presented below for periods prior to disposition.

Our Merchant Solutions payment technology is similar around the world in that we enable our customers to accept card and other digital-based payments. Through this segment, our offerings include, but are not limited to, authorization, settlement and funding services, customer support, chargeback resolution, terminal rental, sales and deployment, payment security services, consolidated billing and on-line reporting. In addition, we offer a wide array of enterprise software solutions that streamline business operations to customers in numerous vertical markets. We also provide a variety of value-added solutions and services, including specialty point-of-sale software, analytics and customer engagement, human capital management and payroll and reporting that assist our customers with driving demand and operating their businesses more efficiently.

Through our former Consumer Solutions segment, we provided general purpose reloadable prepaid debit and payroll cards, demand deposit accounts and other financial service solutions to the underbanked and other consumers and businesses in the United States.

Our segment structure reflects the financial information and reports used by our chief operating decision maker to make decisions regarding the business, including resource allocations and performance assessments. Our Chief Executive Officer is the chief operating decision maker ("CODM"). We evaluate performance and allocate resources based on the operating income of our operating segment. The CODM uses segment operating income in the annual budget and forecasting process, and considers budget-to-actual and forecast-to-actual variances on a monthly, quarterly and annual basis. The operating income of each operating segment includes the revenues of the segment less expenses that are directly related to those revenues. Operating overhead, shared costs and share-based compensation costs are included in Corporate. Impairment of goodwill and gains or losses on business dispositions are not included in determining segment operating income. Interest and other income, interest and other expense, income tax expense and equity in income of equity method investments are not allocated to the individual segments. The CODM does not evaluate the performance of or allocate resources to our operating segment using asset data. The accounting policies of the reportable operating segment are the same as those described in the Summary of Significant Accounting Policies in "Note 1—Basis of Presentation and Summary of Significant Accounting Policies."

Information on segments and reconciliations to consolidated revenues, consolidated operating expenses, consolidated operating income and consolidated depreciation and amortization were as follows:

	Years Ended December 31,
	2024	2023	2022

	(in thousands)

Revenues(1):
Merchant Solutions	$7,688,703	$7,151,793	$6,204,917
Consumer Solutions	—	182,740	620,482
Intersegment eliminations	—	(858)	3,488
Consolidated revenues	$7,688,703	$7,333,675	$6,828,887

Operating expenses(1):
Merchant Solutions:
Cost of service	$2,008,126	$1,925,880	$1,798,300
Selling, general and administrative	3,067,662	2,880,658	2,366,362
Total Merchant Solutions expenses	5,075,788	4,806,538	4,164,662

Consumer Solutions(2)	—	186,648	566,888
Corporate	880,854	865,034	752,163
Intersegment eliminations	—	(858)	3,488

Operating income (loss)(1):
Merchant Solutions	$2,612,915	$2,345,255	$2,040,255
Consumer Solutions	—	(3,908)	53,594
Corporate	(880,854)	(865,034)	(752,163)
Impairment of goodwill	—	—	(833,075)
Net gain (loss) on business dispositions	273,134	(136,744)	(199,094)
Consolidated operating income	$2,005,195	$1,339,569	$309,517

Depreciation and amortization(1):
Merchant Solutions	$1,179,845	$1,109,186	$981,297
Consumer Solutions	—	—	35,773
Corporate	24,181	20,297	20,220
Consolidated depreciation and amortization	$1,204,026	$1,129,483	$1,037,290

(1) Revenues, operating expenses, operating income and depreciation and amortization reflect the effects of acquired businesses from the respective acquisition dates and the effects of disposed businesses through the respective disposal dates. See “Note 2—Acquisitions” and “Note 3—Business Dispositions and Discontinued Operations” for further discussion.

Operating income and operating expenses included acquisition and integration expenses of $208.0 million, $332.6 million and $258.9 million for the years ended December 31, 2024, 2023 and 2022, respectively, which were primarily included within Corporate selling, general and administrative expenses. For the years ended December 31, 2024, 2023 and 2022, operating expenses for Corporate also included $13.4 million, $18.5 million and $47.1 million, respectively, of other charges related to facilities exit activities as a result of actions taken to reduce our facility footprint in certain markets around the world.

During the year ended December 31, 2024, Corporate operating expenses also reflected costs of $99.1 million associated with our business transformation initiative and charges for employee termination benefits of $99.6 million, which included $19.4 million of share-based compensation expense. These charges are presented within selling, general and administrative expenses in our consolidated statements of income.

(2) Prior to the disposition of the consumer portion of our Netspend business, the information provided to the CODM included segment revenue and operating income, but not cost of service or selling, general and administrative expense. Therefore, the segment expense detail is not provided for the Consumer Solutions business.

Entity-Wide Information

As a percentage of our total consolidated revenues, revenues from external customers in the United States were 74% for the year ended December 31, 2024, 76% for the year ended December 31, 2023, and 81% for the year ended December 31, 2022. Revenues from external customers are attributed to individual countries based on the location of the customer arrangements. Our results of operations and our financial condition are not significantly reliant upon any single customer.

Long-lived assets, excluding goodwill and other intangible assets, by location as of December 31, 2024 and 2023 were as follows:

	2024	2023

	(in thousands)

United States	$999,119	$992,684
Foreign countries	401,128	367,709
	$1,400,247	$1,360,393

NOTE 19—COMMITMENTS AND CONTINGENCIES

Purchase Obligations

We have contractual obligations related to service arrangements with suppliers for fixed or minimum amounts. Future minimum payments at December 31, 2024 for purchase obligations were as follows (in thousands):

Year ending December 31:
2025	$331,332
2026	173,575
2027	129,724
2028	116,527
2029	100,253
2030 and thereafter	115,507
Total future minimum payments	$966,918

Legal Matters

We are party to a number of claims and lawsuits incidental to our business. In our opinion, the liabilities, if any, which may ultimately result from the outcome of such matters, individually or in the aggregate, are not expected to have a material adverse effect on our financial position, liquidity, results of operations or cash flows.

Operating Taxes

We are subject to certain taxes that are not derived based on earnings (e.g., sales, gross receipts, property, value-added and other business taxes). During the course of operations, we must interpret the meaning of various operating tax regulations in the United States and in the foreign jurisdictions in which we do business. We are subject to ongoing audits in certain jurisdictions, and taxing authorities in those various jurisdictions may arrive at different interpretations of applicable tax laws and regulations which could result in the payment of additional taxes in those jurisdictions.

BIN/ICA Agreements

In certain markets, we enter into sponsorship or depository and processing agreements with banks. These agreements allow us to use the banks' identification numbers, referred to as Bank Identification Number ("BIN") for Visa transactions and an Interbank Card Association ("ICA") number for Mastercard transactions, to clear credit card transactions through Visa and Mastercard. Certain of these agreements contain financial covenants, and we were in compliance with all such covenants as of December 31, 2024.

GLOBAL PAYMENTS INC.
SCHEDULE II (1)

Valuation and Qualifying Accounts
(in thousands)

(a)	(b)	(c)	(d)	(e)
Description	Balance at Beginning of Period	Additions: Charged to Costs and Expenses (3)	Deductions: Uncollectible Accounts Write-Offs (Recoveries)	Balance at End of Period

Allowance for credit losses - accounts receivable
December 31, 2022	$15,493	$14,749	$11,004	$19,238
December 31, 2023 (4)	$19,238	$22,760	$25,220	$16,778
December 31, 2024 (5)	$16,778	$25,651	$18,180	$24,249

Allowance for credit losses - settlement assets (2)
December 31, 2022	$2,974	$12,984	$13,671	$2,287
December 31, 2023	$2,287	$19,242	$11,799	$9,730
December 31, 2024	$9,730	$22,387	$22,161	$9,956

Reserve for sales allowances
December 31, 2022	$7,484	$24,517	$24,333	$7,668
December 31, 2023	$7,668	$29,498	$28,770	$8,396
December 31, 2024	$8,396	$29,906	$28,699	$9,603

Allowance for credit and operating losses - check guarantee
December 31, 2022	$2,536	$12,291	$11,383	$3,444
December 31, 2023 (4)	$3,444	$3,074	$6,518	$—
December 31, 2024	$—	$—	$—	$—

Reserve for contract contingencies and processing errors
December 31, 2022	$1,337	$1,212	$972	$1,577
December 31, 2023	$1,577	$3,194	$3,158	$1,613
December 31, 2024	$1,613	$2,666	$2,872	$1,407

Reserve for cardholder losses
December 31, 2022	$10,058	$58,673	$58,541	$10,190
December 31, 2023 (4)	$10,190	$15,861	$26,051	$—
December 31, 2024	$—	$—	$—	$—

Deferred income tax asset valuation allowance
December 31, 2022	$112,259	$(2,216)	$—	$110,043
December 31, 2023	$110,043	$104,280	$3,274	$211,049
December 31, 2024	$211,049	$30,148	$—	$241,197

Allowance for credit losses - notes receivable
December 31, 2023	$—	$15,245	$—	$15,245
December 31, 2024	$15,245	$—	$—	$15,245

(1) This Schedule II reflects our continuing operations.

(2) Included in settlement processing obligations.

(3) In addition to amounts charged to costs and expenses, amounts in this column include additions, as applicable, resulting from business combinations.

(4) Includes certain amounts related to our consumer and gaming business disposal groups that were presented as held for sale in the consolidated balance sheet as of December 31, 2022. During the second quarter of 2023, we completed the sale of our gaming business and the consumer portion of our Netspend business. The results relating to our consumer and gaming business are included for the periods prior to disposition, and the amounts disposed of are included in the deductions column above.

(5) Includes certain amounts related to AdvancedMD, which we completed the sale of in December 2024. The results relating to AdvancedMD are included for the periods prior to disposition and the amounts disposed of are included in the deductions column above.

PART IV

ITEM 15 - EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following documents are filed as part of this Annual Report on Form 10-K:

(1) Consolidated Financial Statements

Our consolidated financial statements listed below are set forth in "Item 8 - Financial Statements and Supplementary Data" of this exhibit:

(2) Financial Statement Schedules

Page Number
Schedule II, Valuation and Qualifying Accounts	89

All other schedules to our consolidated financial statements have been omitted because they are not required under the related instruction or are inapplicable, or because we have included the required information in our consolidated financial statements or related notes.